Post-Qualification Offering Circular Amendment No. 2
File No. 024-11102

As filed with the Securities and Exchange Commission on September 1, 2021
OFFERING CIRCULAR

Jamestown Invest 1, LLC
Sponsored by
Jamestown, L.P.
Up to $46,033,490 in Common Shares

Jamestown Invest 1, LLC is a Delaware limited liability company formed to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. Our sponsor, Jamestown, L.P., or “Jamestown,” believes that our targeted properties and geographies have displayed strong performance and are expected to be well positioned to see continued healthy rent growth moving forward. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.” The use of the terms “Jamestown Invest 1”, the “Company”, the “Fund”, “we”, “us” or “our” in this offering circular refer to Jamestown Invest 1, LLC unless the context indicates otherwise.

Headquartered in Atlanta, our sponsor, Jamestown L.P., or “Jamestown,” is a design-focused real estate investment and management company with $12.4 billion of assets under management as of June 30, 2021, a track record of 35+ years, nearly 80,000 German individual, U.S., and international institutional investors, 32 realized funds, and a clear mission: to transform spaces into hubs for innovation and community. With projects ranging from small retail properties to major adaptive reuse projects, Jamestown has both the in-house experience and the external relationships in the commercial real estate world to take advantage of investment opportunities in Atlanta. In addition to having significant experience in Atlanta, many of Jamestown’s key executives and management team live in Atlanta, reside in in-town neighborhoods and have extensive market experience and relationships in Atlanta. With Jamestown Invest 1, LLC, Jamestown intends to bring its expertise, previously only available to institutional investors and German retail investors, to individual U.S. investors. Jamestown intends to provide its quality investment discipline and asset management expertise to the Fund. This offering will provide an opportunity to invest directly in the Fund without upfront fees paid by the investors. As with previous funds, Jamestown has made a co-investment to ensure that it is fully aligned with the interests of the Jamestown Invest 1, LLC investors. As of June 30, 2021, Jamestown has made co-investments totaling $2,000,000, including $865,500 in a private placement prior to the initial offering statement being declared “qualified” by the SEC.
We are externally managed by our Manager, a wholly-owned subsidiary of our sponsor. Jamestown operates an online investment portal at jamestowninvest.com that allows investors to become equity holders in real estate opportunities that may have been historically difficult to access for some investors. Through the use of the investment portal on the Jamestown website, investors can view details of an investment and sign legal documents online. We qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes commencing with our first taxable year of operations.
On November 26, 2019, we qualified up to $50,000,000 in shares of our common shares for issuance in this public offering, which represent limited liability company interests in the Company. As of June 30, 2021, we have sold 395,643 shares of our common shares in this public offering for total gross offering proceeds of approximately $3,966,510, including 113,450 shares or $1,134,500 purchased by our sponsor. Accordingly, as of June 30, 2021, the total maximum amount of shares available for issuance is $46,033,490. Also, we have sold 550,100 of our common shares at the initial per share price of $10.00 per share, including approximately 86,550 common shares purchased by our sponsor, in a private placement prior to the initial offering statement being declared “qualified” by the SEC.
The current price of our common shares is $10.35 per share. The minimum investment in our common shares for initial purchases is $2,500 in shares for individuals, $5,000 in shares for persons investing through a self-directed retirement account, and $50,000 in shares for entity investors. We expect to offer common shares until the earlier of (x) May 25, 2023, 180 days after the third anniversary of the initial qualification date or (y) the date on which we raise the maximum amount being offered, unless the offering is terminated by our Manager at an earlier time. The per share purchase price for our common shares in this offering is currently $10.35 per share, based on the greater of (i) $10.00 and (ii) our NAV per share as of June 30, 2021 of $10.35. The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date when such NAV is determined, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Solely by way of example, if an investor submits a subscription on April 2, such investor will pay the per share purchase price previously announced in January, not the per share purchase price that would be expected to be announced at a later date in April. Although we do not intend to list our common shares for trading on a stock exchange or other trading market, we intend to adopt a redemption plan designed to provide our shareholders with limited liquidity on a quarterly basis for their investment in our shares.
The Company has not registered, and does not intend to register, under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), in reliance upon the exemptions described in the “Investment Company Act Considerations” section. Investors will not have the benefits and protections arising out of registration under the Investment Company Act.
We intend to continue to distribute our shares primarily through an investment portal on the Jamestown website (though we may distribute our shares through other online portals as deemed appropriate by our Manager). North Capital Private Securities will serve as our broker-dealer and will provide escrow services.

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Investing in our common shares is speculative and involves substantial risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 14 to read more about the significant risks you should consider before buying our common shares. These risks include the following:
•We depend on our Manager to select our investments and conduct our operations. We will pay fees and expenses to our Manager and its affiliates that were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase your risk of loss.
•We have a limited operating history. The prior performance of our sponsor and its affiliated entities may not predict our future results. Therefore, there is no assurance that we will achieve our investment objectives.
•This is a “blind pool” offering because we have not identified a significant number of investments to acquire with the net proceeds of this offering. You will not be able to evaluate a significant number of our investments prior to purchasing shares.
•Our Manager’s executive officers and key real estate professionals are also officers, directors, managers and/or key professionals of our sponsor and its affiliates. As a result, they will face conflicts of interest, including time constraints, allocation of investment opportunities and significant conflicts created by our Manager’s compensation arrangements with us and other affiliates of our sponsor.
•Our sponsor may sponsor other companies or funds that compete with us, and our sponsor does not have an exclusive management arrangement with us. However, our sponsor has adopted a policy for allocating investments between different companies with similar investment strategies that it sponsors.
•This offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act of 1933, as amended, or the Securities Act. The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested as compared to traditional registered securities offerings.
•If we raise substantially less than the maximum offering amount, we may not be able to acquire a diverse portfolio of investments and the value of your shares may vary more widely with the performance of specific assets.
•We may change our investment guidelines without shareholder consent, which could result in investments that are different from those described in this offering circular.
•Our distributions are dependent on cash flow from operations and we may not declare distributions in the future. On March 31, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021. Subsequently, on June 30, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on June 30, 2021. We originally anticipated distributions would commence in the first half of 2022. We declared our first and second dividend sooner based on leasing at Southern Dairies, which increased its cash flow from operations. While our goal is to pay distributions from our cash flow from operations, we may use other sources to fund distributions, including offering proceeds, borrowings or sales of assets. We have not established a limit on the amount of proceeds from our public offering we may use to fund distributions. If we pay distributions from sources other than our cash flow from operations, we will have fewer funds available for investments and your overall return may be reduced. In any event, we intend to make annual distributions as required to comply with the REIT distribution requirements and avoid U.S. federal income and excise taxes on retained income.
•We will calculate our NAV on a quarterly basis using valuation methodologies that involve subjective judgments and estimates. As a result, our NAV may not accurately reflect the actual prices at which our commercial real estate assets and investments, including related liabilities, could be liquidated on any given day.
•Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading. No public market currently exists for our shares.
•Other funds sponsored by Jamestown have the first right to invest in any investment opportunity. We will invest in opportunities that such funds have chosen not to pursue.
•If we fail to continue to qualify as a REIT for U.S. federal income tax purposes and no relief provisions apply, we will be subject to entity-level U.S. federal income tax and, as a result, our cash available for distribution to our shareholders and the value of our shares could materially decrease.

•Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level will be in a particular building or that any tenant will remain solvent. We also cannot predict the future value of our properties. Accordingly, we cannot guarantee that you will receive cash distributions or appreciation of your investment or that you we will receive your initial investment back.
•Disruptions in economic activity, a decline in commercial activity and decreased consumer activity arising out of the COVID-19 pandemic has and may continue to adversely affect our financial condition and results of operations.
•The outbreak of COVID-19 and the economic impact arising from the virus and the actions taken to mitigate its spread have and may continue to impact the value of our assets, and there can be no assurance that the NAV will be accurate on any given date.
•Our intended investments in commercial real estate in Atlanta (though we may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents), will be subject to risks relating to real estate investments generally. These investments are only suitable for sophisticated investors with a high-risk investment profile.
•Investing in a limited number of regions carries the risks associated with significant geographical concentration. Geographic concentration of properties exposes our projects to adverse conditions in the areas where the properties are located, including general economic downturns and natural disasters occurring in such markets. Such major, localized events in areas where our properties are located could adversely affect our business and revenues, which would adversely affect our results of operations and financial condition.
The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission, and the Commission has not made an independent determination that the securities offered are exempt from registration.
The use of projections or forecasts in this offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our common shares.

	Sales through NCPS (3)
	Per Share	Total Maximum (2)
Public Offering Price (1)	$10.00	$46,033,490
Placement Agent Commissions (3)	0.60%	$300,000
Proceeds to Us from this Offering to the Public (4)	$10.00	$46,033,490

(1)As of June 30, 2021, the current price per share is $10.35. The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Investors will pay the most recent publicly announced purchase price as of the date of their subscription.
(2)This is a “best efforts” offering. Subscription proceeds from this offering will be placed into an escrow account with our broker-dealer and will be released to us upon a closing. Closings will be held at our Manager’s discretion, but will be held at least once a month as long as there have been any subscription proceeds deposited into the escrow account during this offering. Investors will become shareholders with respect to the subscription proceeds held in the escrow account after our Manager holds a closing. If our offering is terminated before a closing is held and there are subscription proceeds in the escrow account, such proceeds will be refunded to investors. See “How to Subscribe”.
(3)Investors will not pay upfront selling commissions in connection with the purchase of our common shares. Therefore, the “Proceeds to Us from this Offering to the Public” will not be reduced by any Placement Agent Commissions. North Capital Private Securities, our broker-dealer, will be paid a fee for their services, including the solicitation of investors. For common shares sold by, and trades executed by, North Capital Private Securities (“NCPS”), our Manager shall pay NCPS a commission equal to 0.60% of the proceeds from the sale of such common shares, except as noted below. This commission will be paid by our Manager and will not be charged separately to our investors. See “Plan of Distribution” for further information and details regarding compensation payable to placement agents in connection with this Offering. See “Management Compensation” for a description of additional fees and expenses that we will pay our Manager.
(4)On November 26, 2019, we qualified up to $50,000,000 in shares of our common shares for issuance in this public offering, which represent limited liability company interest in the Company. As of June 30, 2021, we have sold 395,643 shares of our common shares in this public offering for total gross offering proceeds of approximately $3,966,510, including 113,450 shares or $1,134,500 purchased by our sponsor. Accordingly, as of June 30, 2021, the total maximum amount of shares available for issuance is $46,033,490. Also, we have sold 550,100 or $5,501,000 of our common shares at the initial per share price of $10.00 per share, including approximately 86,550 common shares or $865,500 purchased by our sponsor, in a private placement prior to this offering statement be declared “qualified” by the SEC. As such, including what we have sold to-date in this public offering and the private placement totaling $9,467,510, plus the remaining maximum shares available for issuance of $46,033,490, the total estimated amount of proceeds available to us may be $55,501,000.
We will offer our common shares on a best efforts basis primarily through the online investment portal on the Jamestown website (though we may distribute our shares through other online portals as deemed appropriate by our Manager). Other offerings of our common shares may be made pursuant to exemptions under the Securities Act other than Regulation A. Also, we have sold 550,100 of our common shares at the initial per share price of $10.00 per share in a private placement prior to this offering statement being declared “qualified” by the SEC.
Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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This Offering Circular follows the Form S-11 disclosure format.
The date of this amended offering circular is September 1, 2021.

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR
Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.
This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we make material investments, update our quarterly NAV, or have other material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular may be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement, which will take precedence over this offering circular. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.
The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the investment portal on the Jamestown website, jamestowninvest.com. The contents of the investment portal on the Jamestown website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.
Our sponsor and those selling shares on our behalf in this offering will be permitted to make a determination that the purchasers of shares in this offering are “qualified purchasers” in reliance on the information and representations provided by the shareholder regarding the shareholder’s financial situation. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

STATE LAW EXEMPTION AND PURCHASE RESTRICTIONS
Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.
To determine whether a potential investor is an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person; or
2.earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.
If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details.
For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D. In particular, net worth in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles.

QUESTIONS AND ANSWERS ABOUT THIS OFFERING
    The following questions and answers about this offering highlight material information regarding us and this offering that is not otherwise addressed in the “Offering Summary" section of this offering circular. You should read this entire offering circular, including the section entitled “Risk Factors,” before deciding to purchase our common shares.
Q:    What is Jamestown Invest 1, LLC?
A:    Jamestown Invest 1, LLC is a Delaware limited liability company formed on August 3, 2018 to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. Our sponsor, Jamestown, L.P., or “Jamestown,” believes that our targeted properties and geographies have displayed strong performance and are expected to be well positioned to see continued healthy rent growth moving forward. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest - Affiliate Investments.” The use of the terms “Jamestown Invest 1”, the “Company”, the “Fund”, “we”, “us” or “our” in this offering circular refer to Jamestown Invest 1, LLC unless the context indicates otherwise.
Q:    Who is Jamestown?
A:    Our sponsor, Jamestown was established in 1983. Headquartered in Atlanta, Jamestown is a design-focused real estate investment and management company with $12.4 billion of assets under management as of June 30, 2021, a track record of 35+ years, nearly 80,000 German individual, U.S., and international institutional investors, 32 realized funds, and a clear mission: to transform spaces into hubs for innovation and community. Jamestown’s capabilities include but are not limited to: acquisitions and capital markets, asset management, retail leasing, design, marketing, construction and project management, property management, legal and risk management, accounting and tax, sustainability, fundraising, and portfolio management. Jamestown has U.S. offices in New York, NY, Boston, MA, Los Angeles, CA, and San Francisco, CA, along with affiliate offices in Bogotà, Colombia, Amsterdam, Netherlands, London, England, and Madrid, Spain. Jamestown’s sister company, Jamestown US-Immobilien GmbH, located in Cologne, Germany, sponsors the Jamestown German Retail funds, which are offered and sold to individuals who are not US persons and are predominantly residents of Germany. Jamestown US-Immobilien GmbH’s two core functions include portfolio management and risk management, in addition to investor relations and solicitation.
    Jamestown operates an online investment platform through jamestowninvest.com.
Q:    Who will choose which investments you make?
A:    We are externally managed by Jamestown Invest Manager, L.P., or our “Manager,” which is a wholly owned subsidiary of our sponsor, Jamestown. Our Manager, together with our Investment Committee, will make all of our investment decisions.
Q:    What is the investment portal on the Jamestown website?
A:    The Jamestown website hosts an online investment platform for commercial real estate. The portal is operated by Jamestown and runs on a white label platform owned by a third-party. The investment portal on the Jamestown website gives investors in us the ability to:
•access commercial real estate investment opportunities provided by Jamestown;
•invest completely online, through digital legal documentation, funds transfer, and ownership recordation; and
•manage and monitor investments easily through the online platform and periodic financial reporting, while receiving automated distributions and/or interest payments.
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Q:    What is a real estate investment trust, or REIT?
A:    In general, a REIT is an entity that:
•combines the capital of many investors to acquire a portfolio of real estate investments under professional management;
•is able to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended, the Code, for U.S. federal income tax purposes and is therefore generally entitled to a deduction for the dividends it pays and not subject to U.S. federal corporate income taxes on its taxable net income that is distributed to its shareholders. This treatment substantially eliminates the “double taxation” (i.e., taxation at both the corporate and shareholder levels) that generally results from investments in a corporation; and
•generally pays distributions to investors of at least 90% of its annual ordinary taxable income.
    In this offering circular, we refer to an entity that qualifies to be taxed as a real estate investment trust for U.S. federal income tax purposes as a REIT. We believe we have qualified as a REIT for U.S. federal income tax purposes commencing with our first taxable year of operations.
Q:    What competitive advantages do we achieve through our relationship with our sponsor?
A:    Our Manager will utilize the personnel and resources of our sponsor to select our investments and manage our day-to-day operations. Our sponsor’s corporate, investment and operating platforms are well established, which we believe will allow us to realize economies of scale and other benefits including the following:
•Track Record - Across Jamestown’s 32 realized real estate funds, the aggregate cash distributed from each fund exceeded the original aggregate capital contributed to each fund. This prior performance is not a guarantee of future results.
•Vertically-Integrated Operating Platform - The multidisciplined in-house team of over 230 professionals in acquisitions and capital markets, asset management, retail leasing, design, marketing, construction and project management, property management, legal and risk management, accounting and tax, sustainability, fundraising, and portfolio management collaborates from acquisition through disposition to maximize opportunities and minimize risks.
•Proactive Management - Jamestown believes that experienced, hands-on asset management provides for better quality of service. Through focused on-site operations, Jamestown remains in close contact with its tenants which allows for proactive identification and resolution of tenant concerns, resulting in greater tenant satisfaction.
•Distinguished Reputation - Jamestown’s cultivation of longstanding relationships and partnerships with key industry leaders, along with its reputation for moving quickly to execute transactions, generates a significant number of off-market investment opportunities, as evidenced by the direct sourcing of nearly half of Jamestown’s core and core-plus fund investments through non-competitive channels.
•Sources of Capital - Jamestown’s experience with previous funds has shown that there are often unexpected opportunities to increase project cash flow, but that additional capital, sometimes in significant amounts, is necessary. For subsequent value creation and other liquidity needs, the use of additional capital could make sense. Therefore, Jamestown may provide us with access to additional capital in the future. This additional capital could take the form of equity, debt, or a combination of the two, in one or more transactions. Jamestown may, but is not obligated to, provide equity capital in a total amount of up to $20,000,000 in one or more transaction, with the price per common share equal to the then current public offering price per share. To date, Jamestown has invested $2,000,000 at a price per share of $10.00. Shares purchased by Jamestown or its affiliates will be for investment purposes only and not for resale. Loans provided to us by Jamestown would each have a term of zero to seven years, non-amortizing and bear interest equal to the then-current “prime rate,” as published in The Wall Street Journal.

Q:    Why should I invest with a company that is primarily focused on real estate projects in the Fund’s target geographies?
A:    Jamestown has historically been focused on major MSAs, including Atlanta where the company is headquartered. Atlanta has seen continued growth in the last five years, including the addition of more than 785,000 residents over the past decade ending December 31, 2020, surpassing a population of 6 million. This continued growth, alongside a number of major corporations that have long been headquartered in Atlanta, means there is potential for real estate values to continue to rise with the increased demand within the city. Jamestown believes real estate buoyed by the physically constrained and growing markets of major MSAs with populations equal to or greater than 500,000 residents can produce predictable and growing income with the potential for improvements to enhance both the stable income from the property and increase the overall value of the asset.
    We believe our focus on real estate in the Atlanta, Georgia MSA (though we may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina can provide you with:
•the opportunity for capital appreciation;
•the opportunity for a reasonably predictable and stable level of current income from the investment; and
•diversification of your portfolio, by investing in an asset class that historically has not been correlated with the stock market.
Q:    What kind of offering is this?
A:    We are primarily offering through Jamestown’s online investment platform, jamestowninvest.com, a maximum of $50,000,000, or $46,033,490 remaining maximum as of June 30, 2021, in our common shares to the public on a “best efforts” basis.
    This offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may happen sporadically over the term of the offering. Further, the acceptance of subscriptions, whether via the investment portal on the Jamestown website or otherwise, may be briefly paused at times to allow us to effectively and accurately process and settle subscriptions that have been received.
    Other offerings of our common shares may be made pursuant to exemptions under the Securities Act other than Regulation A. Also, we have sold 550,100 of our common shares at the initial per share price of $10.00 per share, including the approximately 86,550 common shares purchased by our sponsor, in a private placement prior to this offering statement being declared “qualified” by the SEC. As of June 30, 2021, we have sold 395,643 common shares in this public offering totaling $3,966,510, including 113,450 shares or $1,134,500 purchased by our sponsor (excluding shares purchased in a private placement).
Q:    How is an investment in your common shares different from investing in shares of a listed REIT?
A:    The fundamental difference between our common shares and a listed REIT is the daily liquidity available with a listed REIT. Although we intend to adopt a redemption plan that may allow investors to redeem shares on a quarterly basis, for investors with a short-term investment horizon, a listed REIT may be a better alternative than investing in our common shares. However, we believe our common shares are an alternative way for investors to deploy capital into one or more real estate assets, with a lower correlation to the general stock market than listed REITs.
    While listed REITs are subject to more demanding public disclosure and corporate governance requirements than we are, we still are subject to the scaled reporting requirements of Regulation A.
Q:    How is an investment in your common shares different from investing in shares of a traditional non-exchange traded REIT?
A:    We do not charge any upfront fees, saving investors formation expenses as compared to a traditional non-exchange traded REIT. Traditional non-exchange traded REITs use a highly manpower-intensive method with hundreds to thousands of sales brokers calling on investors to sell their offerings. Our sponsor is primarily using a lower-cost digital platform to conduct this offering, thus reducing the financial burdens to us of offering our common shares. We are one of the few investment opportunities offered online that is sponsored by an institutional real estate investment manager.

Q:    How do I buy shares?
A:    You may purchase our common shares in this offering by creating a new account, or logging into your existing account, at the investment portal on the Jamestown website. You will need to fill out a subscription agreement like the one attached as Exhibit 4.1 to the offering statement for a certain investment amount and pay for the shares at the time you subscribe.
Q:    What is the purchase price for your common shares?
A:    Our current offering price is $10.35 per share. The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date when such NAV is determined, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Solely by way of example, if an investor submits a subscription on April 2, such investor will pay the per share purchase price previously announced in January, not the per share purchase price that would be expected to be announced at a later date in April. Our website, jamestowninvest.com, will identify the current NAV per share. If our Manager learns of a material event that occurs in between quarterly updates of NAV that could cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the event and the updated NAV in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website. Any such adjustments to our NAV will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time. See “Description of Our Common Shares - Quarterly Share Price Adjustments” for more details.
Q:    How will your NAV be calculated?
A:    Our NAV will be calculated at the end of each fiscal quarter by our internal process that reflects several components, including (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, and (b) in certain instances reports of the underlying real estate provided by a valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) other assets and liabilities valued at book value, (4) accruals of our periodic distributions and (5) estimated accruals of our operating revenues and expenses (including the projected Participation Allocation). In instances where our Manager determines that an appraisal of the real estate asset is necessary, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our valuation expert. The valuation expert will not be responsible for, or prepare, our quarterly NAV. The final determination of our quarterly NAV will be made by our Manager. See “Description of our Common Shares - Valuation Policies” for more details about our NAV and how it will be calculated.
Q:    How exact will the calculation of the quarterly NAV per share be?
A:    Our goal is to provide a reasonable estimate of the market value of our common shares as of the end of each fiscal quarter. Our internal valuation of our real estate assets is subject to a number of judgments and assumptions that may not prove to be accurate. The use of different judgments or assumptions would likely result in different estimates of the value of our real estate assets. Moreover, although we evaluate and provide our NAV per share on a quarterly basis, our NAV per share may fluctuate daily, so that the NAV per share in effect for any fiscal quarter may not reflect the precise amount that might be paid for your shares in a market transaction. Further, our published NAV per share may not fully reflect certain material events to the extent that they are not known or their financial impact on our portfolio is not immediately quantifiable. Any resulting potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. See “Description of our Common Shares - Valuation Policies.”

Q:    What is your contemplated ownership structure?
A:    We are a Delaware limited liability company wholly owned by our investors. Jamestown Invest Manager, L.P., a wholly owned subsidiary of Jamestown, is our Manager. We wholly own Jamestown Invest 1 OP, L.P. (the “Operating Partnership”), through which we will acquire and hold our assets.
Jamestown Invest 1, LLC Entity Organizational Chart
See “Conflicts of Interest” for additional descriptions of potential conflicts associated with the Fund structure.

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Q:    Will I have the opportunity to redeem my common shares?
A:    While you should view this investment as long-term, we have adopted a redemption plan whereby, on a quarterly basis, an investor may obtain liquidity. The Manager has designed our redemption plan with a view towards providing investors with an initial period in which to decide whether a long-term investment in the Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by the Company, the Manager believes it is best to provide the opportunity for quarterly liquidity in the event shareholders need it in the form of a discounted redemption price prior to year six. Any economic benefit resulting from the discounted redemption price will benefit us and will indirectly accrue to shareholders who have not requested redemption and to the Manager.
    Pursuant to our redemption plan, shareholders may request that we redeem not less than 25% of their shares. The redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the nature of the real estate assets held by us.
    For the first eighty-nine (89) days following the purchase of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less the aggregate sum of distributions paid and declared but unpaid with respect to such shares, rounded down to the nearest cent. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.
    Beginning on the ninetieth (90th) day following the purchase of the common shares subject to the redemption request (the “Post-Introductory Period”), the per share redemption price will be calculated based on a declining discount to the NAV per share in effect at the time the redemption request is made without any reduction for distributions paid or declared and rounded down to the nearest cent.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of NAV per share) Before Deduction of any Participation Allocation and Third- Party Costs (1)
Less than 90 days (Introductory Period)	100.0%(2) (3)
90 days until 3 years	97.0% (4)
3 years to 4 years	98.0% (5)
4 years to 5 years	99.0% (6)
More than 5 years	100.0% (7)

(1)The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the NAV per share in effect at the time of the redemption request.
(5)For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the NAV per share in effect at the time of the redemption request.
(6)For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the NAV per share in effect at the time of the redemption request.
(7)For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the NAV per share in effect at the time of the redemption request.

    Proceeds to investors from any redemption will be further reduced by the Participation Allocation payable to the Manager in connection with such redemption, except that there is no Participation Allocation payable for redemptions made during the Introductory Period. (see “Management Compensation” for more details on the Participation Allocation). The effect of the participation allocation for shareholders will be to generally reduce appreciation on investments by 20%. If our NAV, without reduction for the accrued Participation Allocation, as of the date the redemption is paid, increased by capital distributions and dividends paid or accrued, is $10 or less a share, no Participation Allocation will be deducted from the redemption price. Additionally, a shareholder requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges. See “Description of Our Common Shares—Quarterly Redemption Plan” for more details. Any applicable bank transfer or wire fees incurred as a result of the redemption will be calculated on a transaction by transaction basis. The redeeming investor will be informed of the third-party costs prior to the redemption being effected, which will be the third-party costs generated as a result of the redemption. We will not waive any third-party costs for any redeeming investor.
    The following example illustrates how we would calculate our Manager’s Participation Allocation for a redemption for a single share prior to any deductions for third-party costs after the Introductory Period based on the assumptions set forth in rows A through E of the table below. Actual results may differ materially from the following example.
A.NAV (without reduction for any accrued Participation Allocation) as of the redemption date: $14.60
B.Aggregate capital distributions and dividends paid or accrued: $4.40
C.Aggregate value is equal to the total amount of (A) increased by (B): $19.00
D.The initial purchase price: $10.00
E.Appreciation is equal to the total amount of (C) less (D): $9.00
F.Participation Allocation is equal to 20% of (E): $1.80
Q:    Will there be any limits on my ability to redeem my shares?
A:    During each 12-month period, we will honor redemption requests for up to a total of 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. We will not honor redemption requests during such 12-month period if it would cause us to redeem more than 5.0% of our outstanding common shares as of the beginning of such 12-month period. In accordance with the SEC’s current guidance on redemption plans contained in T-REIT Inc. (June 4, 2001) and Wells Real Estate Investment Trust II, Inc. (Dec. 3, 2003), we are prohibited from redeeming more than 5.0% of the number of our common shares outstanding at the beginning of each 12-month period. Accordingly, we presently intend to limit the number of shares to be redeemed during any calendar quarter to 1.25% of the common shares outstanding, with any excess capacity carried over to later calendar quarters in that 12-month period.
    For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis-meaning those common shares that have been continuously held for the shortest amount of time will be redeemed first. We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that, if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”.
    Notwithstanding anything contained herein to the contrary, with the exception of honoring redemption requests up to the previously described limitation, we are not obligated to redeem common shares under the redemption plan.
    Further, our Manager may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice for any reason, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, to disclose such amendment, suspension, or termination. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT. See “Description of Our Common Shares - Quarterly Redemption Plan” for more details.

Q:    Will I be charged upfront selling commissions?
A:    No. Investors will not pay upfront selling commissions as part of the price per common share purchased in this offering. Additionally, there is no dealer manager fee or other service-related fee paid by investors in connection with the offering and sale of our common shares through an investment portal on the Jamestown website. North Capital Private Securities, our broker-dealer, will be paid a fee for their services, including the solicitation of investors. For Common Shares sold by, and trades executed by, North Capital Private Securities (“NCPS”), our Manager shall pay NCPS a commission equal to 0.60% of the proceeds from the sale of such Common Shares. This commission will be paid by our Manager and will not be charged separately to our investors. See “Plan of Distribution” for further information and details regarding compensation payable to placement agents in connection with this Offering.
Q:    Who will pay our administration, organization and offering costs?
A:    Our Manager or its affiliates will pay all costs incurred in connection with our administration, organization and the offering of our shares. See “Estimated Use of Proceeds” for more information about the types of costs that may be incurred, including those expenses described in the next paragraph. We will pay our Manager a quarterly Fund Administration Fee equal to 0.60% per annum, which, beginning on April 1, 2020, is based on our NAV at the end of the prior quarter, in part to pay our Manager for certain administration costs.
Q:    What fees and expenses will you pay to our Manager or any of its affiliates?
A:    We will pay our Manager a quarterly asset management fee at an annualized rate of 1.25%, which, beginning on April 1, 2020, will be based on our NAV at the end of each prior quarter. See “Management Compensation” for the additional fees we will pay our Manager and its affiliates for our operation.
    We will also pay our Manager and its affiliates for certain operating expenses. See “Management Compensation” for more details regarding the expenses that will be paid to our Manager and its affiliates. Additionally, we will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. In addition, we will reimburse our Manager and its affiliates for expenses incurred in the performance of certain services for us. Furthermore, we will not, directly or indirectly, reimburse our Manager or any of its affiliates for any fees paid to North Capital Private Securities.
    The payment by us of fees and expenses will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates.
Our Manager, as the recipient of these fees determined that it was in the best interest of the Fund’s shareholders to refund such 2020 calendar year fees totaling $142,149, which had a favorable impact on Q4 2020 NAV per share.
Q:    What is your intended leverage policy?
A:    We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. Our target leverage at stabilization is 60% at the fund level and may be up to 70% on an individual investment calculated as a percentage of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We seek to secure conservatively structured leverage that is long term and non-recourse to the extent obtainable on a cost-effective basis. Our Manager may from time to time modify our leverage policy in its discretion. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s Investment Committee (see “Management - Investment Committee of our Manager” for additional detail on our Investment Committee).
Q:    How often will I receive distributions?
A:    While our goal is to pay distributions from our cash flow from operations, we may use other sources to fund distributions. Until the proceeds from our public offering are invested and generating operating cash flow, some or all of our distributions may be paid from other sources, including the net proceeds of this offering, cash advances by our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. Once we begin to make distributions, we expect that dividends declared by our Manager will be made on a quarterly basis, or less frequently as determined by our Manager. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow.

    The REIT distribution requirements generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we will be subject to U.S. federal income or excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to make additional distributions, beyond the minimum required distribution under the REIT rules, to avoid such taxes. See “Description of Our Common Shares - Distributions” and “U.S. Federal Income Tax Considerations.”
     The REIT distribution requirements generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we will be subject to U.S. federal income or excise taxes on our undistributed taxable income and gains. As a result, the Manager intends to make additional distributions, beyond the minimum required distribution under the REIT rules, to avoid such taxes. See “Description of Our Common Shares - Distributions” and “U.S. Federal Income Tax Considerations.”
    Any distributions that we make will directly impact our NAV, by reducing the amount of our assets.
Q:    What will be the source of your distributions?
A:    While our goal is to pay distributions from our cash flow from operations, we may use other sources to fund distributions. Until the proceeds from our public offering are invested and generating operating cash flow, some or all of our distributions may be paid from other sources, including the net proceeds of this offering, cash advances by our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. Use of some or all of these sources may reduce the amount of capital we invest in assets and negatively impact the return on your investment and the value of your investment. We have not established a limit on the amount of proceeds from our public offering we may use to fund distributions. We can provide no assurances that future cash flow will support payment of distributions or maintaining distributions at any particular level or at all.
Q:    Will the distributions I receive be taxable as ordinary income?
A:    Unless your investment is held in a qualified tax-exempt account or we designate certain distributions as capital gain dividends, distributions that you receive generally will be taxed as ordinary income to the extent they are from current or accumulated earnings and profits. The portion of your distribution in excess of current and accumulated earnings and profits is considered a return of capital for U.S. federal income tax purposes and will reduce the tax basis of your investment, rather than result in current tax, until your basis is reduced to zero. Return of capital distributions made to you in excess of your tax basis in our common shares will be treated as sales proceeds from the sale of our common shares for U.S. federal income tax purposes. Distributions we designate as capital gain dividends will generally be taxable at long-term capital gains rates for U.S. federal income tax purposes. For noncorporate shareholders, dividends that we do not classify as capital gains and that do not otherwise qualify for capital gains treatment generally will qualify for a 20% deduction for tax years beginning before January 1, 2026, that will reduce the effective rate of tax on such dividends. However, because each investor’s tax considerations are different, we recommend that you consult with your tax advisor. You also should review the section of this offering circular entitled “U.S. Federal Income Tax Considerations,” including for a discussion of the special rules applicable to distributions in redemption of shares and liquidating distributions.
Q:    May I reinvest my cash distributions in additional shares?
A:    While we have not adopted a distribution reinvestment plan whereby investors may elect to have their cash distributions automatically reinvested in additional common shares, so long as this offering remains ongoing, you may choose to use the proceeds of any distribution to purchase additional shares hereunder. Note, however, that under the rules applicable to us under Regulation A, we are only permitted to publicly offer up to $50,000,000 of our common shares in any twelve-month period.

Q:    Who might benefit from an investment in our shares?
A:    An investment in our shares may be beneficial for you if you:
•seek to diversify your personal portfolio with a real estate investment vehicle formed to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth (possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) (we may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents)) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina;
•seek to preserve capital; and
•are able to hold your investment for a time period consistent with our liquidity strategy.
     On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment, that an investment in our shares will not meet those needs.
Q:    Are there any risks involved in buying our shares?
A:    Investing in our common shares involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives. Therefore, you should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” for a description of the risks relating to this offering and an investment in our shares.
Q:    How does a “best efforts” offering work?
A:    When common shares are offered to the public on a “best efforts” basis, we are only required to use our best efforts to sell our common shares. Neither our sponsor, Manager nor any other party has a firm commitment or obligation to purchase any of our common shares; however, our sponsor purchased approximately $865,500 of common shares in a private placement prior to the initial offering statement being declared “qualified” by the SEC, and has purchased an additional $1,134,500 of common shares in this offering. In aggregate, our sponsor has purchased 200,000 shares of our common shares totaling $2,000,000.
Q:    Who can buy shares?
A:    Generally, you may purchase shares if you are a “qualified purchaser” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include:
•“accredited investors” under Rule 501(a) of Regulation D; and
•all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).
    Net worth in all cases is calculated excluding the value of an investor’s home, home furnishings and automobiles. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A. Please refer to the section above entitled “State Law Exemption and Purchase Restrictions” for more information.
Q:    How do I buy shares?
A:    You may purchase our common shares in this offering by creating a new account, or logging into your existing account, at the investment portal on the Jamestown website. You will need to fill out a subscription agreement like the one attached to the offering statement as Exhibit 4.1 for a certain investment amount and pay for the shares at the time you subscribe.
x

Q:    Is there any minimum investment required?
A:    Yes. If you are an individual investor, you must purchase at least $2,500 in common shares in this offering, at the initial purchase and at any additional purchase of common shares in this offering. If you are investing through a self-directed retirement account, you must purchase at least $5,000 in common shares in this offering, at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering. If you are an entity investor, you must purchase at least $50,000 in common shares in this offering at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering.
Q:    May I make an investment through a tax-deferred retirement account?
A:    Generally, yes. We currently accept investments through self-directed retirement accounts maintained with certain custodians, although we intend to limit the amount of IRA investments to less than 25 percent of our shares. However, tax-deferred retirement accounts that invest in our shares generally are subject to tax on any “unrelated business taxable income” under the Code.
Q:    What will you do with the proceeds from your offering?
A:    We used and expect to continue to use substantially all of the proceeds from this offering to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia MSA as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest - Affiliate Investments.” We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates.
    We may not be able to promptly invest the proceeds of this offering in commercial real estate and other select real estate-related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments. Such short-term investments will earn a lower return than we expect to earn on our real estate-related investments.
Q:    How long will this offering last?
A:    We expect to offer common shares until the earlier of (x) May 25, 2023, 180 days after the third anniversary of the initial qualification date or (y) the date on which we raise the maximum amount being offered, unless the offering is terminated by our Manager at an earlier time. We reserve the right to terminate this offering for any reason at any time.
    Subscription proceeds from this offering will be placed into an escrow account with our broker-dealer and will be released to us upon a closing. Closings will be held at our Manager’s discretion but will be held at least once a month as long as there have been any subscription proceeds deposited into the escrow account during this offering. Investors will become shareholders with respect to the subscription proceeds held in the escrow account after our Manager holds a closing. If our offering is terminated before a closing is held and there are subscription proceeds in the escrow account, such proceeds will be refunded to investors.
Q:    How long will this fund last?
A:    We currently expect that this fund will begin to explore liquidity options five to seven years from the end of this offering. While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Therefore, investors may have to hold their shares indefinitely.

Q:    Will I be notified of how my investment is doing?
A:    Yes, we will provide you with periodic updates on the performance of your investment in us, including:
•an annual report;
•a semi-annual report;
•current event reports for certain material events within four business days of their occurrence;
•supplements to the offering circular, if we have material information to disclose to you; and
•other reports that we may file or furnish to the SEC from time to time.
    We will provide this information to you by posting such information on the SEC’s website at www.sec.gov, on the investment portal on the Jamestown website at jamestowninvest.com, via e-mail, or, upon your request, via U.S. mail.
Q:    When will I get my detailed tax information?
A:    Your IRS Form 1099-DIV tax information, if required, will be provided by January 31 of the year following each taxable year.
Q:    Who can help answer my questions about the offering?
A:    If you have more questions about the offering, or if you would like additional copies of this offering circular, you should contact us by email at info@jamestowninvest.com or by mail at:

Jamestown, L.P.
675 Ponce de Leon Avenue, NE 7th Floor
Atlanta, GA 30308

OFFERING SUMMARY
This offering summary highlights material information regarding our business and this offering that is not otherwise addressed in the “Questions and Answers About this Offering” section of this offering circular. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section before making a decision to invest in our common shares.
Jamestown Invest 1, LLC
Jamestown Invest 1, LLC is a Delaware limited liability company formed to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. Our sponsor, Jamestown, L.P., or “Jamestown,” believes that our targeted properties and geographies have displayed strong performance and are expected to be well positioned to see continued healthy rent growth moving forward. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.” We intend to operate in a manner that will allow us to continue to qualify as a REIT for U.S. federal income tax purposes. Among other requirements, REITs are required to distribute to shareholders at least 90% of their annual REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain).
Our office is located at 675 Ponce de Leon Avenue NE, 7th Floor, Atlanta, GA 30308. Our telephone number is (404) 490-4950. Information regarding the Company is also available on our sponsor’s web site at www.jamestownlp.com.
Recent Developments
Capital Raised
Through June 30, 2021, our offering has raised an aggregate of approximately $3,966,510 in capital pursuant to Regulation A, including 341,985 shares at a share price of $10.00 per share, 25,525 shares at a share price of $10.02, and 28,133 shares at a share price of $10.34 per share (not including the approximately 550,100 shares totaling $5,501,000 received in a private placement prior to the initial offering being declared effective). Of the 395,643 shares sold in this offering, 113,450 totaling $1,134,500 were sold to our sponsor, a related party.
Southern Dairies Joint Venture
On August 18, 2021, Jamestown, L.P. sold its 49% membership interest in JT Invest 1 Dairies, LLC (the “Dairies JV”) to JT Altera Dairies, L.P., a joint venture between a Jamestown, L.P. subsidiary and Altera Southern Dairies PA, LLC. The transaction was reviewed and approved by an Independent Representative (as defined below) prior to the closing. Jamestown, L.P. maintains a sponsor co-investment of 200,000 shares in Jamestown Invest 1, LLC, which owns the 51% controlling position in JT Invest 1 Dairies, LLC.
The Company owns a 51% controlling interest in the Dairies JV, which owns a five-building office campus located in Atlanta, Georgia known as Southern Dairies. Southern Dairies has approximately 80,000 rentable square feet and is approximately 88% leased to ten tenants. See "Investment Objectives and Strategy - Acquired Investments” for more information.
Lease at Southern Dairies
On August 18, 2021, our Manager executed a 12-year lease for 25,400 SF in the A Building of Southern Dairies @ Ponce City Market with a publicly traded, global entertainment company. The lease execution brings the Property’s leased occupancy from approximately 74% to approximately 92% and extends weighted average lease term from approximately 4.2 years to approximately 7.6 years as of August 31, 2021.

Net Asset Value per Share as of June 30, 2021
Our NAV per share of our common shares is $10.35 as of June 30, 2021. The purchase price of our common shares was adjusted on July 13, 2021 to $10.35, $0.01 above the previously effective per share price of our common shares, and will be effective until updated by us on September 30, 2021, or within a commercially reasonable time thereafter, unless updated by us prior to that time.
Share Redemption Plan Status
Through the date of this offering circular, we received and fulfilled redemption requests for 950 commons shares.
COVID-19
A pandemic of a novel strain of coronavirus (COVID-19) emerged in 2019 and spread globally during 2020. Although it is not possible to reliably estimate the length or severity of this pandemic and hence its financial impact, the Company could be materially and possibly adversely affected by the risks, or the public perception of the risks, related to the recent pandemic of COVID-19. In addition, restrictions from federal, state and local authorities to mitigate the spread of COVID-19 has and may continue to negatively impact the Company’s business. The Company holds an asset in Georgia, which, as of September 1, 2021, is subject to state and/or local governmental restrictions that limit the use of the Company's asset. The extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on future developments, including the duration and spread of the pandemic.
Investment Objectives
Our investment objectives are to invest in assets that will enable us to:
•generate attractive risk-adjusted returns through a combination of cash distributions, NOI growth and capital appreciation over an expected five to seven year hold period;
•preserve, protect and return invested capital;
•provide an investment alternative for people seeking to allocate a portion of their long-term investment portfolios to commercial real estate; and
•create value for investors, tenants and community through socially responsible management practices.
We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager, together with our Investment Committee, has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s Investment Committee reviews our internal investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.
Investment Strategy
Our investment strategy is to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia MSA as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents.
Our investment strategy seeks to capitalize on Jamestown’s 35+ year track record as an active real estate investment manager to identify and take advantage of attractive opportunities. We also seek to benefit from Jamestown’s reputation and ability to transact at scale with speed and certainty, and its longstanding and extensive relationships in the real estate industry. We intend to benefit from Jamestown’s experience in Atlanta, including a history of projects ranging from hotel and office repositionings to iconic adaptive reuse developments, to source projects that create value for investors, tenants and the community. Jamestown has a track record of creating value by applying sustainable development and management practices, and has incubated local businesses and created access to affordable housing.
The properties that we acquire may be existing, income producing properties, newly constructed properties or properties under development or construction. We will focus on acquiring properties that we believe can produce a consistent cash distribution at stabilization and may present opportunities for capital appreciation over an expected five to seven year hold period, such as those with the potential for ground-up development, redevelopment or repositioning.

Market Opportunities
Headquartered in Atlanta, Jamestown is a design-focused real estate investment and management company with $12.4 billion of assets under management as of June 30, 2021, a track record of 35+ years, nearly 80,000 German individual, U.S., and international institutional investors, 32 realized funds, and a clear mission: to transform spaces into hubs for innovation and community. While Jamestown has expanded into a vertically integrated real estate investment and management company with investments across the United States, Latin America and Europe, the company started with a focus on Atlanta properties. Jamestown’s experience in Atlanta real estate is therefore extensive and members of our Manager’s Investment Committee have a track record of understanding the local market and identifying strong investment opportunities.
Our investment strategy is focused on equity investments with potential value creation. We anticipate acquisition targets will be under $40,000,000 but could be larger or smaller based on investor subscriptions and actual opportunities in the market. This strategy relies on Atlanta’s stable economy with pockets of high growth, coupled with an influx of new businesses. We may pursue a variety of strategies for investment including: (i) acquiring value-add and lease-up properties; (ii) acquiring assets that require repositioning or re-development; and (iii) investing in ground-up new development projects.
Our Manager
Jamestown Invest Manager, L.P., or our “Manager”, is a wholly-owned subsidiary of Jamestown, our sponsor. Our Manager manages our day-to-day operations. A team of real estate professionals, acting through our Manager, will make all the decisions regarding the selection, negotiation, financing and disposition of our investments, subject to the limitations in our operating agreement and will also provide asset management, marketing, investor relations and other administrative services on our behalf with the goal of maximizing our operating cash flow and preserving our invested capital. Our sponsor is able to exercise significant control over our business, including through its ownership of our Manager.
Our Structure
The chart below shows the relationship among various Jamestown affiliates and the Company as of the date of this offering circular.
Jamestown Invest 1, LLC Entity Organizational Chart

 See “Conflicts of Interest” for additional descriptions of potential conflicts associated with the Fund structure.
Management Compensation
Our Manager and its affiliates will receive fees, other payments and expense reimbursements for services relating to this offering and the investment and management of our assets. The categories of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares and none of our offering proceeds will be used to pay for our organization and offering expenses.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Organizational and Offering Stage

Fund Administration Fee – Manager	We will pay our Manager a quarterly Fund Administration Fee equal to 0.60% per annum, which, beginning on April 1, 2020, will be based on our NAV at the end of the prior quarter, to pay our Manager for certain administration costs.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Acquisition Stage

Reimbursement of Acquisition Expenses – Manager	We will reimburse our Manager and any third party for actual expenses incurred in connection with the selection and acquisition of an investment whether or not we ultimately acquire the investment.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Operational Stage

Fund Administration Fee – Manager	We will pay our Manager a quarterly Fund Administration Fee equal to 0.60% per annum, which, beginning April 1, 2020, will be based on our NAV at the end of the prior quarter, to pay our Manager for certain administration costs.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Asset Management Fee – Manager	We will pay our Manager a quarterly Asset Management Fee equal to 1.25% per annum, which, beginning April 1, 2020, will be based on our NAV at the end of the prior quarter. The Manager will engage Jamestown, L.P. to provide asset management services as its sub-advisor and pay Jamestown, L.P., as its a sub-advisor, an amount equal to the Asset Management Fee, less certain reimbursements payable by us to Jamestown, L.P., in accordance with the Sub-Advisory Agreement.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Property Management Fee	A monthly Property Management Fee of up to 4% paid to our Manager or its affiliates for the management of properties held by us. The fee is calculated as a percentage of the gross receipts of the property receiving such services, such as rents and other payments. We will also reimburse our Manager or its affiliates for costs incurred by them in connection with such services provided to us, including the cost of property management personnel that are onsite at the investment and/or a share of our Manager’s or its affiliates’ personnel costs attributable to the estimated percentage allocation of time spent, if such employee is allocated to more than one asset, in connection with providing property management services to our investments, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts are dependent upon the amount and timing of payments received by us at our properties; we cannot determine these amounts at the present time.

Construction and Development Fee	A Construction and Development Fee of 1% to 4% paid to our Manager or its affiliates for construction management services and/or development management services on assets held by the Fund. The fee is calculated as a percentage of the total project costs (including both hard and soft costs). We will also reimburse our Manager or its affiliates for costs incurred by them in connection with such services provided to us, including a share of our Manager’s or its affiliates’ overhead attributable to the actual time spent in connection with providing construction and development services to us, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts are dependent upon actual expenses incurred or whether affiliates of the Manager are actually engaged to perform such services and, therefore, cannot be determined at this time.

Leasing Fee	A Leasing Fee paid to our Manager or its affiliates for office and retail leasing services of (i) 6% of total deal value for new leases for Fund assets (4% with a co-broker), (ii) 4% of total deal value for renewal of leases for Fund assets (2% with a co-broker) and (iii) 10% of total deal value event/short term (less than 3 years) leases for Fund assets.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Reimbursements to Affiliates of the Manager	In addition to the separately paid fees to our Manager or its affiliates, we may retain the Manager or certain of its affiliates for necessary services relating to our investments or our operations, including sustainability services, creative and marketing services, architecture services, risk management services, legal services and tax services. We will reimburse our Manager or its affiliates for the costs incurred by them in connection with such services provided to us, including a share of our Manager’s affiliates overhead attributable to the actual time spent in connection with providing these services to us, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts depend on whether affiliates of the Manager are actually engaged to perform such services and, therefore, cannot be determined at this time.

Operating Expenses – Manager	We will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include employee costs borne by the Manager.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Disposition Fee—Manager	We will pay our Manager or its affiliates a Disposition Fee for the disposition of each asset held by us. The fee is calculated as 1% of the contract sale price of the asset, and is deducted at the time such payment from the disposition of the asset is received by us. The Disposition Fee will be paid in addition to any third-party brokerage or sales fees paid by the Fund. For dispositions of assets in which we own partial interests, the asset disposition fee will be pro-rated based on our ownership interest. In addition to this fee, we will reimburse our Manager and any affiliate and any third party for actual expenses incurred in connection with the disposition of an asset whether or not we ultimately disposed of the asset.	Actual amounts are dependent upon the amount and timing of sales proceeds received by us from the sale of each property; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Liquidation Stage

Participation Allocation	Our Manager, as a Special Limited Partner, will hold a performance participation interest in the Operating Partnership that entitles it to receive a performance participation allocation from the Operating Partnership (the “Participation Allocation”), payable in full upon a Liquidity Event (as defined below) or, to the extent allocable to redeemed shares, at the time of redemption. The Participation Allocation will be equal to 20% of (i) our NAV (without reduction for any accrued Participation Allocation) as of the applicable date, increased by (ii) the aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership, if any, less (iii) the aggregate initial purchase price for all interests in the Operating Partnership. If our NAV as of the applicable date, increased by capital distributions and dividends paid or accrued, is less than $10.00 per share, no Participation Allocation will be paid. The redemption price for any redeeming investor for any redemption of shares will be our NAV as of the redemption date (including any accrued Participation Allocation). “Liquidity Event” shall mean the occurrence of a liquidity event, including, but not limited to, a liquidation of the fund upon the sale of all of the properties, a public listing, or a merger with a public or non-public company.	Actual amounts are dependent upon the amount and timing of amounts received by us in connection with subject assets and the occurrence of a liquidity event or redemption; we cannot determine these amounts at the present time.
Illustrative Participation Allocation Example
The following example illustrates how we would calculate our Manager’s Participation Allocation based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to the units outstanding at the time of the Participation Allocation event. Actual results may differ materially from the following example.

A.	NAV (without reduction for any accrued Participation Allocation) as of the applicable date:	$73,000,000
B.	Aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership:	$22,000,000
C.	Aggregate value is equal to the total amount of (A) increased by (B):	$95,000,000
D.	The aggregate initial purchase price for all interests in the Operating Partnership	$50,000,000
E.	Aggregate appreciation is equal to the total amount of (C) less (D):	$45,000,000
F.	Participation Allocation is equal to 20% of (E):	$9,000,000

Summary of Risk Factors
Investing in our common shares involves a high degree of risk. You should carefully review the “Risk Factors” section of this offering circular, beginning on page 15, which contains a detailed discussion of the material risks that you should consider before you invest in our common shares.
Summary of Conflicts of Interest
Our Manager and its affiliates will experience conflicts of interest in connection with the management of our business. You should carefully review the “Conflicts of Interest” section of this offering circular, which contains a detailed discussion of the conflicts that you should consider before you invest in our common shares.
Distributions
Our distributions are dependent on cash flow from operations and we may not declare distributions in the future. On March 31, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021. Subsequently, on June 30, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on June 30, 2021. We originally anticipated distributions would commence in the first half of 2022. We declared our first and second dividend sooner based on leasing at Southern Dairies, which increased its cash flow from operations. In addition, we may invest in projects with development or redevelopment requirements or in properties that have significant capital requirements; these properties may not immediately generate cash flow from operations. Thus, our ability to make distributions may be negatively impacted, especially during our early periods of operation.
Once we begin to make distributions, we expect that dividends declared by our Manager will be made on a quarterly basis, or less frequently as determined by our Manager. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that the Manager will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Distributions will be paid to shareholders as of the record dates selected by the Manager.
The Manager’s discretion as to the payment of distributions will be limited by the REIT distribution requirements, which generally require that we make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income, computed without regard to the dividends paid deduction and excluding net capital gain. Moreover, even if we make the required minimum distributions under the REIT rules, we are subject to U.S. federal income or excise taxes on our undistributed taxable income and gains. As a result, the Manager also intends to make additional distributions, beyond the minimum required distribution under the REIT rules, to avoid such taxes. See “Description of Our Common Shares — Distributions” and “U.S. Federal Income Tax Considerations.”
While our goal is to pay distributions from our cash flow from operations, we may use other sources to fund distributions. Until the proceeds from our public offering are invested and generating operating cash flow, some or all of our distributions may be paid from other sources, including the net proceeds of this offering, cash advances by our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities. Use of some or all of these sources may reduce the amount of capital we invest in assets and negatively impact the return on your investment and the value of your investment. We have not established a limit on the amount of proceeds from our public offering we may use to fund distributions. We can provide no assurances that future cash flow will support payment of distributions or maintaining distributions at any particular level or at all.
Any distributions that we make will directly impact our NAV, by reducing the amount of our assets. Over the course of your investment, your distributions plus the change in NAV per share (either positive or negative) will produce your total return.
Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce your adjusted tax basis in your shares, and to the extent that it exceeds your adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.
Leverage Policy
We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. Our target leverage at stabilization is 60% at the fund level and may be up to 70% on an individual investment calculated as a percentage of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We seek to secure conservatively structured leverage that is long term and non-recourse to the extent obtainable on a cost-

effective basis. Our Manager may from time to time modify our leverage policy in its discretion. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s Investment Committee.
Valuation Policies
Our NAV will be calculated at the end of each fiscal quarter, by our internal process that reflects several components, including (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, and (b) in certain instances reports of the underlying real estate provided by a valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) other assets and liabilities valued at book value, (4) accruals of our periodic distributions, and (5) estimated accruals of our operating revenues and expenses (including the projected Participation Allocation). In instances where an appraisal of the real estate asset is necessary, we will engage an appraiser that has expertise in appraising commercial real estate assets to act as our valuation expert. The valuation expert will not be responsible for, or prepare, our quarterly NAV. The final determination of our quarterly NAV per share will be made by our Manager.
Our goal is to provide a reasonable estimate of the market value of our shares on a quarterly basis. However, our assets will consist of commercial real estate investments and, as with any commercial real estate valuation protocol, the conclusions reached by our independent valuation expert or our Manager will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. If our Manager learns of a material event that occurs in between quarterly updates of NAV that could cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the event and the updated NAV in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website. Any such adjustments to our NAV will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time.
Quarterly Share Price Adjustments
Our current offering price is $10.35 per share. The per share purchase price in this offering will be adjusted at the beginning of each subsequent fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date when such NAV is determined, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Solely by way of example, if an investor submits a subscription on April 2, such investor will pay the per share purchase price previously announced in January, not the per share purchase price that would be expected to be announced at a later date in April.
We will file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that will be applicable for such fiscal quarter, which we refer to as the pricing supplement. We will also post that fiscal quarter’s NAV on the public investment portal on the Jamestown website at jamestowninvest.com. The investment portal on the Jamestown website will also contain this offering circular, including any supplements and amendments. We will disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. If our Manager learns of a material event that occurs in between quarterly updates of NAV that could cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the event and the updated NAV in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.
See “Description of Our Common Shares—Quarterly Share Price Adjustments” for more details.
Quarterly Redemption Plan
While you should view this investment as long-term, we have adopted a redemption plan whereby, on a quarterly basis, an investor may obtain liquidity. The Manager has designed our redemption plan with a view towards providing investors with an initial period in which to decide whether a long-term investment in the Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by the Company, the Manager believes it is best to provide the opportunity for quarterly liquidity in the event shareholders need it in the form of a discounted redemption price prior to year six. Any economic benefit resulting from the discounted redemption price will benefit us and will indirectly accrue to shareholders who have not requested redemption and to the Manager.

Pursuant to our redemption plan, shareholders may request that we redeem not less than 25% of their shares. The redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the nature of the real estate assets held by us.
For the first eighty-nine (89) days following the purchase of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less the aggregate sum of distributions paid and declared but unpaid with respect to such shares, rounded down to the nearest cent. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.
Beginning on the ninetieth (90th) day following the purchase of the common shares subject to the redemption request (the “Post-Introductory Period”), the per share redemption price will be calculated based on a declining discount to the NAV per share in effect at the time the redemption request is made without any reduction for distributions paid or declared and rounded down to the nearest cent.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of NAV per share) Before Deduction of any Participation Allocation and Third- Party Costs (1)
Less than 90 days (Introductory Period)	100.0	%(2) (3)
90 days until 3 years	97.0	% (4)
3 years to 4 years	98.0	% (5)
4 years to 5 years	99.0	% (6)
More than 5 years	100.0	% (7)
(1)The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the NAV per share in effect at the time of the redemption request.
(5)For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the NAV per share in effect at the time of the redemption request.
(6)For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the NAV per share in effect at the time of the redemption request.
(7)For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the NAV per share in effect at the time of the redemption request.
Proceeds to investors from any redemption will be further reduced by the Participation Allocation payable to the Manager in connection with such redemption, except that there is no Participation Allocation payable for redemptions made during the Introductory Period. (see “Management Compensation” for more details on the Participation Allocation). The effect of the participation allocation for shareholders will be to generally reduce appreciation on investments by 20%. If our NAV, without reduction for the accrued Participation Allocation, as of the date the redemption is paid, increased by capital distributions and dividends paid or accrued, is $10.00 or less a share, no Participation Allocation will be deducted from the redemption price. Additionally, a shareholder requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to bank transaction charges, custody fees, and/or transfer agent charges. Any applicable bank transfer or wire fees incurred as a result of the redemption will be calculated on a transaction by transaction basis. The redeeming investor will be informed of the third-party costs prior to the redemption being effected, which will be the third-party costs generated as a result of the redemption. We will not waive any third-party costs for any redeeming investor.

The following example illustrates how we would calculate our Manager’s Participation Allocation for a redemption for a single share prior to any deductions for third-party costs after the Introductory Period based on the assumptions set forth in rows A through E of the table below. Actual results may differ materially from the following example.
A.NAV (without reduction for any accrued Participation Allocation) as of the redemption date: $14.60
B.Aggregate capital distributions and dividends paid or accrued: $4.40
C.Aggregate value is equal to the total amount of (A) increased by (B): $19.00
D.The initial purchase price: $10.00
E.Appreciation is equal to the total amount of (C) less (D): $9.00
F.Participation Allocation is equal to 20% of (E): $1.80
Redemption of our common shares will be made quarterly upon written request to us at least 15 days prior to the end of the applicable calendar quarter; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to the Manager prior to the end of such common shares’ Introductory Period (e.g., if an investment in common shares settled on March 30, 2022, a redemption request must be delivered to the Manager no later than June 15, 2022). The Manager intends to provide notice of redemption by the last business day of each quarter, with an effective redemption date as of the last day of each quarter, and to endeavor to remit the redemption proceeds within 14 days of the end of such quarter; although payment of the redemption proceeds may be delayed until 21 days after the end of such quarter, due to exigent circumstances, including, without limitation, (1) our partner real estate operators fail to provide adequate information regarding the assets within a time period that allows us to perform our NAV calculation, which in turn would prevent us from determining share redemption prices; (2) macro-economic crises or property-level events, such as damage to the property, that may affect our ability to make redemptions or determine NAV; and (3) our payment processing provider chooses to discontinue service or has technical outages that prevent us from processing share redemptions in a timely manner. Shareholders may withdraw their redemption request at any time up to five (5) business days prior to the end of the calendar quarter in which the redemption request was submitted.
During each 12-month period, we will honor redemption requests for up to a total of 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. We will not honor redemption requests during such 12-month period if it would cause us to redeem more than 5.0% of our outstanding common shares as of the beginning of such 12-month period. In accordance with the SEC’s current guidance on redemption plans contained in T-REIT Inc. (June 4, 2001) and Wells Real Estate Investment Trust II, Inc. (Dec. 3, 2003), we are prohibited from redeeming more than 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. Accordingly, we presently intend to limit the number of shares to be redeemed during any calendar quarter to 1.25% of the common shares outstanding, with any excess capacity carried over to later calendar quarters in that 12-month period.
For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis—meaning those common shares that have been continuously held for the shortest amount of time will be redeemed first. We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period.”
Notwithstanding anything contained herein to the contrary, with the exception of honoring redemption requests up to the previously described limitation, we are not obligated to redeem common shares under the redemption plan.
Further, our Manager may in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice for any reason, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, to disclose such amendment, suspension, or termination. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT.
Please refer to the section entitled “Description of Our Common Shares—Quarterly Redemption Plan” for more information.

Liquidity Event
Subject to then existing market conditions, we may consider alternatives to our liquidation as a means for providing liquidity to our shareholders within approximately five to seven years from the completion of this offering. While we expect to seek a liquidity transaction in this time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame. Therefore investors may have to hold their shares indefinitely. Our Manager has the discretion to consider a liquidity transaction at any time if it determines such event to be in our best interests. A liquidity transaction could consist of a liquidation of the fund upon the sale of all of the properties, a public listing, or a merger with a public or non-public company. We do not have a stated term, as we believe setting a finite date for a possible, but uncertain future liquidity transaction may result in actions that are not necessarily in the best interest or within the expectations of our shareholders.
Voting Rights
Our common shareholders will have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, and removal of our board of managers and our Manager for “cause”. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders. Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. For additional information, see “Description of Our Common Shares—Voting Rights.”
Other Governance Matters
Other than the limited shareholder voting rights described above, our operating agreement vests most other decisions relating to our assets and to the business of the Company, including decisions relating to acquisitions, originations and dispositions, the engagement of asset managers, the issuance of securities in the Company including additional common shares, mergers, dispositions, roll-up transactions, and other decisions relating to our business, in our Manager. See “Management” for more information about the rights and responsibilities of our Manager.
Qualification Matters
The Company periodically files with the SEC post-qualification amendments to the Offering Statement along with correspondence to address comments from the staff of the SEC. With respect to its most recent amendment, dated August 4, 2020, the Company intended to submit a qualification request letter to the SEC with respect to the Offering Statement, but inadvertently filed a purportedly final Offering Circular without formally seeking qualification. As a result, a small number of subscribers received an Offering Circular that was not yet qualified by the SEC, which may have constituted a violation of Section 5 of the Securities Act. The Company received 17 subscription agreements for an aggregate of 5,450 shares during the period beginning August 4, 2020 and ending September 10, 2020. The aggregate proceeds attributable to such subscription agreements during this period totals $54,500, which the Company does not view as material to its financial condition, liquidity or results of operations. For such affected subscribers, the Company notes the availability of its quarterly redemption plan. Jamestown, as the Company’s manager, offered to reimburse any third-party costs associated with the redemption for these subscribers submitted prior to September 10, 2020. For more information, see “Risk Factors — Risks Related to Compliance and Regulation — A small number of investors have previously received an Offering Circular that was not yet qualified by or registered with the Securities and Exchange Commission (the “SEC”). As a result, there is a possibility that we may be required to repurchase such securities or pay monetary fines, penalties, or disgorgement to regulatory agencies."

Investment Company Act Considerations
We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We anticipate that we will hold real estate and real estate-related assets (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries. We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.
The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of the Company is made by us. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.
We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.
Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.
Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.
The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See “Risk Factors—Risks related to Our Organizational Structure—Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.”

RISK FACTORS
An investment in our common shares involves substantial risks. You should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing shares. The occurrence of any of the following risks might cause you to lose a significant part of your investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”
Risks Related to an Investment in Jamestown Invest 1, LLC
We have limited operating history, and the prior performance of our sponsor or other real estate investment opportunities sponsored by our sponsor may not predict our future results.
We have limited operating history. You should not assume that our performance will be similar to the past performance of our sponsor or other real estate investment opportunities sponsored by our sponsor. Our limited operating history significantly increases the risk and uncertainty you face in making an investment in our shares.
Because no public trading market for your shares exists, it will be difficult for you to sell your shares and, if you are able to sell your shares, you may sell them at a substantial discount to the public offering price.
Our operating agreement does not require our Manager to seek shareholder approval to liquidate our assets by a specified date, nor does our operating agreement require our Manager to list our shares for trading on a national securities exchange. There is no public market for our shares and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. In addition, our operating agreement prohibits the ownership of more than 9.8% in value of our shares, unless exempted by our Manager, which may inhibit large investors from purchasing your shares. In its sole discretion, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity or to preserve our status as a REIT, our Manager could amend, suspend or terminate our redemption plan without notice. Further, the redemption plan includes numerous restrictions that would limit your ability to sell your shares. We describe these restrictions in more detail under “Description of Our Common Shares — Quarterly Redemption Plan.” Therefore, it will be difficult for you to sell your shares promptly or at all. If you are able to sell your shares, you may have to sell them at a substantial discount to their public offering price. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.
Our distributions are dependent upon cash flow from operations, and we may not declare distributions in the future. If we are unable to find suitable investments, we may not be able to achieve our investment objectives or pay distributions.
Our ability to achieve our investment objectives and to pay distributions depends upon the performance of our Manager in the acquisition of our investments and the ability of our Manager to source investment opportunities for us. The more money we raise in this offering, the greater our challenge will be to invest all of the net offering proceeds on attractive terms. Except for investments that are described in this offering circular and investments that may be described in supplements to this offering circular prior to the date you subscribe for our shares, you will have no opportunity to evaluate the economic merits of our investments before making a decision to invest in our Company. We cannot assure you that our Manager will be successful in obtaining additional suitable investments on financially attractive terms or that, if our Manager makes additional investments on our behalf, our objectives will be achieved. If we, through our Manager, are unable to find suitable investments promptly, we will hold the proceeds from this offering in an account or invest the proceeds in short-term assets in a manner that is consistent with our qualification as a REIT.
We could also suffer from delays in locating suitable investments as a result of our reliance on our sponsor at times when its officers, employees, or agents are simultaneously seeking to locate suitable investments for other Jamestown sponsored programs, some of which have investment objectives and employ investment strategies that are similar to ours. Furthermore, if we acquire properties prior to the start of construction or during the early stages of construction, it will typically take several months to complete construction and rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.
On March 31, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021. We originally anticipated distributions would commence in the first half of 2022. We declared our first dividend sooner based on leasing at Southern Dairies, which increased its cash flow from operations. There is no guarantee of the availability of future funds from operations or distributions in the future.

If we pay distributions from sources other than our cash flow from operations, we will have less funds available for investments and your overall return will be reduced.
Although our distribution policy is to use our cash flow from operations to make distributions, our organization documents permit us to pay distributions from any source, including, borrowings, or sales of assets. Until the proceeds from this offering are fully invested and from time to time during the operational stage, we may not generate sufficient cash flow from operations to fund distributions. If we pay distributions from financings, the net proceeds from this or future offerings or other sources other than our cash flow from operations, we will have less funds available for investments in real estate properties and other real estate-related assets and the number of real estate properties that we invest in and the overall return to our shareholders may be reduced. If we fund distributions from borrowings, our interest expense and other financing costs, as well as the repayment of such borrowings, will reduce our earnings and cash flow from operations available for distribution in future periods, and accordingly your overall return may be reduced. If we fund distributions from the sale of assets, the smaller asset pool may affect our ability to generate cash flows from operations in future periods.
Disruptions in the financial markets or deteriorating economic conditions could adversely impact the commercial real estate market as well as the market for equity-related investments generally, which could hinder our ability to implement our business strategy and generate returns to you.
We intend to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.” Economic conditions greatly increase the risks of these investments. See “— Risks Related to Our Investments”. The success of our business is significantly related to general economic conditions and, accordingly, our business could be harmed by an economic slowdown and downturn in real estate asset values, property sales and leasing activities. These economic conditions could result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. In addition, these conditions could lead to a decline in property sales prices as well as a decline in funds invested in existing commercial real estate assets and properties planned for development.
During an economic downturn, it may also take longer for us to dispose of real estate investments or the selling prices may be lower than originally anticipated. As a result, the carrying value of our real estate investments may become impaired and we could record losses as a result of such impairment or we could experience reduced profitability related to declines in real estate values. Further, if we carry any leverage, our exposure to adverse general economic conditions is heightened.
All of the conditions described above could adversely impact our business performance and profitability, which could result in our failure to make distributions to our investors and could decrease the value of an investment in us. In addition, in an extreme deterioration of economic conditions, we could have insufficient liquidity to meet our debt service obligations when they come due in future years. If we fail to meet our payment or other obligations under our loan agreements, the lenders under the agreement will be entitled to proceed against the collateral granted to them to secure the debt owed.
Our business is vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism, labor strikes and telecommunication failures. In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. In January 2020, the coronavirus spread to other countries, including the United States, and efforts to contain the spread of this coronavirus intensified. As of March 2020, the coronavirus had spread to additional countries, its presence in the United States had escalated and efforts to attempt to contain the virus had further intensified. The outbreak was declared to be a pandemic by the World Health Organization, and the Health and Human Services Secretary declared a public health emergency in the United States in response to the outbreak. Many countries, states, municipalities and other jurisdictions instituted quarantines, curfews, prohibitions on travel and closure of offices, businesses, schools, retail stores and other public venues, including certain infrastructure facilities. Businesses have and may continue to implement similar precautionary measures. Such measures, as well as the general uncertainty surrounding the dangers and impact of COVID-19, have and may continue to create significant disruption in supply chains and economic activity and have had and may continue to have a particularly adverse impact on transportation, hospitality, tourism and entertainment, among other industries. As COVID-19 continues to spread, the potential impacts, including a global, regional or other economic recession, are increasingly uncertain and difficult to assess. The Company’s real estate assets have been and could continue to be adversely affected by a slowdown in economic activity as well as temporary disruption to their tenants caused by the global outbreak of the coronavirus. Many manufacturers of goods have seen, or expect, a downturn in production due to the interruption of their businesses amid interim measures aimed at reducing the spread of the illness. Decreased consumer activity due to government and other interventions related to the coronavirus continue to negatively impact the level of consumer spending for products and goods for a period of time. These factors have led to and may continue to lead to a decline in commercial activity and the volume of business that our tenants conduct through the Company’s real estate assets which, when combined with the uncertainty in financial markets and economic prospects, leads to decreased spending on real estate. Further, significant delays in imports have and may continue to lead to shortages of some construction materials and increase costs, making property development costlier or lengthier. Some development projects have and may continue to be postponed due to increasing uncertainties in the demand outlook. Given the ongoing and dynamic nature of the circumstances, it is difficult to predict the impact of the coronavirus outbreak. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus, the duration and spread of the outbreak, the actions to contain the coronavirus or treat its impact, its impact on our tenants, our tenants’ customers, employees and vendors, and governmental, regulatory and private sector responses to the coronavirus. The Company’s financial condition and results of operations could be adversely affected, including the Company’s ability to complete in-process real estate transactions and developments, to collect rent from existing tenants, to lease properties to new tenants, to make distributions to investors or to satisfy redemption requests in a timely manner. In addition, the operations of the Company, its investments and Jamestown may be significantly impacted, or even halted, either temporarily or on a long-term basis, as a result of government quarantine and curfew measures, voluntary and precautionary restrictions on work, travel or meetings and other factors related to a public health emergency, including its potential adverse impact on the health of any such entity’s personnel.
Because this is a blind pool offering, you will not have the opportunity to evaluate a significant number of our investments before we make them, which makes your investment more speculative.
Because we have not yet acquired or identified a significant number of investments that we may make, we are not able to provide you with any information to assist you in evaluating the merits of any specific investments that we may make, except for investments that are described in this offering circular and investments that may be described in supplements to this offering circular prior to the date you subscribe for our shares. We will seek to invest substantially all of the offering proceeds available for investment, after the payment of fees and expenses, in mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”). We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. However, because you will be unable to evaluate the economic merit of a significant number of our assets before we invest in them, you will have to rely entirely on the ability of our Manager to select suitable and successful investment opportunities. These factors increase the risk that your investment may not generate returns comparable to our competitors.
Because we are limited in the amount of funds we can raise, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.
This offering is being made on a “best efforts” basis and we may begin to invest net proceeds from this offering immediately after the commencement of this offering. Further, under Regulation A, we are only allowed to raise up to $50,000,000 in any 12 month period (although we may raise capital in other ways). We expect the size of the investments that we will make will be under $40,000,000, but could be larger or smaller based on investor subscriptions and actual opportunities in the market. The amount of proceeds we raise in this offering may be substantially less than the amount we would need to achieve a portfolio consisting of our targeted real estate investments. If we are unable to raise substantial funds, we may make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. In that case, the likelihood that any single asset’s performance would adversely affect our profitability will increase. Your investment in our shares will be subject to greater risk to the extent that we lack a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Further, we will have certain fixed operating expenses, including certain expenses as a public reporting company, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
Our ability to implement our investment strategy is dependent, in part, upon our ability to successfully conduct this offering through an investment portal on the Jamestown website, which makes an investment in us more speculative.
We will conduct this offering primarily through an investment portal on the Jamestown website (though we may distribute our shares through other online portals as deemed appropriate by our Manager). Our sponsor has sponsored other real estate investment opportunities prior to this offering, but this is the first offering being offered through an investment portal on the Jamestown website. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to sell our shares to investors through an investment portal on the Jamestown website. If we are not successful in selling our shares through an investment portal on the Jamestown website, our ability to raise proceeds through this offering will be limited and we may not have adequate capital to implement our investment strategy. If we are unsuccessful in implementing our investment strategy, you could lose all or a part of your investment.

Any adverse changes in our sponsor’s financial health or our relationship with our sponsor or its affiliates could hinder our operating performance and the return on your investment.
We have engaged our Manager to manage our operations and our portfolio of real estate assets. Our Manager has no employees, and utilizes our sponsor’s personnel to perform services on its behalf for us. Our ability to achieve our investment objectives and to pay distributions is dependent upon the performance of our sponsor and its affiliates as well as our sponsor’s real estate professionals in the identification and acquisition or origination of investments, the management of our assets and operation of our day-to-day activities. Any adverse changes in our sponsor’s financial condition or our relationship with our sponsor could hinder our Manager’s ability to successfully manage our operations and our portfolio of investments.
If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period.
If our Manager does determine to pursue a liquidity transaction (which may include selling the Fund’s portfolio or launching an initial public offering, or IPO) we would be under no obligation to conclude the process within a set time. If we adopt a plan of liquidation, the timing of the sale of assets will depend on real estate and financial markets, economic conditions in areas in which properties are located, and federal income tax effects on shareholders, that may prevail in the future. We cannot guarantee that we will be able to liquidate all assets. After we adopt a plan of liquidation, we would likely remain in existence until all our investments are liquidated. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and could suffer losses on your investment.
We may change our targeted investments and investment guidelines without shareholder consent.
Our Manager may change our targeted investments and investment guidelines at any time without the consent of our shareholders, which could result in our making investments that are different from, and possibly riskier than, the investments described in this offering circular. A change in our targeted investments or investment guidelines may increase our exposure to risks related to the real estate market, which could adversely affect the value of our common shares and our ability to make distributions to you.
The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.
We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities. This market is competitive and rapidly changing and we expect competition to persist and intensify in the future.
Some of our current or potential competitors may have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their platforms and distribution channels. Larger real estate programs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable properties may increase. Any such increase would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties and other investments, our profitability will be reduced and you may experience a lower return on your investment.
Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns.
We rely on banks and on third-party computer hardware and software. If we are unable to continue utilizing these services, our business may be adversely affected.
We and the investment portal on the Jamestown website rely on third-party and FDIC-insured depository institutions to process our transactions, processing of subscriptions under this offering and distributions to our shareholders. We also rely on computer hardware purchased and software licensed from third parties to operate the investment portal on the Jamestown website. This purchased or licensed hardware and software may be physically located off-site, as is often the case with “cloud services.” This purchased or licensed hardware and software may not continue to be available on commercially reasonable terms, or at all. If the investment portal on the Jamestown website cannot continue to obtain such services elsewhere, or if it cannot transition to another processor quickly, our ability to process payments will suffer and your ability to receive distributions will be delayed.

If our Manager fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.
Our future depends, in part, on each of our Manager's and Sponsor’s ability to attract and retain key personnel. Our future also depends on the continued contributions of the executive officers and other key personnel of each of our Manager and Sponsor, each of whom would be difficult to replace. The loss of the services of executive officers or key personnel of our Manager and Sponsor and the process to replace any of our Manager's or Sponsor’s key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.
Employee misconduct and unsubstantiated allegations against us and misconduct by employees of our sponsor could expose us to significant reputational harm.
We are vulnerable to reputational harm, as we operate in an industry where integrity and the confidence of our investors is of critical importance. If an employee of our sponsor or its affiliates were to engage in illegal or suspicious activities, or if unsubstantiated allegations are made against us or our sponsor by such employees, shareholders or others, our sponsor and we may suffer serious harm to our reputation (as a consequence of the negative perception resulting from such activities or allegations), financial position, relationships with key persons and companies in the real estate market, and our ability to attract new investors. Our business often requires that we deal with confidential information. If employees of our sponsor were to improperly use or disclose this information, we could suffer serious harm to our reputation, financial position and current and future business relationships.
It is not always possible to deter employee misconduct, and the precautions our sponsor takes to detect and prevent this activity may not be effective in all cases. Misconduct by our sponsor’s employees, or even unsubstantiated allegations of misconduct, could subject our sponsor and us to regulatory sanctions and result in an adverse effect on our reputation and our business.
If our techniques for managing risk are ineffective, we may be exposed to unanticipated losses.
In order to manage the significant risks inherent in our business, we must maintain effective policies, procedures and systems that enable us to identify, monitor and control our exposure to market, operational, legal and reputational risks. Our risk management methods may prove to be ineffective due to their design or implementation or as a result of the lack of adequate, accurate or timely information. If our risk management efforts are ineffective, we could suffer losses or face litigation, particularly from our clients, and sanctions or fines from regulators.
Our techniques for managing risks may not fully mitigate the risk exposure in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our risk management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks or to seek positive, risk-adjusted returns. In addition, any risk management failures could cause fund losses to be significantly greater than historical measures predict. Our more qualitative approach to managing those risks could prove insufficient, exposing us to unanticipated losses in our net asset value and therefore a reduction in our revenues.
This offering is focused on attracting a large number of investors that plan on making relatively small investments. An inability to attract such investors may have an adverse effect on the success of our offering, and we may not raise adequate capital to implement our business strategy.
Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D (which, in the case of natural persons, (A) have an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person, or (B) earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year) and (ii) all other investors so long as their investment in the particular issuer does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Our target investor base inherently consists of persons that may not have the high net worth or income that investors in traditional initial public offerings have.
Certain economic, geopolitical and social conditions may influence the investing habits and risk tolerance of these smaller investors to a greater extent than larger investors which may have an adverse effect on our ability to raise adequate capital to implement our business strategy. Additionally, our focus on investors that plan on making, or are able to make, relatively small investments requires a larger investor base in order to meet our annual goal of raising $50,000,000 in our offering. We may have difficulties in attracting a large investor base, which may have an adverse effect on the success of this offering, and a larger investor base involves increased transaction costs, which will increase our expenses.

Risks Related to our Sponsor and the Jamestown Website
Our sponsor faces increased risks, uncertainties, expenses and difficulties in maintaining the investment portal on the Jamestown website.
In order for us to be successful, the volume of investments originated through an investment portal on the Jamestown website will need to increase, which will require our sponsor to increase its facilities, personnel and infrastructure to accommodate the greater obligations and demands on the investment portal on the Jamestown website. Our sponsor also expects to routinely update its website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the investment portal on the Jamestown website. If our sponsor is unable to maintain the necessary infrastructure, you may experience delays in receipt of distributions on our common shares, periodic downtime of the investment portal on the Jamestown website or other disruptions to our business and operations.
If our sponsor were to enter bankruptcy proceedings, the operation of the investment portal on the Jamestown website and the activities with respect to our operations and business would be interrupted.
If our sponsor were to commence bankruptcy proceedings or to cease operations, we would be required to find other ways to meet obligations regarding our operations and business. Such alternatives could result in delays in the disbursement of distributions or the filing of reports or could require us to pay significant fees to another company that we engage to perform services for us.
If the security of our investors’ confidential information stored in our sponsor’s systems is breached or otherwise subjected to unauthorized access, your secure information may be stolen.
The investment portal on the Jamestown website may store investors’ bank information and other personally-identifiable sensitive data. However, any accidental or willful security breach or other unauthorized access could cause your secure information to be stolen and used for criminal purposes, and you would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, the investment portal on the Jamestown website and its third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our investors and our partner real estate operators to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, resulting in a potential loss of investors and adverse effect on the value of your investment in us.
Any significant disruption in service on the investment portal on the Jamestown website or in its computer systems could reduce the attractiveness of the investment portal on the Jamestown website and result in a loss of users.
If a catastrophic event resulted in a platform outage and physical data loss, the investment portal on the Jamestown website’s ability to perform its functions would be adversely affected. The satisfactory performance, reliability, and availability of our sponsor’s technology and its underlying hosting services infrastructure are critical to our sponsor’s operations, level of customer service, reputation and ability to attract new investors and retain existing investors. Our sponsor’s hosting services infrastructure is provided by a third party hosting provider (the “Hosting Provider”). Our sponsor also maintains a backup system at a separate location that is owned and operated by a third party. The Hosting Provider does not guarantee that users’ access to the investment portal on the Jamestown website will be uninterrupted, error-free or secure. Our sponsor’s operations depend on the Hosting Provider’s ability to protect its and our sponsor’s systems in its facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity and other environmental concerns, computer viruses or other attempts to harm our systems, criminal acts and similar events. If our sponsor’s arrangement with the Hosting Provider is terminated, or there is a lapse of service or damage to its facilities, our sponsor could experience interruptions in its service as well as delays and additional expense in arranging new facilities. Any interruptions or delays in our sponsor’s service, whether as a result of an error by the Hosting Provider or other third-party error, our sponsor’s own error, natural disasters or security breaches, whether accidental or willful, could harm our ability to perform any services for corresponding project investments or maintain accurate accounts, our sponsor’s relationships with users of the investment portal on the Jamestown website and our sponsor’s reputation. Additionally, in the event of damage or interruption, our sponsor’s insurance policies may not adequately compensate our sponsor for any losses that we may incur. Our sponsor’s disaster recovery plan has not been tested under actual disaster conditions, and it may not have sufficient capacity to recover all data and services in the event of an outage at a facility operated by the Hosting Provider. These factors could prevent us from processing or posting payments on the corresponding investments, damage our sponsor’s brand and reputation, divert our sponsor’s employees’ attention, and cause users to abandon the investment portal on the Jamestown website.

Risks Related to Compliance and Regulation
We are offering our common shares pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our common shares less attractive to investors as compared to a traditional initial public offering.
As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements which may make an investment in our common shares less attractive to investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of our common shares, we may be unable to raise the necessary funds necessary to commence operations, or to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth.
Under Section 107 of the JOBS Act, we are permitted to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits us to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B). By electing to extend the transition period for complying with new or revised accounting standards, our financial statements may not be comparable to companies that adopt accounting standard updates upon the public business entity effective dates.
Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-11.
Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50,000,000 in any 12 month period under Regulation A (although we may raise capital in other ways), we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.
There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.
As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.
Non-compliance with laws and regulations may impair our ability to arrange, service or otherwise manage assets.
Failure to comply with the laws and regulatory requirements applicable to our business may, among other things, limit our ability to collect all or part of the payments from our investments. In addition, our non-compliance could subject us to damages, revocation of required licenses or other authorities, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm our business.
Maintenance of our Investment Company Act exemption imposes limits on our operations, which may adversely affect our operations.
We intend to conduct our operations so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. We anticipate that we will hold real estate and real estate-related assets described below (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.
In connection with the Section 3(a)(1)(C) analysis, the determination of whether an entity is a majority-owned subsidiary of the Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly- owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.
Certain of our subsidiaries may rely on the exclusion provided by Section 3(c)(5)(C) under the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act is designed for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” This exclusion generally requires that at least 55% of the entity’s assets on an unconsolidated basis consist of qualifying real estate assets and at least 80% of the entity’s assets consist of qualifying real estate assets or real estate-related assets. These requirements limit the assets those subsidiaries can own and the timing of sales and purchases of those assets.
To classify the assets held by our subsidiaries as qualifying real estate assets or real estate-related assets, we will rely on no-action letters and other guidance published by the SEC staff regarding those kinds of assets, as well as upon our analyses (in consultation with outside counsel) of guidance published with respect to other types of assets. There can be no assurance that the laws and regulations governing the Investment Company Act status of companies similar to ours, or the guidance from the SEC or its staff regarding the treatment of assets as qualifying real estate assets or real estate-related assets, will not change in a manner that adversely affects our operations. In fact, in August 2011, the SEC published a concept release in which it asked for comments on this exclusion from regulation. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon our exemption from the need to register or exclusion under the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could further inhibit our ability to pursue the strategies that we have chosen.
Furthermore, although we intend to monitor the assets of our subsidiaries regularly, there can be no assurance that our subsidiaries will be able to maintain their exclusion from registration. Any of the forgoing could require us to adjust our strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions.
Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:
•limitations on capital structure;
•restrictions on specified investments;
•restrictions on leverage or senior securities;
•restrictions on unsecured borrowings;
•prohibitions on transactions with affiliates; and
•compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.
If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Moreover, parties to a contract with an entity that has improperly failed to register as an investment company under the Investment Company Act may be entitled to cancel or otherwise void their contracts with the unregistered entity.
Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

As internet commerce develops, federal and state governments may adopt new laws to regulate Internet commerce, which may negatively affect our business.
As internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our business could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to our business. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, which could negatively impact our ability to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of raising capital, which would adversely affect the viability of the investment portal on the Jamestown website.
Laws intended to prohibit money laundering may require Jamestown to disclose investor information to regulatory authorities.
The Uniting and Strengthening America By Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “PATRIOT Act”) requires that financial institutions establish and maintain compliance programs to guard against money laundering activities, and requires the Secretary of the U.S. Treasury (“Treasury”) to prescribe regulations in connection with anti-money laundering policies of financial institutions. The Financial Crimes Enforcement Network (“FinCEN”), an agency of the Treasury, has announced that it is likely that such regulations would subject certain pooled investment vehicles to enact anti-money laundering policies. It is possible that there could be promulgated legislation or regulations that would require Jamestown or its service providers to share information with governmental authorities with respect to prospective investors in connection with the establishment of anti-money laundering procedures. Such legislation and/or regulations could require us to implement additional restrictions on the transfer of our common shares to comply with such legislation and/or regulations. We reserve the right to request such information as is necessary to verify the identity of prospective shareholders and the source of the payment of subscription monies, or as is necessary to comply with any customer identification programs required by FinCEN and/or the SEC. In the event of delay or failure by a prospective shareholder to produce any information required for verification purposes, an application for, or transfer of, our common shares may be refused. We will not have the ability to reject a transfer of our common shares where all necessary information is provided and any other applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.
A small number of investors have previously received an Offering Circular that was not yet qualified by or registered with the Securities and Exchange Commission (the “SEC”). As a result, there is a possibility that we may be required to repurchase such securities or pay monetary fines, penalties, or disgorgement to regulatory agencies.
The Company periodically files with the SEC post-qualification amendments to the Offering Statement along with correspondence to address comments from the staff of the SEC. With respect to the amendment dated August 4, 2020, the Company intended to submit a qualification request letter to the SEC with respect to the Offering Statement, but inadvertently filed a purportedly final Offering Circular without formally seeking qualification. As a result, a small number of subscribers received an Offering Circular that was not yet qualified by the SEC, which may have constituted a violation of Section 5 of the Securities Act. The Company received 17 subscription agreements for an aggregate of 5,450 shares during the period beginning August 4, 2020 and ending September 10, 2020. The aggregate proceeds attributable to such subscription agreements during this period totals $54,500, which the Company does not view as material to its financial condition, liquidity or results of operations.
One potential remedy that investors may seek in connection with their investment decision based on the August 4, 2020 offering circular is a rescission of their investment. If a claim were brought by any such subscribers and a court were to conclude that we violated Section 5 of the Securities Act, those subscribers might have rescission rights and we could be required to repurchase the shares sold to them, at the original purchase price, plus statutory interest from the date of purchase, for claims brought during a period of one year from the date of their purchase of shares. We could also incur considerable expense in contesting any such claims. We may also be liable under the Securities Act or state securities laws for other payments to the offerees. In addition, if it is determined that we offered securities without properly securing an exemption from registration or qualification, regulators could impose monetary fines, penalties, or other sanctions as provided under these laws. Any payments to shareholders or regulators will be funded from existing cash balances of the Company and would reduce funds available to the Company for its operations. While the Company does not view such exposure as material to its financial condition, liquidity or results of operations, payments to shareholders and regulators would reduce the amount of capital the Company has to invest in real estate assets.

Risks Related to Conflicts of Interest
There are conflicts of interest between us, our Manager and its affiliates.
Prevailing market rates are determined by our Manager based on industry standards and expectations of what Management would be able to negotiate with a third party on an arm’s length basis. All of the agreements and arrangements between such parties, including those relating to compensation, are not the result of arm’s length negotiations. Some of the conflicts inherent in the Company’s transactions with the Manager and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Company, Manager and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on our financial performance and, consequently, on distributions to shareholders and the value of our common shares.
The interests of the Manager, its principals and its other affiliates may conflict with your interests.
The operating agreement provides our Manager with broad powers and authority which may result in one or more conflicts of interest between your interests and those of the Manager, its principals and its other affiliates. Potential conflicts of interest include, but are not limited to, the following:
•the Manager, its principals and/or its other affiliates are offering, and may continue to offer, other real estate investment opportunities, including additional blind pool equity offerings similar to this offering, and may make investments in real estate assets for their own respective accounts, whether or not competitive with our business;
•the Manager, its principals and/or its other affiliates will not be required to disgorge any profits or fees or other compensation they may receive from any other business they own separately from us, and you will not be entitled to receive or share in any of the profits return fees or compensation from any other business owned and operated by the Manager, its principals and/or its other affiliates for their own benefit;
•we may engage the Manager or affiliates of the Manager to perform services at rates that are not subject to negotiation; and
•the Manager, its principals and/or its other affiliates are not required to devote all of their time and efforts to our affairs.
We have agreed to limit remedies available to us and our shareholders for actions by our Manager that might otherwise constitute a breach of duty.
Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Accordingly, we and our shareholders will only have recourse and be able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our operating agreement. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities. These provisions are detrimental to shareholders because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our common shares, you will be treated as having consented to the provisions set forth in the operating agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.
Other funds sponsored by our sponsor will have the first right to invest in any investment opportunities.
We will invest in opportunities that other funds sponsored by Jamestown (“Other Funds”) have chosen not to pursue. We expect that our focus on smaller investments located in our target geographies will reduce potential conflicts with the Other Funds given their historical investment activity. See “Conflicts of Interest.” The Other Funds, however, will have the right to investment opportunities above us that could impact the quality of our investments and result in a negative impact on our financial returns.

Our operating agreement will provide that courts located in the State of Delaware will be the exclusive forum for substantially all disputes between us and our shareholders.
Our operating agreement provides that the Delaware Court of Chancery or other state or federal court in the State of Delaware is the exclusive forum in any action or proceeding arising out of or relating to the operating agreement, the relations between the parties to the operating agreement and any matter, action or transaction described in the operating agreement, whether in contract, tort or otherwise, including claims arising from federal securities laws (including, without limitation, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended). The choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. However, there is uncertainty as to whether a court would enforce the choice of forum provision. If a court were to find the choice of forum provision contained in our operating agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business. Nonetheless, if a court were to apply the choice of forum provision to claims arising from the Securities Act of 1933, as amended, shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Our operating agreement requires that each shareholder waive the right to a trial by jury in the event of a dispute.
Our operating agreement requires that all parties to the operating agreement waive their right to trial by jury in any action, lawsuit or proceeding, whether in contract or in tort, relating to any dispute arising under or in connection with this agreement or any transaction described in the operating agreement or to any dispute between the parties, including claims arising from federal securities laws. Instead, all such disputes will be tried before a judge. Shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This provision could be unfavorable to a shareholder to the extent a judge would be less likely than a jury to find in favor of the shareholder. In addition, it is possible that a judge would find this provision unenforceable and grant a jury trial to a shareholder.
Risks Related to Our Investments
Our real estate and real estate-related assets will be subject to the risks typically associated with real estate.
Our real estate and real estate-related assets will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:
•natural disasters such as hurricanes, earthquakes, floods and pandemics, including the current COVID-19 pandemic;
•acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;
•adverse changes in national and local economic and real estate conditions;
•an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•costs of remediation and liabilities associated with environmental conditions affecting properties; and
•the potential for uninsured or underinsured property losses.
The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.
These factors may have a material adverse effect on the value that we can realize from our assets.

The actual rents we receive for the properties in our portfolio may be less than estimated market rents, and we may experience a decline in realized rental rates from time to time, which could adversely affect our financial condition, results of operations and cash flow.
As a result of potential factors, including competitive pricing pressure in our markets, a general economic downturn and the desirability of our properties compared to other properties in our markets, we may be unable to realize our estimated market rents across the properties in our portfolio. Depending on market rental rates at any given time as compared to expiring leases in our portfolio, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates across our portfolio, then our ability to generate cash flow growth will be negatively impacted.
The geographic concentration of our investments in a limited number of regions may make our business vulnerable to adverse conditions in such regions. As a result, our investments may lose value and we may experience losses.
We intend to make real estate investments primarily in the Atlanta, Georgia MSA as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. Investing in a limited number of regions carries the risks associated with significant geographical concentration. Geographic concentration of properties exposes our projects to adverse conditions in the areas where the properties are located, including general economic downturns, increased competition, real estate conditions, terrorist attacks, potential impacts from labor disputes, earthquakes and wildfires, and other natural disasters occurring in such markets. Such major, localized events in our target investment areas could adversely affect our business and revenues, which would adversely affect our results of operations and financial condition.
We may not be able to rebuild our existing properties to their existing specifications if we experience a substantial or comprehensive loss of such properties.
In the event that we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications. Further, reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of our properties.
Properties that have significant vacancies could be difficult to sell, which could diminish the return on these properties.
A property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our shareholders. In addition, the resale value of the property could be diminished because the market value of our properties will depend principally upon the value of the cash flow generated by the leases associated with that property. Such a reduction in the resale value of a property could also reduce the value of our shareholders’ investment.
Further, a decline in general economic conditions in the markets in which our investments are located or in the U.S. generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus, the duration and spread of the outbreak, the actions to contain the coronavirus or treat its impact, its impact on our tenants, our tenants’ customers, employees and vendors, and governmental, regulatory and private sector responses to the coronavirus.
We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our shareholders.
The success of our investments materially depends on the financial stability of our tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs in protecting our investment and re-leasing our property. If a tenant defaults on or terminates a lease, we may be unable to lease the property for the rent previously received or sell the property without incurring a loss. These events could cause us to reduce the amount of distributions to you.

To the extent we acquire retail properties, our revenue will be significantly impacted by the success and economic viability of our retail anchor tenants. Our reliance on a single tenant or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our shareholders’ investment.
In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business and default on or terminate its lease, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us from that tenant and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if an anchor tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants, under the terms of their respective leases, to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to renovate and subdivide the space to be able to re-lease the space to more than one tenant.
Potential development and construction delays and resultant increased costs and risks may hinder our operating results and decrease our net income.
From time to time we may acquire unimproved real property or properties that are under development or construction. Investments in such properties will be subject to the uncertainties associated with the development and construction of real property, including those related to re-zoning land for development, environmental concerns of governmental entities and/or community groups and our builders’ ability to build in conformity with plans, specifications, budgeted costs and timetables. If a builder fails to perform, we may resort to legal action to rescind the purchase or the construction contract or to compel performance. A builder’s performance may also be affected or delayed by conditions beyond the builder’s control. Delays in completing construction could also give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or other advances to builders before they complete construction. These and other factors can result in increased costs of a project or loss of our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed projects. We also must rely on rental income and expense projections and estimates of the fair market value of property upon completion of construction when agreeing upon a purchase price at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property, and the return on our investment could suffer. In addition, to the extent we make or acquire loans to finance construction or renovation projects, risks of cost overruns and non-completion of the construction or renovation of the properties underlying loans we make or acquire may materially adversely affect our investment.
Actions of any joint venture partners that we may have in the future could reduce the returns on joint venture investments and decrease our shareholders’ overall return.
We may enter into joint ventures to acquire properties and other assets. We may also purchase and develop properties in joint ventures or in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present with other methods of investment, including, for example, the following risks:
•that our co-venturer, co-tenant or partner in an investment could become insolvent or bankrupt;
•that such co-venturer, co-tenant or partner may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;
•that such co-venturer, co-tenant or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or
•that disputes between us and our co-venturer, co-tenant or partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our operations.
Any of the above might subject a property to liabilities in excess of those contemplated and thus reduce our returns on that investment and the value of your investment.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our shareholders.
Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns.
Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties.
The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.
The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our shareholders.
Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials, lead-based paint and vapor intrusion. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.
We expect that all of our properties will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If any of our properties were found to contain hazardous or toxic substances after our acquisition, the value of our investment could decrease below the amount paid for such investment and we could be subject to environmental liabilities with respect to these properties.
Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.
Our properties may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce our net income and the amount of cash available for distributions to you.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our shareholders’ investment.
There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of our assets will be reduced by any such uninsured loss, which may reduce the value of your investment. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to you.
Force Majeure
The Company’s investments may be affected by force majeure events (i.e., events beyond the control of the party claiming that the event has occurred, including, without limitation, energy blackouts, acts of God, fire, flood, earthquakes, outbreaks of an infectious disease, pandemic or any other serious public health concern, war, terrorism, labor strikes and telecommunication failures). Some force majeure events may adversely affect the ability of a party (including the Company’s investment, a tenant of the Company’s investment, a counterparty of the Company’s investment or a counterparty of the Company) to perform its obligations until it is able to remedy the force majeure event. Such a party may also claim force majeure for nonperformance of its contract obligations to the Company, the Company’s investment, a tenant of the Company’s investment, a counterparty of the Company’s investment or a counterparty of the Company. In addition, the cost to the Company’s investment or the Company of repairing or replacing damaged assets resulting from such force majeure event could be considerable. Certain force majeure events (such as war or an outbreak of an infectious disease) could have a broader negative impact on the world economy and international business activity generally, or in any of the countries in which the Company may invest specifically. Additionally, a major governmental intervention into industry, including the nationalization of an industry or the assertion of control over one or more portfolio investments or its assets, could result in a loss to the Company, including if its investment in such portfolio investment is canceled, unwound or acquired (which could be without what the Company considers to be adequate compensation). Any of the foregoing would therefore adversely affect the performance of the Company and its investments.
Hedging against interest rate exposure may adversely affect our earnings, limit our gains or result in losses, which could adversely affect cash available for distribution to our shareholders.
We may enter into interest rate swap agreements or pursue other interest rate hedging strategies. Our hedging activity will vary in scope based on the level of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:
•interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;
•available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;
•the duration of the hedge may not match the duration of the related liability or asset;
•our hedging opportunities may be limited by the treatment of income from hedging transactions under the rules determining REIT qualification;
•the credit quality of the party owing money on the hedge may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction;
•the party owing money in the hedging transaction may default on its obligation to pay; and
•we may purchase a hedge that turns out not to be necessary, i.e., a hedge that is out of the money.
Any hedging activity we engage in may adversely affect our earnings, which could adversely affect cash available for distribution to our shareholders. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged or liabilities being hedged may vary materially. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.
Interest rate swap agreements and other hedging-related agreements may be valued by third party valuation experts in connection with the determination of NAV per share, and valuations of such agreements may adversely affect the NAV per share.
Many of our investments are illiquid and we may not be able to vary our portfolio in response to changes in economic and other conditions.
Many factors that are beyond our control affect the real estate market and could affect our ability to sell properties and other investments for the price, on the terms or within the time frame that we desire. These factors include general economic conditions, the availability of financing, interest rates and other factors, including supply and demand. Because real estate investments are relatively illiquid, we have a limited ability to vary our portfolio in response to changes in economic or other conditions. Further, before we can sell a property on the terms we want, it may be necessary to expend funds to correct defects or to make improvements. However, we can give no assurance that we will have the funds available to correct such defects or to make such improvements. As a result, we expect many of our investments will be illiquid, and if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments and our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.
Declines in the market values of our investments may adversely affect periodic reported results of operations and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.
Some of our assets will be classified for accounting purposes as “available-for-sale.” These investments are carried at estimated fair value and temporary changes in the market values of those assets will be directly charged or credited to shareholders’ equity without impacting net income on the income statement. Moreover, if we determine that a decline in the estimated fair value of an available-for-sale security falls below its amortized value and is not temporary, we will recognize a loss on that security on the income statement, which will reduce our earnings in the period recognized.
A decline in the market value of our assets may adversely affect us particularly in instances where we have borrowed money based on the market value of those assets. If the market value of those assets declines, the lender may require us to post additional collateral to support the loan. If we were unable to post the additional collateral, we may have to sell assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings and, in turn, cash available for distribution to shareholders.
Further, credit facility providers may require us to maintain a certain amount of cash reserves or to set aside unlevered assets sufficient to maintain a specified liquidity position, which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these contractual obligations, our financial condition could deteriorate rapidly.
Some of our portfolio investments will be carried at estimated fair value as determined by us and, as a result, there may be uncertainty as to the value of these investments.
Some of our portfolio investments will be in the form of securities that are recorded at fair value but that have limited liquidity or are not publicly traded. The fair value of securities and other investments that have limited liquidity or are not publicly traded may not be readily determinable. We estimate the fair value of these investments on a quarterly basis. Because such valuations are inherently uncertain, they may fluctuate over short periods of time and may be based on numerous estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. The value of our common shares could be adversely affected if our determinations regarding the fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.
Uncertainty of Net Asset Values in Light of COVID-19 Outbreak
The Company’s Net Asset Value is based on internal valuations that are inherently subjective in certain respects and rely on a variety of assumptions, including assumptions about projected cash flows for the remaining holding periods for the Company’s real estate assets. Furthermore, internal valuations are based in large part on information as of the end of a given calendar quarter, and market, property and other conditions may change materially thereafter. Furthermore, real estate assets generally cannot be marked to an established market or readily tradable assets. Accordingly, such internal valuations may not accurately reflect the actual market value of the Company’s real estate assets, and, thus, prospective investors and Limited Partners may make decisions as to whether to invest in or redeem shares without complete and accurate valuation information. In particular, the outbreak of COVID-19 and the economic impact arising from both the virus and actions taken to mitigate its spread may impact the value of the Company’s assets and availability of debt, and the appraisals may not take such factors into account for a variety of reasons, including the timing of the outbreak, its escalation or mitigation efforts. Please see “Risk Factors - Risks related to ”] above for a more detailed discussion of the potential impacts of COVID-19 on the Company and its investments. In addition, any valuation is a subjective analysis of the fair market value of an asset and requires the use of techniques that are costly and time-consuming and ultimately provide no more than an estimate of value. Similarly, certain of the Company’s liabilities may be valued on the basis of estimates, and those estimates may not result in a fair determination of net asset value. Valuation of liabilities may present a more significant risk during periods (such as during late 2008 and 2009) when many lenders discontinue or sharply curtail making even low loan-to-value loans, or when there is significant volatility in certain equity and debt markets (such as the volatility the markets are experiencing at the time of this Statement as a result of the outbreak of COVID-19). Accordingly, there can be no assurance that the Company’s Net Asset Value, as calculated based on such valuations, will be accurate on any given date, nor can there be any assurance that the sale of any investment would be at a price equivalent to the last estimated value of such investment. If, at any time, the Company’s Net Asset Value is lower than the true value of the Company’s assets and liabilities, those investors that redeem all or some of their shares at such time will be underpaid and those investors that retain their shares will be adversely affected if more shares are issued than redeemed at the lower price. Conversely, if the Company’s Net Asset Value is higher than the true value of the Company’s assets and liabilities, investors that purchase shares at such time will overpay, and if redemptions of shares based on a higher net asset value were to exceed purchases of shares at that value, those investors that do not redeem shares will be adversely affected.
Competition with third parties in acquiring properties and other investments may reduce our profitability and the return on your investment.
We have significant competition with respect to our acquisition of properties and other investments with many other companies, including other REITs, insurance companies, commercial banks, private investment funds, hedge funds, specialty finance companies, online investment platforms and other investors, some of which have greater resources than us. We may not be able to compete successfully for investments. In addition, the number of entities and the amount of funds competing for suitable investments may increase. If we acquire properties and other investments at higher prices and/or by using less-than-ideal capital structures, our returns will be lower and the value of our assets may not increase or may decrease significantly below the amount we paid for such assets. If such events occur, you may experience a lower return on your investment.
If we overestimate the value or income-producing ability or incorrectly price the risks of our investments, we may experience losses.
Analysis of the value or income-producing ability of a commercial property is highly subjective and may be subject to error. Our Manager will value our potential investments based on yields and risks, taking into account estimated future losses on select real estate investments, and the estimated impact of these losses on expected future cash flows and returns. In the event that we underestimate the risks relative to the price we pay for a particular investment, we may experience losses with respect to such investment.
Risks Relating to Economic Conditions
Economic recessions or downturns may have an adverse effect on our business, financial condition and results of operations.
Economic recessions or downturns may result in a prolonged period of market illiquidity, which could have an adverse effect on our business, financial condition and results of operations. Unfavorable economic conditions also could reduce investments on the investment portal on the Jamestown website by investors and engagement by real estate operators. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, or the public perception that any of these events may occur, have resulted in and could continue to result in a general decline in acquisition, disposition and leasing activity, as well as a general decline in the value of real estate and in rents. These events could adversely affect our demand among investors, which will impact our results of operations. The extent to which the coronavirus impacts the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the coronavirus, the duration and spread of the outbreak, the actions to contain the coronavirus or treat its impact, its impact on our tenants, our tenants’ customers, employees and vendors, and governmental, regulatory and private sector responses to the coronavirus.
During an economic downturn, it may also take longer for us to dispose of real estate investments, or the disposition prices may be lower than originally anticipated. As a result, the carrying value of such real estate investments may become impaired and we could record losses as a result of such impairment or could experience reduced profitability related to declines in real estate values. These events could adversely affect our performance and, in turn, our business, and negatively impact our results of operations.

Negative general economic conditions could reduce the overall amount of sale and leasing activity in the commercial real estate industry, which may in turn adversely affect our revenues.
Further downgrades of the U.S. credit rating, impending automatic spending cuts or a government shutdown could negatively impact our liquidity, financial condition and earnings.
Recent U.S. debt ceiling and budget deficit concerns have increased the possibility of additional credit rating downgrades and economic slowdowns, or a recession in the United States. From time to time, ratings agencies have lowered or threatened to lower the long-term sovereign credit rating on the United States. The impact of this or any further downgrades to the U.S. government’s sovereign credit rating or its perceived creditworthiness could adversely affect the United States and global financial markets and economic conditions. Disagreement over the federal budget has caused the U.S. federal government to essentially shut down for periods of time. Continued adverse political and economic conditions could have an adverse effect on our business, financial condition and results of operations.
Global economic, political and market conditions and economic uncertainty may adversely affect our business, results of operations and financial condition.
The current worldwide pandemic and financial market situation, as well as various social and political tensions in the United States and around the world, may continue to contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause further economic uncertainties or deterioration in the United States and worldwide. Economic uncertainty can have a negative impact on our business through changing spreads, structures and purchase multiples, as well as the overall supply of investment capital. There is continued concern about national-level support for the Euro and the accompanying coordination of fiscal and wage policy among European Economic and Monetary Union member countries. In addition, the fiscal policy of foreign nations, such as China, may have a severe impact on the worldwide and United States financial markets. We do not know how long the financial markets will continue to be affected by the pandemic and these events and cannot predict the effects of these or similar events in the future on the United States economy and securities markets or on our investments. As a result of these factors, there can be no assurance that we will be able to successfully monitor developments and manage our investments in a manner consistent with achieving our investment objectives.
Risks Related to Our Organization and Structure
Our shareholders do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.
Our operating agreement provides that the assets, affairs and business of the Company will be managed under the direction of our Manager. Our shareholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business. In addition, our operating agreement provides that the Manager will generally operate in a manner that is appropriate to maintain our REIT status, which may further limit decisions regarding our business.
Our shareholders will have limited voting rights and may be bound by either a majority or supermajority vote.
Our shareholders will have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the common shares, removal of our board of managers or the Manager for “cause,” and the liquidation of the issuer. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Generally, matters to be voted on by our shareholders must be approved by a majority of the votes cast by all common shares present in person or represented by proxy, although the vote to remove our board of managers or the Manager for “cause” requires a two-thirds vote of our shareholders who are not affiliated with Jamestown or its affiliates. If any vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.
Our Manager will have the ability to make decisions in its sole discretion regarding (i) changing the targeted class of investments for the Company without shareholder notice or consent, (ii) making changes to our operating agreement on whether to issue additional common stock and preferred stock, including to our sponsor and its affiliates, (iii) employment decisions, including compensation arrangements; and (iv) whether to enter into material transactions with our sponsor and its affiliates.

As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements, including the requirements for a board of directors or independent board committees.
As a non-listed company conducting an exempt offering pursuant to Regulation A, we are not subject to a number of corporate governance requirements that an issuer conducting an offering on Form S-11 or listing on a national stock exchange would be. Accordingly, we are not required to have (i) a board of directors of which a majority consists of “independent” directors under the listing standards of a national stock exchange, (ii) an audit committee composed entirely of independent directors and a written audit committee charter meeting a national stock exchange’s requirements, (iii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting a national stock exchange’s requirements, (iv) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (v) independent audits of our internal controls. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.
As our sponsor may establish additional REIT offerings and other investment portals on the Jamestown website investment opportunities in the future, there may be conflicts of interests among the various REIT offerings, which may result in opportunities that would benefit the Company being allocated to the other offerings.
Our sponsor expects in the future to establish and sponsor additional offerings, and to offer investment opportunities through the investment portal on the Jamestown website, including offerings that will acquire or invest in real estate investments.
These other offerings may have investment criteria that compete with us. If a sale, financing, investment or other business opportunity would be suitable for more than one Jamestown-sponsored program, Jamestown will offer the opportunity to the program or investor for which it determines the investment opportunity is most suitable based on diversification, rate of return objectives or other considerations. Except under any policies that may be adopted by our Manager or sponsor in the future, no Jamestown-sponsored program (including us) will have any duty, responsibility or obligation to refrain from:
•engaging in the same or similar activities or lines of business as any other program;
•doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of any Jamestown-sponsored program;
•engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers,
•suppliers or customers of any Jamestown-sponsored program;
•establishing material commercial relationships with another Jamestown-sponsored program; or
•making operational and financial decisions that could be considered to be detrimental to another Jamestown-sponsored program.
In addition, any decisions by our sponsor or Manager to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit one Jamestown-sponsored program more than another Jamestown-sponsored program or limit or impair the ability of any Jamestown-sponsored program to pursue business opportunities. In addition, third parties may require as a condition to their arrangements or agreements with or related to any one particular Jamestown-sponsored program that such arrangements or agreements include or not include another Jamestown-sponsored program, as the case may be. Any of these decisions may benefit one Jamestown-sponsored program more than another Jamestown-sponsored program.
Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of the Company.
Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company. These provisions include the following:
•Authorization of additional shares, issuances of authorized shares and classification of shares without shareholder approval. Our operating agreement authorizes us to issue additional shares or other securities of the Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of our shares, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over the Company by means of a tender offer, merger or otherwise.

•Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.
•Ownership limitations. To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value or in number of our shares, whichever is more restrictive. The ownership limits could have the effect of discouraging a takeover or other transaction in which shareholders might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Furthermore, we will reject any investor’s subscription in whole or in part if we determine that such subscription would violate such ownership limits.
•Exclusive authority of our Manager to amend our operating agreement. Our operating agreement provides that our Manager has the exclusive power to adopt, alter or repeal any provision of the operating agreement, unless such amendment would adversely change the rights of the common shares. Thus, our shareholders generally may not effect changes to our operating agreement.
You are limited in your ability to sell your common shares pursuant to our redemption plan. You may not be able to sell any of your common shares back to us, and if you do sell your shares, you may not receive the price you paid upon subscription.
Our redemption plan may provide you with an opportunity to have your common shares redeemed by us. We anticipate that our common shares may be redeemed by us on a quarterly basis. However, our redemption plan contains certain restrictions and limitations, including those relating to the number of our common shares that we can redeem at any given time and limiting the redemption price. Specifically, we are required to limit the number of shares to be redeemed during a 12-month period to no more than 5.0% of the number of our common shares outstanding during such prior 12-month period. Accordingly, we presently intend to limit the number of shares to be redeemed during any calendar quarter to 1.25% of the common shares outstanding, with any excess capacity carried over to later calendar quarters in that 12-month period.
In addition, our Manager reserves the right to reject any redemption request for any reason or no reason or to amend or terminate the redemption plan without notice. Therefore, you may not have the opportunity to make a redemption request prior to a potential termination of the redemption plan and you may not be able to sell any of your common shares back to us pursuant to the redemption plan. Moreover, if you do sell your common shares back to us pursuant to the redemption plan, you will not receive the same price you paid for the common shares being redeemed other than during your Introductory Period (shares being redeemed during the Introductory Period will not be subject to the Participation Allocation). See “Description of Our Common Shares — Quarterly Redemption Plan.”
Redemption obligations could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.
During each 12-month period, we will honor redemption requests for up to a total of 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. Our requirement under our redemption plan to honor all redemption requests for up to 5.0% means that we may be required to repurchase shares even if we have limited liquidity. If we have insufficient liquidity to cover our repurchase requirements, the shortfall could require us to seek to raise short- and long-term debt or sell equity securities in order to fund the obligation and these sources of financing may not be available at all, or may only be available on disadvantageous terms. See “Description of Our Common Shares — Quarterly Redemption Plan.”
The offering price of our shares was not established on an independent basis; the actual value of your investment may be substantially less than what you pay. When determining the estimated value of our shares, the value of our shares will be based upon a number of assumptions that may not be accurate or complete.
Effective July 13, 2021, the per share purchase price is $10.35, based on the greater of (i) $10.00 per share or (ii) our NAV per share as of June 30, 2021 of $10.35. Thereafter, the per share purchase price in this offering will continue to be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our

Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date when such NAV is determined, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Solely by way of example, if an investor submits a subscription on April 2, such investor will pay the per share purchase price previously announced in January, not the per share purchase price that would be expected to be announced at a later date in April. Estimates of our NAV per share are based on available information and judgment. Therefore, actual values and results could differ from our estimates and that difference could be significant. This approach to valuing our shares may bear little relationship and will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio. In addition, the price you pay for your shares in this offering may be more or less than shareholders who acquire their shares in the future.
Your interest in us will be diluted if we issue additional shares.
Potential investors in this offering do not have preemptive rights to any shares we issue in the future. Under our operating agreement, we have authority to issue an unlimited number of additional common shares or other securities, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our shares in any 12-month period (although we may raise capital in other ways). In particular, our Manager is authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of a limited amount of one or more classes or series of shares in the Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without shareholder approval. After your purchase in this offering, our Manager may elect to (i) sell additional shares in this or future public offerings, (ii) issue equity interests in private offerings, or (iii) issue shares to our Manager, or its successors or assigns, in payment of an outstanding fee obligation. To the extent we issue additional equity interests after your purchase in this offering, your percentage ownership interest in us may be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares. Other offerings of our common shares may be made pursuant to exemptions under the Securities Act other than Regulation A. Also, we have sold 550,100 of our common shares at the initial per share price of $10.00 per share in a private placement prior to this offering statement being declared “qualified” by the SEC. Your percentage ownership interest in us may be diluted by such offerings.
Risks Related to Our Status as a REIT
Failure to qualify as a REIT would cause us to be taxed as a regular corporation, which would substantially reduce funds available for distributions to our shareholders.
We believe that our organization, prior and proposed ownership and method of operation have enabled and will continue to enable us to meet the requirements for qualification and taxation as a REIT. However, we cannot assure you that we have qualified or will continue to qualify as such. This is because qualification as a REIT involves the application of highly technical and complex provisions of the Code as to which there are only limited judicial and administrative interpretations and involves the determination of facts and circumstances not entirely within our control. Future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification.
If we fail to qualify as a REIT in any taxable year, we will face serious tax consequences that will substantially reduce the funds available for distributions to our shareholders because:
•we would not be allowed a deduction for dividends paid to shareholders in computing our taxable income and would be subject to U.S. federal income tax at the regular corporate rates;
•we could be subject to possibly increased state and local taxes; and
•unless we are entitled to relief under certain U.S. federal income tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify as a REIT.
In addition, if we fail to qualify as a REIT, we will no longer be required to make distributions. As a result of all these factors, our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and it would adversely affect the value of our common shares. See “U.S. Federal Income Tax Considerations” for a discussion of certain U.S. federal income tax considerations relating to us and our common shares.

Even if we qualify as a REIT, we may owe other taxes that will reduce our cash flows.
Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, on taxable income that we do not distribute to our shareholders, on net income from certain “prohibited transactions,” and on income from some activities conducted as a result of a foreclosure, and state or local income, property and transfer taxes. For example, to the extent we satisfy the 90% distribution requirement but distribute less than 100% of our REIT taxable income, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. We also will be subject to a 4% nondeductible excise tax if the actual amount that we distribute to our shareholders in a calendar year is less than a minimum amount specified under the Code. As another example, we are subject to a 100% “prohibited transaction” tax on any gain from a sale of property that is characterized as held for sale, rather than investment, for U.S. federal income tax purposes, unless we comply with a statutory safe harbor or earn the gain through a taxable REIT subsidiary (“TRS”). Further, any TRS that we establish will be subject to regular corporate U.S. federal, state and local taxes. Any of these taxes would decrease cash available for distribution to shareholders.
REIT distribution requirements could adversely affect our liquidity and may force us to borrow funds during unfavorable market conditions.
In order to maintain our REIT status and to meet the REIT distribution requirements, we may need to borrow funds on a short-term basis or sell assets, even if the then-prevailing market conditions are not favorable for these borrowings or sales. In addition, we may need to reserve cash (including proceeds from this offering) to satisfy our REIT distribution requirements, even though there are attractive investment opportunities that may be available. To qualify as a REIT, we generally must distribute to our shareholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to corporate income tax to the extent we distribute less than 100% of our taxable income including any net capital gain. We intend to make distributions to our shareholders to comply with the requirements of the Code for REITs and to minimize or eliminate our corporate income tax obligation to the extent consistent with our business objectives. Our cash flows from operations may be insufficient to fund required distributions, for example as a result of differences in timing between the actual receipt of income and the recognition of income for U.S. federal income tax purposes, the effect of non-deductible capital expenditures, the creation of reserves or required debt service or amortization payments.
If we have insufficient cash flows to cover our distribution requirements, the shortfall could require us to seek to raise short- and long-term debt or sell equity securities in order to fund distributions required to maintain our REIT status and these sources of financing may not be available at all, or may only be available on disadvantageous terms. If we are unable to pay the distributions required to maintain our REIT status, we could fail to qualify as a REIT unless certain relief provisions apply. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in any calendar year are less than a minimum amount specified under the Code To address and/or mitigate some of these issues, we may make taxable distributions that are in part paid in cash and in part paid in our common shares. In such cases our shareholders may have tax liabilities resulting from such distributions that are in excess of the cash they receive. The treatment of such taxable common share distributions is not clear, and it is possible the taxable common share distribution will not count towards our distribution requirement, in which case adverse consequences could apply.
If we fail to invest a sufficient amount of the net proceeds from selling our common shares in real estate assets within one year from the receipt of the proceeds, we could fail to qualify as a REIT.
Temporary investment of the net proceeds from sales of our common shares in short-term securities and income from such investment generally will allow us to satisfy various REIT income and asset requirements, but only during the one-year period beginning on the date we receive the net proceeds. If we are unable to invest a sufficient amount of the net proceeds from sales of our common shares in qualifying real estate assets within such one-year period, we could fail to satisfy one or more of the gross income or asset tests and/or we could be limited to investing all or a portion of any remaining funds in cash or cash equivalents. If we fail to satisfy any such income or asset test, unless we are entitled to relief under certain provisions of the Code, we could fail to qualify as a REIT. See “U.S. Federal Income Tax Considerations.”
If we form a TRS, our overall tax liability could increase.
Any TRS we form will be subject to U.S. federal, state and local income tax on its taxable income. Accordingly, although our ownership of any TRSs may allow us to participate in the operating income from certain activities that we could not participate in without violating the REIT income tests requirements of the Code or incurring the 100% tax on gains from prohibited transactions, the TRS through which we earn such operating income or gain will be fully subject to corporate income tax. The after-tax net income of any TRS would be available for distribution to us; however, any dividends received by us from our domestic TRSs will only be qualifying income for the 95% REIT income test, not the 75% REIT income test.

Although our use of TRSs may partially mitigate the impact of meeting certain requirements necessary to maintain our qualification as a REIT, there are limits on our ability to own and engage in transactions with TRSs, and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.
A REIT may own up to 100% of the stock or securities of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. A TRS also may sell assets without incurring the 100% tax on prohibited transactions. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s length basis (for example if we charged our TRS interest in excess of an arm’s length rate). We may jointly elect with one or more subsidiaries for those subsidiaries to be treated as TRSs for U.S. federal income tax purposes. These TRSs will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but is not required to be distributed to us. We will monitor the value of our respective investments in any TRSs we may form for the purpose of ensuring compliance with TRS ownership limitations and intend to structure our transactions with any such TRSs on terms that we believe are arm’s length to avoid incurring the 100% excise tax described above. However, there can be no assurance that we will be able to comply with the 20% TRS limitation or to avoid application of the 100% excise tax.
Dividends payable by REITs generally do not qualify for reduced tax rates under current law.
The maximum U.S. federal income tax rate for certain qualified dividends payable to U.S. shareholders that are individuals, trusts and estates generally is 20%; however, dividends payable by REITs are generally not eligible for the reduced rates and therefore may be subject to a 37% maximum U.S. federal income tax rate on ordinary income when paid to such shareholders. Dividends received by such taxpayers that are otherwise taxable as ordinary income generally will qualify for a 20% deduction for tax years beginning before January 1, 2026, that will reduce the effective rate of tax on such dividends.
On December 22, 2017, the President signed into law legislation commonly known as the Tax Cuts and Jobs Act, or TCJA, which is generally effective for taxable years beginning on or after January 1, 2018 (subject to certain exceptions). This legislation makes many changes to the U.S. federal income tax laws that significantly impact the taxation of individuals, corporations (both regular C corporations as well as corporations that have elected to be taxed as REITs), and the taxation of taxpayers with overseas assets and operations. A number of changes that reduce the tax rates applicable to noncorporate taxpayers (including a new 20% deduction for qualified REIT dividends that reduces the effective rate of regular income tax on such income), and also limit the ability of such taxpayers to claim certain deductions, will expire for taxable years beginning after 2025 unless Congress acts to extend them.
Complying with REIT requirements may cause us to forgo otherwise attractive opportunities or to liquidate otherwise attractive investments.
To qualify as a REIT, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our shareholders and the ownership of our shares. We may be required to make distributions to our shareholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with the REIT requirements may, for instance, hinder our ability to make certain otherwise attractive investments or undertake other activities that might otherwise be beneficial to us and our shareholders, or may require us to borrow or liquidate investments in unfavorable market conditions and, therefore, may hinder our investment performance. As a REIT, at the end of each calendar quarter, at least 75% of the value of our assets must consist of cash, cash items, U.S. Government securities and qualified “real estate assets.” The remainder of our investments in securities (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our total assets (other than cash, cash items, U.S. Government securities, securities issued by a TRS and qualified real estate assets) can consist of the securities of any one issuer, no more than 20% of the value of our total securities can be represented by securities of one or more TRSs, and no more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or real property interests. After meeting these requirements at the close of a calendar quarter, if we fail to comply with these requirements at the end of any subsequent calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification. As a result, we may be required to liquidate from our portfolio or forgo otherwise attractive investments. These actions could have the effect of reducing our income and amounts available for distribution to our shareholders.

You may be restricted from acquiring, transferring or redeeming certain amounts of our common shares.
In order to maintain our REIT qualification, among other requirements, no more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code to include certain kinds of entities, during the last half of any taxable year, other than the first year for which a REIT election is made. To assist us in qualifying as a REIT, our operating agreement contains an aggregate share ownership limit and a common shares ownership limit. Generally, any of our shares owned by affiliated owners will be added together for purposes of the aggregate share ownership limit, and any common shares owned by affiliated owners will be added together for purposes of the common shares ownership limit.
If anyone attempts to transfer or own shares in a way that would violate the aggregate share ownership limit or the common shares ownership limit (or would prevent us from continuing to qualify as a REIT), unless such ownership limits have been waived by our Manager, those shares instead will be deemed transferred to a trust for the benefit of a charitable beneficiary and will be either redeemed by us or sold to a person whose ownership of the shares will not violate the aggregate share ownership limit or the common shares ownership limit and will not prevent us from qualifying as a REIT. If this transfer to a trust fails to prevent such a violation or our disqualification as a REIT, then the initial intended transfer or ownership will be null and void from the outset. Anyone who acquires or owns shares in violation of the aggregate share ownership limit or the common shares ownership limit, unless such ownership limit or limits have been waived by our Manager, or the other restrictions on transfer or ownership in our operating agreement, bears the risk of a financial loss when the shares are redeemed or sold, if the NAV of our shares falls between the date of purchase and the date of redemption or sale.
Our limits on ownership of our shares also may require us to decline redemption requests that would cause other shareholders to exceed such ownership limits. In addition, in order to comply with certain of the distribution requirements applicable to REITs we will decline to honor any redemption request that we believe is a “dividend equivalent” redemption as discussed in “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Shareholders—Redemptions of Common Shares.”
The ability of our Manager to revoke our REIT qualification, without shareholder approval may cause adverse consequences to our shareholders.
Our operating agreement provides that our Manager may revoke or otherwise terminate our REIT election, without the approval of our shareholders, if it determines that it is no longer in our best interest to continue to qualify as a REIT. If we cease to be a REIT, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates, as well as state and local taxes, which may have adverse consequences on our total return to our shareholders.
We may be subject to a 100% penalty tax on any prohibited transactions that we enter into, or may be required to forgo certain otherwise beneficial opportunities in order to avoid the penalty tax on prohibited transactions.
If we are found to have held, acquired or developed property primarily for sale to customers in the ordinary course of business, we may be subject to a 100% “prohibited transactions” tax under U.S. federal tax laws on the gain from disposition of the property unless (i) the disposition qualifies for a safe harbor exception for properties that have been held by us for at least two years (generally for the production of rental income) and that satisfy certain additional requirements or (ii) the disposition is made through a TRS and, therefore, is subject to corporate U.S. federal income tax.
Under existing law, whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances. Our opportunistic business strategy may include investments that risk being characterized as investments in properties held primarily for sale to customers in the ordinary course of a trade or business. We intend to comply with the statutory safe harbor when selling properties (or when our joint ventures sell properties) outside of our TRSs that we believe might reasonably be characterized as held for sale, but compliance with the safe harbor may not always be practical. Moreover, because the determination of whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances, the IRS might disagree with our characterization of sales outside the safe harbor. Thus, we may be subject to the 100% penalty tax on the gain from dispositions of property.
The potential application of the prohibited transactions tax could cause us to forgo potential dispositions of other property or to forgo other opportunities that might otherwise be attractive to us, or to hold investments or undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred.

Our ability to provide certain services to our tenants may be limited by the REIT rules, or may have to be provided through a TRS.
As a REIT, we generally cannot hold interests in rental property where tenants receive services other than services that are customarily provided by landlords in the respective geographical area, nor can we derive income from a third party that provides such services. If services to tenants at properties in which we hold an interest are limited to customary services, those properties may be disadvantaged as compared to other properties that can be operated without the same restrictions; however, we can provide such non-customary services to tenants or share in the revenue from such services if we do so through a TRS, though income earned through the TRS will be subject to corporate income taxes.
We may be subject to adverse tax consequences if certain sale-leaseback transactions are not characterized by the IRS as “true leases.”
We may purchase investments in real estate properties and lease them back to the sellers of such properties. In the event the IRS does not characterize such leases as “true leases,” we could be subject to certain adverse tax consequences, including an inability to deduct depreciation expense and cost recovery relating to such property, and under certain circumstances, we could fail to qualify as a REIT as a result.
Possible legislative, regulatory or other actions affecting REITs could adversely affect our shareholders and us.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our shareholders or us. We cannot predict whether, when, in what forms, or with what effective dates, tax laws, regulations and rulings may be enacted, promulgated or decided, which could result in an increase in our, or our shareholders’, tax liability or require changes in the manner in which we operate in order to minimize increases in our tax liability. A shortfall in tax revenues for states and municipalities in which we operate may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income or be subject to additional restrictions. These increased tax costs could, among other things, adversely affect our financial condition, the results of operations and the amount of cash available for the payment of dividends.
In particular, the comprehensive tax legislation commonly known as the “Tax Cuts and Jobs Act,” or TCJA, makes many significant changes to the U.S. federal income tax laws that will profoundly impact the taxation of individuals, corporations (both regular C corporations as well as corporations that have elected to be taxed as REITs), and the taxation of taxpayers with overseas assets and operations. A number of changes that affect noncorporate taxpayers will expire at the end of 2025 unless Congress acts to extend them. These changes will impact us and our shareholders in various ways, some of which are adverse or potentially adverse compared to prior law. See “U.S. Federal Income Tax Considerations.” To date, the IRS has issued only limited guidance with respect to certain of the new provisions, and there are numerous interpretive issues that will require guidance. It is highly likely that technical corrections legislation will be needed to clarify certain aspects of the new law and give proper effect to Congressional intent. There can be no assurance, however, that technical clarifications or changes needed to prevent unintended or unforeseen tax consequences will be enacted by Congress in the near future.
Shareholders are urged to consult with their own tax advisors with respect to the impact that legislation may have on their investment and the status of legislative, regulatory or administrative developments and proposals and their potential effect on their investment in our shares.
A portion of our distributions may be treated as a return of capital for U.S. federal income tax purposes, which could reduce the basis of a shareholder’s investment in our common shares and may trigger taxable gain.
As a general matter, a portion of our distributions will be treated as a return of capital for U.S. federal income tax purposes if the aggregate amount of our distributions for a year exceeds our current and accumulated earnings and profits for that year. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce your adjusted tax basis in your shares, and any reduction that exceeds your adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares. See “U.S. Federal Income Tax Considerations.”
Property taxes could increase due to property tax rate changes or reassessment, which could impact our cash flow.
Even if we qualify as a REIT for U.S. federal income tax purposes, we generally will be required to pay state and local taxes on our properties. The real property taxes on our properties may increase as property tax rates change or as our properties are assessed or reassessed by taxing authorities. If the property taxes we pay increase, our financial condition, results of operations, cash flow, per share trading price of our common shares and our ability to satisfy our principal and interest obligations and to make distributions to our shareholders could be adversely affected.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION
We make statements in this offering circular that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this offering circular or in the information incorporated by reference into this offering circular.
The forward-looking statements included in this offering circular are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the forgoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•our ability to effectively deploy the proceeds raised in this offering;
•our ability to attract and retain investors to the investment portal on the Jamestown website;
•risks associated with breaches of our data security;
•changes in economic conditions generally and the real estate and securities markets specifically;
•limited ability to dispose of assets because of the relative illiquidity of real estate investments;
•intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space;
•defaults on or non-renewal of leases by tenants;
•increased interest rates and operating costs;
•our failure to obtain necessary outside financing;
•decreased rental rates or increased vacancy rates;
•the risk associated with potential breach or expiration of a ground lease, if any;
•difficulties in identifying properties to complete, and consummating, real estate acquisitions, developments, joint ventures and dispositions;
•our failure to successfully operate acquired real estate assets;
•exposure to liability relating to environmental, health and safety matters;
•changes in real estate and zoning laws and increases in real property tax rates;
•our ability to complete projects on the timeframes and budgeted costs we anticipate;
•our failure to maintain our status as a REIT;
•failure of acquisitions to yield anticipated results;
•risks associated with derivatives or hedging activity;
•our level of debt and the terms and limitations imposed on us by our debt agreements;
•the need to invest additional equity in connection with debt refinancings as a result of reduced asset values;
•our ability to retain our executive officers and other key personnel of our Manager and its affiliates;
•the ability of our sponsor and its affiliates to source and service our loans and other assets, and the quality and performance of these assets;
•our ability to retain and hire competent employees and appropriately staff our operations;
•legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of REITs and SEC guidance related to Regulation A or the JOBS Act);
•changes in business conditions and the market value of our assets and generally the increased risk of loss if our investments fail to perform as expected;

•our ability to implement effective conflicts of interest policies and procedures among the various real estate investment opportunities sponsored by our sponsor;
•our ability to access sources of liquidity when we have the need to fund redemptions of common shares in excess of the proceeds from the sales of our common shares in our continuous offering and the consequential risk that we may not have the resources to satisfy redemption requests;
•our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, the Investment Company Act and other laws; and
•changes to generally accepted accounting principles, or GAAP;
•disruptions in economic activity, a decline in commercial activity and decreased consumer activity arising out of the COVID-19 pandemic have and may continue to adversely affect the financial condition and results of operations of the Company; and
•the outbreak of COVID-19 and the economic impact arising from the virus and the actions taken to mitigate its spread have and may continue to impact the value of the Company’s assets, and there can be no assurance that the Net Asset Value will be accurate on any given date.
Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this offering circular. All forward-looking statements are made as of the date of this offering circular and the risk that actual results will differ materially from the expectations expressed in this offering circular will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this offering circular, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this offering circular, including, without limitation, the risks described under “Risk Factors,” the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this offering circular will be achieved.

ESTIMATED USE OF PROCEEDS
The table below sets forth our estimated use of proceeds from this offering, assuming we sell in this offering $46,033,490 in shares, which represents the amount of the shares available to be offered as of the date of this amended offering circular, out of the maximum offering amount of $50,000,000 in shares of our common shares. Our current offering price is $10.35 per share. The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Investors will pay the most recent publicly announced purchase price as of the date of their subscription.
As of June 30, 2021, we have sold 395,643 shares of our common shares in this public offering for total gross offering proceeds of approximately $3,966,510, including 113,450 shares or $1,134,500 purchased by our sponsor. In addition, we have sold 550,100 of our common shares totaling $5,501,000, including approximately 86,550 common shares or $865,500 purchased by our sponsor, in a private placement prior to this offering statement be declared “qualified” by the SEC. In the aggregate, as of June 30, 2021, we have sold 945,743 shares of our common shares in this public offering and the private placement for total gross offering proceeds of $9,467,510, including 200,000 shares totaling $2,000,000 purchased from our sponsor (also in the aggregate).
We have used and expect to continue to use substantially all of the net proceeds from this offering to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.” We expect that any expenses or fees payable to our Manager for its services in connection with managing our daily affairs, including but not limited to, the selection and acquisition or origination of our investments, will be paid from cash flow from operations. If such fees and expenses are not paid from cash flow (or waived) they will reduce the cash available for investment and distribution and will directly impact our quarterly NAV. The Company will initially pay to the Manager the Fund Administration Fee and the Asset Management Fee out of the net offering proceeds. See “Management Compensation” for more details regarding the fees that will be paid to our Manager and its affiliates. Many of the amounts set forth in the table below represent our Manager’s best estimate since they cannot be precisely calculated at this time.
We may not be able to promptly invest the net proceeds of this offering in investments in mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels and real estate related assets. In the interim, we may invest in short-term, highly liquid or other authorized investments, subject to the requirements for qualification as a REIT. Such short-term investments will not earn as high of a return as we expect to earn on our real estate-related investments.

Maximum Offering Amount (1) (2)
Gross Offering Proceeds	$46,033,940
Net Proceeds from this Offering (3)	$46,033,940
Estimated Amount Available for Investments (4)	$46,033,940
(1)As of June 30, 2021, the current price per share is $10.35. The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Investors will pay the most recent publicly announced purchase price as of the date of their subscription.
(2)This is a “best efforts” offering. Subscription proceeds from this offering will be placed into an escrow account with our broker-dealer and will be released to us upon a closing. Closings will be held at our Manager’s discretion but will be held at least once a month as long as there have been any subscription proceeds deposited into the escrow account during this offering. Investors will become shareholders with respect to the subscription proceeds held in the escrow account after our Manager holds a closing. If our offering is terminated before a closing is held and there are subscription proceeds in the escrow account, such proceeds will be refunded to investors.

(3)Investors will not pay upfront selling commissions in connection with the purchase of our common shares. Therefore, the “Net Proceeds from this Offering” and "Estimated Amount Available for Investments" will not be reduced by any Placement Agent Commissions. North Capital Private Securities, our broker-dealer, will be paid a fee for their services, including the solicitation of investors. For common shares sold by, and trades executed by, North Capital Private Securities (“NCPS”), our Manager shall pay NCPS a commission equal to 0.60% of the proceeds from the sale of such common shares, except as noted below. This commission will be paid by our Manager and will not be charged separately to our investors. See “Plan of Distribution” for further information and details regarding compensation payable to placement agents in connection with this Offering. See “Management Compensation” for a description of additional fees and expenses that we will pay our Manager.
(4)On November 26, 2019, we qualified up to $50,000,000 in shares of our common shares for issuance in this public offering, which represent limited liability company interest in the Company. As of June 30, 2021, we have sold 395,643 shares of our common shares in this public offering for total gross offering proceeds of approximately $3,966,510, including 113,450 shares or $1,134,500 purchased by our sponsor. Accordingly, as of June 30, 2021, the total maximum amount of shares available for issuance is $46,033,490. Also, we have sold 550,100 or $5,501,000 of our common shares at the initial per share price of $10.00 per share, including approximately 86,550 common shares or $865,500 purchased by our sponsor, in a private placement prior to this offering statement be declared “qualified” by the SEC. As such, including what we have sold to-date in this public offering and the private placement totaling $9,467,510, plus the remaining maximum shares available for issuance of $46,033,490, the total estimated amount of proceeds available to us may be $55,501,000.

MANAGEMENT
Our Manager
We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager will establish an “Investment Committee” that will make decisions with respect to all acquisitions and dispositions. See “—Investment Committee of our Manager” below. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.
We will follow investment guidelines adopted by our Manager and the investment and borrowing policies set forth in this offering circular unless they are modified by our Manager. Our Manager may establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. Our Manager may change our investment objectives at any time without approval of our shareholders.
Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.
Responsibilities of our Manager
The responsibilities of our Manager include:
Offering Services. The Manager is responsible for preparing and approving all marketing materials used by us relating to the offering. The Manager will coordinate the receipt, processing and acceptance of subscription agreements and will oversee administrative support functions related to the subscription process. The Manager will implement various technology solutions related to this offering, and will create electronic communications in connection with this offering.
Investment Advisory and Acquisition Services. Jamestown’s acquisitions team is responsible for deal sourcing, underwriting and due diligence, and negotiation of the terms of each acquisition. Potential investments will be presented to our Manager’s Investment Committee once they pass the initial screening and underwriting by the acquisitions team. The Investment Committee must approve any investment before a contract is signed and/or non-refundable deposits are posted. Once a potential investment is approved by the Investment Committee, Jamestown’s acquisitions team will see the acquisition through the negotiation and closing process, including structuring the terms and conditions of joint ventures and negotiating loan agreements, with guidance from the Investment Committee.
Fund and Asset Management Services. The Manager will evaluate all potential acquisitions to assess whether the asset fits the investment strategy and diversification parameters and is accretive to the overall portfolio, as well as a compelling investment in its own right. The Manager will also oversee all investments held by the Fund on an ongoing basis. Based on regular site visits, communication with in-house staff managing investments and review of financial analysis, Jamestown’s asset management team will develop high-level asset strategies and perform strategic portfolio reviews utilizing its in-house capabilities in retail leasing, design, marketing, construction and project management, risk management, accounting, and sustainability to support the asset level strategies. The Manager is also responsible for communicating performance to investors through semi-annual and annual reports. These reports will include a description of the Fund’s activity during the period as well as financial statements and high-level asset performance summaries. The Manager will select and engage attorneys, accountants, custodians, escrow agents, depositaries, brokers, technology providers and other consultants deemed necessary or desirable by the Manager for the performance of services under our operating agreement.
Accounting and Other Administrative Services. Jamestown will provide or arrange for accounting and administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations. Jamestown will file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency. Jamestown will maintain all appropriate company books and records, and will oversee tax and compliance and risk management services and coordinate with independent accountants and other consultants.
Investment Committee. The Investment Committee is composed of 6 members, averaging 23 years of industry experience who have worked with or at Jamestown for more than 13 years on average as of June 30, 2021. The members of the Investment Committee bring the benefit of their comprehensive experience to all aspects of the investment process, from reviewing potential acquisitions to monitoring asset management recommendations regarding the Fund’s assets, including:
•Reviewing and approving all potential investments, as well as reviewing the Fund’s acquisition pipeline;

•Approving annual reviews of each asset’s business plan, capital structure and budget;
•Approving major leasing and asset management matters and any material changes to an asset’s business plan;
•Evaluating the Fund’s investment strategy and capital market outlook; and
•Recommending asset disposition strategies based on regular reviews of hold/sell analyses.
The Investment Committee will vote on major decisions of the Fund after review and consideration of materials presented to it by the Manager.
Allocation of Investment Opportunities
For more information regarding the factors that our Manager’s Investment Committee may consider in allocating investment opportunities among our additional similar programs, please see “Conflicts of Interest.”
Executive Officers of our Sponsor
Jamestown is led by a senior management team of professionals who together have extensive experience in all aspects of real estate investment and management.
Christoph A. Kahl, Chairman (65)
Christoph Kahl is one of the two founding partners of Jamestown, headquartered in Atlanta. Mr. Kahl also founded Jamestown US-Immobilien GmbH in Cologne, Germany. Residing in Cologne and frequently traveling to the United States, Mr. Kahl serves as Principal of both sister companies. As Chairman of the company’s investment committee, Mr. Kahl leads the acquisition, asset management, and disposition discussions. Mr. Kahl received the Diplom-Kaufmann from the University of Cologne in 1977 and has specialized in US real estate for more than 40 years.
Matt M. Bronfman, Chief Executive Officer (55)
Matt Bronfman is a Principal and the Chief Executive Officer of Jamestown. Mr. Bronfman joined the company in 1998 as General Counsel and in 2002 was named Managing Director and Chief Operating Officer. He became CEO in 2012, and is responsible for managing Jamestown’s global operations and overseeing corporate strategy and execution. Under Mr. Bronfman’s leadership, Jamestown has grown its portfolio of assets in the US and expanded into Latin America and Europe. Mr. Bronfman has more than 25 years of experience in real estate and has led the acquisition, redevelopment, and oversight for projects including Chelsea Market in New York City, Ponce City Market in Atlanta, Industry City in Brooklyn, the Innovation and Design Building in Boston, and Ghirardelli Square in San Francisco. Prior to joining Jamestown, Mr. Bronfman practiced law at Holland & Knight. He currently serves on the boards for the Association of Foreign Investors in Real Estate (AFIRE), the Atlanta BeltLine Partnership, the Metro Atlanta Chamber, the Jewish Federation of Greater Atlanta, and the Jewish Funders Network. Mr. Bronfman also serves as President of the board of directors for the Jamestown Charitable Foundation, which supports non-profits to help make cities more enjoyable places to live and work. He has been recognized as a leader in the industry and is a recipient of the Real Estate Roundtable President’s Circle Award; New York Observer’s 100 Most Powerful People in New York Real Estate in 2013 and 2015; Commercial Observer’s The Power 100: Commercial Real Estate’s Most Powerful Players 2015, 2016, 2017, 2018 and 2019; Atlanta Business Chronicle’s Most Admired CEO in 2017; 2019’s 100 Most Influential Georgians by Georgia Trend; and Atlanta Magazine’s Top 500 Most Powerful Leaders of 2019. Mr. Bronfman graduated Phi Beta Kappa and summa cum laude from Tufts University in Boston and attended law school at Northwestern University in Evanston, IL, graduating magna cum laude.
Michael Phillips, President (52)
Michael Phillips is a Principal and the President of Jamestown. As President, Mr. Phillips oversees the development and execution of the company’s real estate projects globally. During his tenure, Jamestown has grown its portfolio of assets in key markets throughout the US and expanded its investment footprint to South America and Europe, more than tripling the firm’s assets under management. Mr. Phillips is the driving force behind the company’s adaptive reuse projects including Chelsea Market in New York City, Ponce City Market in Atlanta, Industry City in Brooklyn, and Ghirardelli Square in San Francisco. Mr. Phillips is nationally recognized for his creative leadership and ability to build unique, iconic urban centers. He attended the American University in London.

Chris Kopecky, Chief Financial Officer (50)
Chris Kopecky is the Chief Financial Officer of Jamestown. Mr. Kopecky is a CPA and began his career in Public Accounting spending nine years with Arthur Andersen and three years with Ernst & Young. He was a Senior Manager in their business advisory practices, serving publicly traded and privately held clients in the real estate and financial services industries. In 2005, he became the Chief Accounting Officer at Edens, a leading owner, operator and developer of retail real estate in Columbia, South Carolina. At Edens, he oversaw all aspects of accounting, forecasting, tax, treasury and investor reporting. Mr. Kopecky graduated with a Bachelor of Business Administration in Accounting from the University of Oklahoma’s Price College of Business. He has also completed executive coursework at Harvard Business School and is a member of the Finance Committee of The Westminster Schools in Atlanta.
Gretchen Nagy, Senior Corporate Counsel (63)
Gretchen E. Nagy is Senior Corporate Counsel at Jamestown. She served as Managing Director and Chief Legal Officer at Jamestown until December 2018. Prior to joining Jamestown, Ms. Nagy was a Partner with Branch, Pike, & Ganz and later was Senior Counsel with the law firm Holland & Knight. She is a member of the State Bar of Georgia. Ms. Nagy graduated Phi Beta Kappa and cum laude from Ohio Wesleyan University and attended law school at Duke University. She completed a year of post-graduate work at the University of Munich as a Fulbright Scholar.
Shak Presswala, Managing Director, Head of Capital Markets (43)
Shak Presswala is a Managing Director and Head of Capital Markets for Jamestown. He oversees financing and dispositions activity for the company and serves as an Investment Committee member for Jamestown’s open-end core fund, the Premier Property Fund, and the firm’s closed-end funds. Mr. Presswala joined Jamestown in 2006 as a Senior Associate in Acquisitions and has served in a number of capacities with the company, most recently as Co-Chief Investment Officer, as well as roles in Acquisitions, Asset Management, and Capital Markets. He began his career as a corporate investment banking analyst at SunTrust Robinson Humphrey, later moving into real estate with Wells Real Estate Funds where he worked in Acquisitions. After Wells Real Estate Funds, Mr. Presswala joined WestWind Capital Partners, then-advisor to the Kan-Am Funds, as an Acquisitions Associate prior to joining Jamestown. He is affiliated with the Association of Foreign Investors in Real Estate, the Atlanta Society of Financial Analysts, the Urban Land Institute, and the National Association of Office & Industrial Properties. Mr. Presswala earned the Chartered Financial Analyst designation from the CFA Institute and received a Bachelor of Arts in Economics with a minor in Finance from Vanderbilt University.
Joshua Wechter, Fund Manager - Premier Property Fund, Co-Chief Investment Officer (40)
Josh Wechter is a Managing Director, Fund Manager of the Premier Property Fund, and serves as the Co-Chief Investment Officer of Jamestown. As Fund Manager, Mr. Wechter oversees Jamestown's open-end core-plus investment vehicle, the Premier Property Fund, and serves on its Investment Committee. Mr. Wechter joined Jamestown in 2011. He started his career at DivcoWest in San Francisco and then joined Starwood Capital's acquisitions group in Greenwich, where he sourced and executed single asset, corporate, and development opportunities across all asset classes and geographies. Subsequent to Starwood, Mr. Wechter joined Rubenstein Partners in New York where he sourced and executed office opportunities in the Northeast. Mr. Wechter is a member of the Real Estate Board of New York and Urban Land Institute. He graduated with a dual degree from the University of Pennsylvania, earning a Bachelor of Science in Economics with a concentration in management from The Wharton School and a Bachelor of Arts with a major in history.
Alix Rice, Managing Director, Co-Head of Investor Relations (41)
Alix Rice is a Managing Director and Co-Head of Investor Relations at Jamestown. She joined the Investor Relations team in 2014, after leading Jamestown’s Creative & Marketing department for two years. Prior to that, Ms. Rice worked for over seven years in development and sustainability roles, focusing on mixed-use projects at Jamestown and Green Street Properties. She is a member of the Pension Real Estate Association and the Urban Land Institute, and she is a LEED Accredited Professional. Ms. Rice received a Bachelor of Arts in English from Emory University and a Master of Business Administration from Emory’s Goizueta Business School.
Amber Murray, Managing Director, Deputy General Counsel (41)
Amber Murray is a Managing Director and Deputy General Counsel of Jamestown. She joined Jamestown in 2013 and focuses on portfolio management, dispositions of real estate assets within the Jamestown portfolio, and capital markets transactions. Prior to joining Jamestown, Ms. Murray practiced in the real estate and capital markets group at King & Spalding LLP. She serves on the board of directors of Atlanta Habitat for Humanity and Martin Luther King Sr. Community Resources Collaborative and on the board of trustees of Ebenezer Baptist Church. Ms. Murray graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill and received a Master of Arts in Hispanic Language and Cultures from New York University. She attended law school at Georgetown University Law Center.

John Wilson, Director, Asset Management (36)
John Wilson is a Director at Jamestown and Fund Manager of Jamestown Invest 1, LLC. Previously, he led teams responsible for value creation in mixed-use office and retail projects, including Ponce City Market in Atlanta and Chelsea Market in New York until its sale to Google in 2018. Mr. Wilson began his real estate career with Jones Lang LaSalle and later worked at Goldman Sachs. He serves on the boards for the Piedmont Park Conservancy and Trees Atlanta. Mr. Wilson earned a Bachelor of Arts in Government from Dartmouth College and an MBA in Real Estate and Finance from The Wharton School, University of Pennsylvania.
Investment Committee of our Manager
The Investment Committee of our Manager is a standing committee, established to assist our Manager in fulfilling its oversight responsibilities by (1) considering and approving of each investment made by us, (2) establishing our investment guidelines and overseeing our investments, and the investment activity of other accounts and funds held for our benefit and (3) overseeing the investment activities of certain of our subsidiaries. The Investment Committee will consist of at least three members, each of whom will be appointed by our Manager, who will serve until such time as such Investment Committee member resigns or is replaced by our Manager, in its sole and absolute discretion. The current Investment Committee consists of Matt M. Bronfman, Michael Phillips, Chris Kopecky, Amber Murray, John Wilson, and Shak Presswala.
Compensation of Executive Officers
We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Each of the executive officers of our sponsor also serves as an executive officer of our Manager. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of our Manager, from our sponsor. As executive officers of our Manager, these individuals will serve to manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to our Manager, we do not intend to pay any compensation directly to these individuals.
Limited Liability and Indemnification of our Manager and Others
Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates.
Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates will not be liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or pursuant to the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager’s directors or officers.
Insofar as the forgoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Term and Removal of the Manager
Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances.
Our shareholders may only remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders who are not affiliated with Jamestown or its affiliates. “Cause” is defined as:
•our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);
•the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or
•the dissolution of our Manager.
Unsatisfactory financial performance does not constitute “cause” under the operating agreement.
Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates without the approval of our shareholders so long as our Manager remains liable for any such affiliate’s performance, and if such assignment or delegation does not require our approval under the Investment Advisers Act of 1940, as amended.
Our Manager may withdraw as our Manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event.
In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.
Holdings of our Common Shares
As of June 30, 2021, we have sold 395,643 common shares in this public offering totaling $3,966,510, including 113,450 common shares or $1,134,500 purchased by our sponsor. Also, we have sold 550,100 or $5,501,000 of our common shares at the initial per share price of $10.00 per share, including approximately 86,550 common shares or $865,500 purchased by our sponsor, in a private placement prior to this offering statement be declared “qualified” by the SEC. In the aggregate as of June 30, 2021, we have sold 945,743 shares of our common shares in this public offering and the private placement for total gross offering proceeds of $9,467,510, including 200,000 shares totaling $2,000,000 purchased from our sponsor (also in the aggregate).
Jamestown Website
We will conduct this offering primarily on the investment portal on the Jamestown website (though we may distribute our shares through other online portals as deemed appropriate by our Manager), which will host this offering in connection with the distribution of the common shares offered pursuant to this offering circular. The Jamestown website is owned and operated by Jamestown, our sponsor. The portal is operated by Jamestown and runs on a white label platform owned by a third-party. We will not pay Jamestown any sales commissions or other remuneration for hosting this offering on the Jamestown website.

MANAGEMENT COMPENSATION
Our Manager and its affiliates will receive fees, other payments and expense reimbursements for services relating to this offering and the investment and management of our assets. The categories of compensation are summarized in the following table. Neither our Manager nor its affiliates will receive any selling commissions or dealer manager fees in connection with the offer and sale of our common shares and none of our offering proceeds will be used to pay for our organization and offering expenses.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Organizational and Offering Stage

Fund Administration Fee – Manager	We will pay our Manager a quarterly Fund Administration Fee equal to 0.60% per annum, which, beginning on April 1, 2020, will be based on our NAV at the end of the prior quarter, to pay our Manager for certain administration costs.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Acquisition Stage

Reimbursement of Acquisition Expenses – Manager	We will reimburse our Manager and any third party for actual expenses incurred in connection with the selection and acquisition of an investment whether or not we ultimately acquire the investment.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Operational Stage

Fund Administration Fee – Manager	We will pay our Manager a quarterly Fund Administration Fee equal to 0.60% per annum, which, beginning April 1, 2020, will be based on our NAV at the end of the prior quarter, to pay our Manager for certain administration costs.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Asset Management Fee – Manager	We will pay our Manager a quarterly Asset Management Fee equal to 1.25% per annum, which, beginning April 1, 2020, will be based on our NAV at the end of the prior quarter. The Manager will engage Jamestown, L.P. to provide asset management services as its sub-advisor and pay Jamestown, L.P., as its a sub-advisor, an amount equal to the Asset Management Fee, less certain reimbursements payable by us to Jamestown, L.P., in accordance with the Sub-Advisory Agreement.	Actual amounts are dependent upon the offering proceeds we raise (and any leverage we employ) and the results of our operations; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Property Management Fee	A monthly Property Management Fee of up to 4% paid to our Manager or its affiliates for the management of properties held by us. The fee is calculated as a percentage of the gross receipts of the property receiving such services, such as rents and other payments. We will also reimburse our Manager or its affiliates for costs incurred by them in connection with such services provided to us, including the cost of property management personnel that are onsite at the investment and/or a share of our Manager’s or its affiliates’ personnel costs attributable to the estimated percentage allocation of time spent, if such employee is allocated to more than one asset, in connection with providing property management services to our investments, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts are dependent upon the amount and timing of payments received by us at our properties; we cannot determine these amounts at the present time.

Construction and Development Fee	A Construction and Development Fee of 1% to 4% paid to our Manager or its affiliates for construction management services and/or development management services on assets held by the Fund. The fee is calculated as a percentage of the total project costs (including both hard and soft costs). We will also reimburse our Manager or its affiliates for costs incurred by them in connection with such services provided to us, including a share of our Manager’s or its affiliates’ overhead attributable to the actual time spent in connection with providing construction and development services to us, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts are dependent upon actual expenses incurred or whether affiliates of the Manager are actually engaged to perform such services and, therefore, cannot be determined at this time.

Leasing Fee	A Leasing Fee paid to our Manager or its affiliates for office and retail leasing services of (i) 6% of total deal value for new leases for Fund assets (4% with a co-broker), (ii) 4% of total deal value for renewal of leases for Fund assets (2% with a co-broker) and (iii) 10% of total deal value event/short term (less than 3 years) leases for Fund assets.	Actual amounts are dependent upon actual expenses incurred and, therefore, cannot be determined at this time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Reimbursements to Affiliates of the Manager	In addition to the separately paid fees to our Manager or its affiliates, we may retain the Manager or certain of its affiliates for necessary services relating to our investments or our operations, including sustainability services, creative and marketing services, architecture services, risk management services, legal services and tax services. We will reimburse our Manager or its affiliates for the costs incurred by them in connection with such services provided to us, including a share of our Manager’s affiliates overhead attributable to the actual time spent in connection with providing these services to us, such as employee costs, travel, rent, utilities and technology costs.	Actual amounts depend on whether affiliates of the Manager are actually engaged to perform such services and, therefore, cannot be determined at this time.

Operating Expenses – Manager	We will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include employee costs borne by the Manager.	Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

Disposition Fee—Manager	We will pay our Manager or its affiliates a Disposition Fee for the disposition of each asset held by us. The fee is calculated as 1% of the contract sale price of the asset, and is deducted at the time such payment from the disposition of the asset is received by us. The Disposition Fee will be paid in addition to any third-party brokerage or sales fees paid by the Fund. For dispositions of assets in which we own partial interests, the asset disposition fee will be pro-rated based on our ownership interest. In addition to this fee, we will reimburse our Manager and any affiliate and any third party for actual expenses incurred in connection with the disposition of an asset whether or not we ultimately disposed of the asset.	Actual amounts are dependent upon the amount and timing of sales proceeds received by us from the sale of each property; we cannot determine these amounts at the present time.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Liquidation Stage

Participation Allocation	Our Manager, as a Special Limited Partner, will hold a performance participation interest in the Operating Partnership that entitles it to receive a performance participation allocation from the Operating Partnership (the “Participation Allocation”), payable in full upon a Liquidity Event (as defined below) or, to the extent allocable to redeemed shares, at the time of redemption. The Participation Allocation will be equal to 20% of (i) our NAV (without reduction for any accrued Participation Allocation) as of the applicable date, increased by (ii) the aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership, if any, less (iii) the aggregate initial purchase price for all interests in the Operating Partnership. If our NAV as of the applicable date, increased by capital distributions and dividends paid or accrued, is less than $10.00 per share, no Participation Allocation will be paid. The redemption price for any redeeming investor for any redemption of shares will be our NAV as of the redemption date (including any accrued Participation Allocation). “Liquidity Event” shall mean the occurrence of a liquidity event, including, but not limited to, a liquidation of the fund upon the sale of all of the properties, a public listing, or a merger with a public or non-public company.	Actual amounts are dependent upon the amount and timing of amounts received by us in connection with subject assets and the occurrence of a liquidity event or redemption; we cannot determine these amounts at the present time.
Participation Allocation Example
The following example illustrates how we would calculate our Manager’s Participation Allocation based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to the units outstanding at the time of the Participation Allocation event. Actual results may differ materially from the following example.

A.	NAV (without reduction for any accrued Participation Allocation) as of the applicable date:	$73,000,000
B.	Aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership:	$22,000,000
C.	Aggregate value is equal to the total amount of (A) increased by (B):	$95,000,000
D.	The aggregate initial purchase price for all interests in the Operating Partnership	$50,000,000
E.	Aggregate appreciation is equal to the total amount of (C) less (D):	$45,000,000
F.	Participation Allocation is equal to 20% of (E):	$9,000,000

PRINCIPAL SHAREHOLDERS
The following table sets forth the beneficial ownership of our common shares as of the date of this offering circular for each person or group that holds more than 5% of our common shares, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group. To our knowledge, each person that beneficially owns our common shares has sole voting and disposition power with regard to such shares.
Unless otherwise indicated below, each person or entity has an address in care of our principal executive offices at Jamestown, Ponce City Market, 675 Ponce de Leon Avenue NE, 7th Floor, Atlanta, GA 30308.

Name of Beneficial Owner(1)	Approximate Number of Shares Beneficially Owned	Approximate Percent of All Shares
Jamestown, L.P. (2)	200,000	21.15%
All directors and executive officers of our Manager as a group (6 persons)	29,700	3.14%
• Chris Kopecky, Chief Financial Officer and Chief Accounting Officer	10,000	1.06%
• John Wilson, Vice President	10,000	1.06%
• Shak Presswala, Vice President and Secretary	5,000	*
• Noah Peeters, Vice President and Assistant Secretary	3,000	*
• Amber Murray, Vice President	1,000	*
• Lori Lathem, Vice President and Assistant Financial Officer	700	*
* Less than 1%.
(1)Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person also is deemed to be a beneficial owner of any securities which that person has a right to acquire within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest.
(2)All voting and investment decisions with respect to our common shares that are held by Jamestown are controlled by the Shareholders Committee of Jamestown, which is made up of Christoph A. Kahl, Matt Bronfman and Michael Phillips.
As of the date of this offering circular, other than certain persons listed above (including family members), no other owner of Jamestown beneficially owns shares of capital stock in Jamestown’s general partner that entitle such owner to more than 5% of the voting power of Jamestown. All of the forgoing stockholders, directors and executive officers disclaim beneficial ownership of our common shares that are owned by Jamestown.

CONFLICTS OF INTEREST
We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below and conclude this section with a discussion of the corporate governance measures we have adopted to mitigate some of the risks posed by these conflicts.
Our Affiliates’ Interests in Other Jamestown Entities
General
The officers and directors of our Manager and the key real estate professionals of our sponsor who perform services for us on behalf of our Manager, including members of the Investment Committee of our Manager, are also officers, directors, managers, and/or key professionals, including members of the investment committee, of our sponsor and other Jamestown entities. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In the future, these persons and other affiliates of our sponsor may organize other real estate related programs and acquire for their own account real estate related investments that may be suitable for us.
Allocation of Investment Opportunities
We rely on our Manager’s executive officers and Jamestown’s key real estate professionals who act on behalf of our Manager to identify suitable investments. Jamestown and other Jamestown entities also rely on these same key real estate professionals. Jamestown has in the past offered, and expects to continue in the future to offer, other investment opportunities, including offerings that will acquire or invest in select real estate investments. Our sponsor has previously organized, as of the date of this offering circular, the following similar programs, defined as programs that seek to invest in commercial real estate in the United States with the goal of producing returns for its investors.
Current Funds
Jamestown currently operates funds with potentially competing investment parameters and strategies (the “Other Funds”). These vehicles generally target assets in excess of $40,000,000. The Other Funds currently raising money are the Jamestown Premier Property Fund, L.P. which is an open-end fund and Jamestown 31 Holdings, L.P. which is a closed-end German Retail Fund with an open fundraising period through December 31, 2021.
Separate Accounts
From time to time, Jamestown may advise or manage separately managed accounts, funds-of-one or other investment accounts or vehicles for a single investor or group of related investors (each, a “Separate Account”). In the past, Jamestown principals have invested in assets for their own accounts through separately managed Jamestown accounts. In order to reduce conflicts of interest in allocating investment opportunities, investments by Jamestown principals through separately managed Jamestown accounts are addressed in Jamestown’s Allocation Policy, as described below.
Future Funds
Jamestown may, from time to time, raise additional funds in the future with similar or different investment parameters and strategies.
These similar programs may have investment criteria that compete with us. Potential investment opportunities are evaluated by the investment committee, which shall determine whether the investment opportunity is suitable based on each program’s investment strategy (including portfolio objectives, investment size, return requirements, investment timing, capital availability, and policies related to leverage) and diversification parameters, and whether the investment opportunity is accretive to the program’s overall portfolio, as well as is a compelling investment in its own right. The Other Funds have the first right to any investment opportunity that its investment committee finds suitable. We will invest in opportunities that the Other Funds have chosen not to pursue. We expect that our focus on smaller investments located in our target geographies will reduce potential conflicts with the Other Funds given their historical investment activity.

Allocation of Our Affiliates’ Time
We rely on our sponsor’s key real estate professionals who act on behalf of our Manager. Jamestown personnel may devote business time to multiple funds managed by Jamestown or to various other projects for Jamestown or its affiliates. Conflicts of interest may arise in allocating time, services, or functions of personnel between Jamestown and affiliates of Jamestown. It is incumbent upon the principals of Jamestown to sufficiently staff all corporate, fund and affiliate service teams with adequate personnel. Jamestown manages its funds consistent with its fiduciary obligations and is further incentivized to hire experienced, hardworking and knowledgeable staff by the desire to continue to operate Jamestown as a successful investment manager. Certain members of our Manager’s Investment Committee are also members of investment committees for other Jamestown funds. As a result of their fiduciary obligations to other Jamestown funds and investors, our Manager’s Investment Committee members face conflicts of interest in allocating time among us, our Manager and other Jamestown funds and other business activities in which they are involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Jamestown entities for which they perform services. Our sponsor and the members of our Manager’s Investment Committee maintain a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Therefore, they do not have any obligations to us beyond what is expressly listed in the operating agreement.
Receipt of Fees and Other Compensation by our Manager and its Affiliates
Our Manager is a wholly owned subsidiary of our sponsor. We pay fees and expenses to our Manager, and its affiliates, including our sponsor, as outlined in the Management Compensation section, which were not determined on an arm’s length basis. The Fund Administration Fee and Asset Management Fees paid to our Manager are based on our NAV, which is calculated by our sponsor’s internal team. Furthermore, we may not engage an independent appraiser in valuing our real estate assets. Our Manager may benefit by us retaining ownership of our assets at times when our shareholders may be better served by the sale or disposition of our assets in order to avoid a reduction in our NAV.
Conflicts of interest may arise in the internal valuation of Fund assets. Jamestown’s policy is to ensure that accurate and reliable valuation methods are used to value assets owned by its funds.
The existence of the Participation Allocation may create an incentive for the Manager to make riskier or more speculative investments on behalf of us than would be the case in the absence of such arrangements or may influence the Manager’s decision-making with respect to the timing of dispositions.
Other Transactions Involving Affiliates
Our sponsor and its affiliates may also receive property management fees, leasing commissions, construction management fees, development fees, and similar fees for services performed in lieu of hiring unaffiliated third parties to perform such services. We also reimburse our sponsor or its affiliates for the cost of providing legal, accounting, tax, architectural, marketing, design, creative, sustainability, and other professional services.
Affiliate Investments
We may from time to time engage in certain transactions with affiliates of Jamestown (including clients of Jamestown or its affiliates and other funds sponsored or controlled by Jamestown or its affiliates) by purchasing investments from or through such affiliates, selling assets to such affiliates, co-investing with such affiliates in certain investments and investing in entities in which such affiliates hold interests. Affiliates of Jamestown may have an incentive to seek, refer or recommend such investments to us, or agree to a price for such investments, or agree on other terms that are not as favorable as might be obtained from an unaffiliated third party acting on a completely arm’s-length basis, as a result of such affiliates’ financial interests in such investments. Furthermore, we may not engage an independent appraiser in valuing such assets. Jamestown, the Manager and their affiliates may face conflicts in exercising rights under such co-investment arrangements.
Notwithstanding the foregoing, we may from time to time engage in certain transactions with affiliates of Jamestown by purchasing investments from or through such affiliates (including investments that have been warehoused by Jamestown or its affiliates), accepting assignment of a right or option to purchase investments from such affiliates, accepting assignment of any purchase and sale agreement from such affiliates, leasing real estate assets or properties to such affiliates, co-investing with such affiliates in certain investments and/or investing in entities in which such affiliates hold interests. Such investment transactions will be made on terms (including the consideration to be paid) that are determined by our Manager to be fair and reasonable to us.

Principal Transactions
A “principal transaction” occurs when an adviser, acting for its own account, buys a security from, or sells a security to, the account of a client. Principal transactions create the potential for conflicts between the interests of the adviser and those of the client and may lead to abuses such as price manipulation or the placing of unwanted securities into client accounts. Furthermore, we may not engage an independent appraiser in valuing such assets. Section 206(3) of the Investment Advisers Act of 1940 (the “Act”) prohibits any adviser from engaging in or effecting a principal transaction with a client without (i) disclosing in writing to the client, before the completion of such transaction, the capacity in which the adviser is acting and (ii) obtaining the client’s consent.
We acquired an investment from Jamestown by purchasing a 51% controlling interest in a joint venture that owns Southern Dairies. See “Investment Objectives and Strategy - Acquired Investments” for more information. We may acquire additional investments warehoused by Jamestown or its affiliates by purchasing at least a majority stake in, and control of, such warehoused investments from Jamestown or its affiliates, and may acquire additional interests in joint ventures that own such investments. If we have insufficient funds to acquire such warehoused investments from Jamestown or its affiliates, then, in order to cover the shortfall, we may obtain a related party loan from, or issue a participation interest to, Jamestown or its affiliates (“Bridge Financing”). The consideration paid by us with respect to warehoused investments we acquire from Jamestown or its affiliates shall equal the acquisition cost (including, without limitation, any legal fees, diligence costs, loan fees, and any other expenses incurred from the original closing of such warehoused investments) plus any capital expenditures incurred by Jamestown or its affiliates related to the warehoused investments. Jamestown or its affiliates may retain minority interests in such warehoused investments, and in such event, Jamestown or its affiliates will exit such warehoused investments on substantially the same terms and conditions and at the same time as we do.
When necessary, our Manager will appoint an independent representative (the “Independent Representative”) to protect the interests of the shareholders and review and approve transactions with affiliates of Jamestown other than the acquisition of warehoused investments. Any compensation payable to the Independent Representative for serving in such capacity on our behalf will be payable by us. Principal transactions are defined as transactions between Jamestown, the Manager or their affiliates, on the one hand, and us or one of our subsidiaries, on the other hand. Our Manager is only authorized to execute principal transactions with the prior approval of the Independent Representative. Prior approval may include, but not be limited to, pricing methodology for the acquisition of assets and/or liabilities for which there are no readily observable market prices.
Our sponsor Jamestown, LP was the non-controlling owner in JT Invest 1 Dairies, LLC through August 18, 2021, when Jamestown, LP sold its 49% membership interest to JT Altera Dairies, L.P., a joint venture between a Jamestown, L.P. subsidiary and Altera Southern Dairies PA, LLC. The transaction was reviewed and approved by an Independent Representative prior to the closing. Jamestown, L.P. maintains a sponsor co-investment of 200,000 shares in Jamestown Invest 1, LLC, which owns the 51% controlling position in JT Invest 1 Dairies, LLC.
No Independent Underwriter
As we are conducting this offering without the aid of an independent underwriter, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by an independent underwriter in connection with the offering of securities. See “Plan of Distribution.”
Other Operating Agreement Provisions Relating to Conflicts
Our operating agreement contains many other provisions relating to conflicts of interest.
Term of our Manager. Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by the investors or may choose to withdraw as manager, under certain circumstances. Our shareholders may remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our shareholders who are not affiliated with Jamestown or its affiliates. Unsatisfactory financial performance does not constitute “cause” under the operating agreement. Our Manager may withdraw as manager if we become required to register as an investment company under the Investment Company Act, with such withdrawal deemed to occur immediately before such event. In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function. See “Management—Term and Removal of the Manager”.

INVESTMENT OBJECTIVES AND STRATEGY
Investment Objectives
Our investment objectives are to invest in assets that will enable us to:
•generate attractive risk-adjusted returns through a combination of cash distributions, NOI growth and capital appreciation over an expected five to seven year hold period;
•preserve, protect and return invested capital;
•provide an investment alternative for investors seeking to allocate a portion of their long-term investment portfolios to commercial real estate and
•create value for investors, tenants and community through socially responsible management practices.
We cannot assure you that we will attain these objectives or that the value of our assets will not decrease. Furthermore, within our investment objectives and policies, our Manager has substantial discretion with respect to the selection of specific investments and the purchase and sale of our assets. Our Manager’s Investment Committee reviews our internal investment guidelines at least annually to determine whether our investment guidelines continue to be in the best interests of our shareholders.
Investment Strategy
Our investment strategy is to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents.
Our investment strategy seeks to capitalize on Jamestown’s 35+ year track record as an active real estate investment manager to identify and take advantage of attractive opportunities. We also seek to benefit from Jamestown’s reputation and ability to transact at scale with speed and certainty, and its longstanding and extensive relationships in the real estate industry. We intend to benefit from Jamestown’s experience in Atlanta, including a history of projects ranging from hotel and office repositionings to iconic adaptive reuse developments, to source projects that create value for investors, tenants and the community. Jamestown has a track record of creating value by applying sustainable development and management practices, and has incubated local businesses and created access to affordable housing.
The properties that we acquire may be existing, income producing properties, newly constructed properties or properties under development or construction. We will focus on acquiring properties that we believe can produce a consistent cash distribution at stabilization and may present opportunities for capital appreciation over an expected five to seven year hold period, such as those with the potential for ground-up development, redevelopment or repositioning.
We may enter into one or more joint ventures for the acquisition, development or improvement of properties with third parties or affiliates of our Manager, including present and future real estate investment offerings or REITs sponsored by our sponsor or affiliates of our sponsor. As a result, our joint venture partners may pay our Manager, Jamestown, an affiliate of Jamestown or a third-party a promote or other incentive-based compensation. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.”
We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. Our target leverage at stabilization is 60% at the fund level and may be up to 70% on an individual investment calculated as a percentage of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We seek to secure conservatively structured leverage that is long term and non-recourse to the extent obtainable on a cost-effective basis. Our Manager may from time to time modify our leverage policy in its discretion. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s Investment Committee.

Our investment strategy relies on Jamestown’s 35+ year track record and experience as a real estate operator. We expect to benefit from competitive advantages due to our Manager’s capabilities, including:
•Jamestown’s experience and reputation as a leading real estate investment manager, which historically has provided access to a large investment pipeline and the key market data we use to underwrite and portfolio manage assets;
•Jamestown’s capital markets relationships with financial institutions and other lenders that finance the types of assets we intend to acquire;
•Jamestown’s hands-on and experienced asset management team, which directly oversees properties and ensures that our properties perform well, positively impact the community, and increase in value during the life of the fund; and
•Jamestown’s executive leadership team, which collectively has over 100 years of real estate investment and management experience and will advise and direct all acquisitions and management decisions.
Market Opportunities
Headquartered in Atlanta, Jamestown is a design-focused real estate investment and management company with $12.4 billion of assets under management as of June 30, 2021, a track record of 35+ years, nearly 80,000 German individual, U.S., and international institutional investors, 32 realized funds, and a clear mission: to transform spaces into hubs for innovation and community. While Jamestown has expanded into a vertically integrated real estate investment and management company with investments across the United States and Latin America, the company started with a focus on Atlanta properties. Jamestown’s experience in Atlanta real estate is therefore extensive and members of our Manager’s Investment Committee have a track record of understanding the local market and identifying strong investment opportunities.
Our investment strategy is focused on equity investments with potential value creation. We anticipate acquisition targets will be under $40,000,000 but could be larger or smaller based on investor subscriptions and actual opportunities in the market. This strategy relies on Atlanta’s stable economy with pockets of high growth, coupled with an influx of new businesses. We may pursue a variety of strategies for investment including: (i) acquiring value-add and lease-up properties; (ii) acquiring assets that require repositioning or re-development; and (iii) investing in ground-up new development projects.
Atlanta MSA
Atlanta is the ninth-largest metropolitan area in the U.S., as of 2019, and is considered the unofficial capital of the “New South.” Since its formation as a transportation hub for railroad lines in 1837, the city has developed in terms of economic and population growth. The city is home to world’s busiest airport (Hartsfield-Jackson Atlanta International Airport) which has helped the city attain international prominence. Since 2013, 193,000 households have been created in metro Atlanta, and 69,300 jobs added for the 12-month period ending in December 2018. Unemployment was 3.9% in April 2021, compared to the national rate of 6.1% of the same time period. Atlanta was the nation’s fourth fastest growing metro by number of new inhabitants as of 2019, expanding by over 660,000 residents, or 12.5% over the previous 8 years. Looking into the future, metro Atlanta’s population is expected to grow from 6.02 million as of July 2019 to over 8 million by 2040 and 9 million by 2050. Atlanta’s diverse economy, relatively low cost of living, abundance of well-paying jobs, and favorable business climate has enabled the area to maintain its high level of economic and population growth.
The Atlanta MSA has experienced rapid economic growth over the last three decades and has consistently led the nation in job growth. Numerous factors have contributed to Atlanta’s rapid economic expansion, including a well-established and growing corporate presence, high quality of life, favorable taxes, and a skilled and dedicated workforce. With 16 Fortune 500 and 30 Fortune 1000 companies headquartered in the Atlanta area, the metropolitan area is well positioned to attract the industries that will result in high-paying jobs and further support the area’s growing economy. Major corporations with headquarters throughout Atlanta include NCR, Honeywell, Mercedes Benz, State Farm, UPS, Coca-Cola, The Home Depot, Delta Airlines, Cox Enterprises, and the Southern Company.
Atlanta BeltLine
Conceived by Georgia Tech graduate student Ryan Gravel in 1999 and launched in 2005, the Atlanta BeltLine has a current anticipated scope of nearly $5 billion investment in trails, transit, parks, and housing along 22 miles of rail lines encompassing 1,300 acres of new greenspace. As of summer 2018, the BeltLine had acquired approximately 70% of the right of way for the 22-mile loop and has activated significant portions of the east and westside trails with the potential to activate the connecting east and west via the recently acquired south trail on an interim hiking basis by late 2019.

The BeltLine has already spurred substantial office, multi-family, and retail development and is colloquially referred to as “Atlanta’s beachfront.” According to the Atlanta BeltLine, Inc., as of 2018, the project had already attracted over $4.6 billion of new development since 2005 with a total of $10-20 billion in economic development expected by the time the project is completed.
The BeltLine aims to create 5,600 affordable housing units within the BeltLine overlay district. The City of Atlanta recently enacted legislation adopting inclusionary zoning rules that require owners of multifamily projects to dedicate 10-15% of housing as affordable subject to certain income restrictions or to contribute to a set-aside fund that will be used to create additional affordable housing units. Ultimately, the BeltLine will connect 45 neighborhoods and provide new greenspace, trails, and public transit connections throughout the City. The BeltLine is expected to be complete by 2030, meaning that the lifecycle of this offering would benefit from significant progress towards completion of the BeltLine and the associated economic development. (See the next page for complete map of the BeltLine and associated transit improvements, courtesy of the Atlanta BeltLine, Inc.).
Jamestown believes there is significant opportunity along the BeltLine and has made investments in properties along the BeltLine (see Prior Performance Table for more information). These properties have benefited from the high level of foot traffic along the trail, recently estimated at 1.7 million footfalls along the Eastside Trail. Jamestown is also a financial supporter of the BeltLine, having committed over $500,000 over a five year period in addition to an in-kind donation valued at $228,000 to the BeltLine for the Atlanta Regional Commission’s Livable Centers Initiative project. Based on Jamestown’s positive experience with projects along the BeltLine, Jamestown sees opportunity for future projects of various scales along, and in neighborhoods in the vicinity of, the BeltLine that will be impacted by future sections of the project, whether they are retail, office, mixed-use, or multi-family properties.
Atlanta Transportation Investments
In the fall of 2016, Atlanta voters passed referenda authorizing a transportation special purpose local option sales tax (TSPLOST) and More MARTA sales taxes. The TSPLOST is expected to raise approximately $300 million over 5 years directly benefiting the BeltLine by purchasing the remaining right of way and acquisition of easements for the 22-mile loop. The MARTA tax is expected to generate approximately $2.5 billion over 40 years not including the potential for federal matching dollars to improve mobility and enhance integration of transit networks. The current proposed project list anticipates light rail transit on both the Eastside and Westside trail with crosstown connections through the existing Atlanta Streetcar network, extending to Ponce City Market. Over time, MARTA will have multiple connections to the 22-mile BeltLine loop increasing mobility and creating additional incentives for densification and urban infill opportunities throughout the corridor.

Atlanta BeltLine
Peachtree Battle Alliance
Peachtree Heights East
Peachtree Hills
Lindridge/Martin Manor
Springlake
Channing Valley
Collier Hills
Ardmore
Brookwood Hills
Piedmont Heights
Underwood Hills
Hills Park
Brookwood
Sherwood Forest
Berkeley Park
Loring Heights
Morningside/Lenox Park
Ansley Park
Atlantic Station
Blandtown
Rockdale
Home Park
Knight Park/Howell Station
Georgia Institute of Technology
Midtown
Virginia Highland
Grove Park
Bankhead
English Avenue
Poncey-Highland
Candler Park
Old Fourth Ward
Inman Park
Washington Park
West Lake
Hunter Hills
Vine City
Downtown
Sweet Auburn
Edgewood
Mozley Park
Ashview Heights
Castleberry Hill
Cabbagetown
Reynoldstown
Atlanta University Center
West End
Westview
Summerhill
Grant Park
East Atlanta
Mechanicsville
Georgia State Stadium
Ormewood Park
Peoplestown
Adair Park
Oakland City
Pittsburgh
Boulevard Heights
Capitol View
Chosewood Park
Benteen Park
Capitol View Manor
High Point
South Atlanta
Custer/McDonough/Guice
Venetian Hills
Cascade Avenue/Road
Bush Mountain
Sylvan Hills
Joyland
Federal Penitentiary
Fort McPherson

Raleigh MSA
The Raleigh metropolitan statistical area is home to a population of 1.42 million as of 2020, which represents a population growth of 24.9% since 2010 compared to 7.1% nationally over the same time period. Over the period 2010 - 2019, Raleigh was the second fastest growing metro in the U.S. The Raleigh MSA has witnessed expansion in recent years and its fundamentals continue to indicate room for further growth in the years to come.
The metro’s educated talent-base, where nearly half the population holds a 4-year degree, and relative affordability compared to other cities has led to and increasing number of companies to relocate to or expand within the metro. These companies continue to provide sizable investments in job creation and the development of infrastructure in Raleigh. Since 2011, Raleigh’s employment growth has consistently outpaced the national average by approximately 1-2% per year. Specifically, tech-based companies have provided the largest gain in the MSAs job growth, contributing 27.4% of total employment growth from 2016 to 2018.
Charleston MSA
The Charleston metropolitan statistical area has a population of 802,100 as of 2019, which has grown 23.3% since 2010 or more than three times the national growth over the same time period. The population is the third youngest in the southeast, where the millennial generation comprises of 29.2% of its inhabitants. This has contributed to strong multi-family absorption that continues to outpace net completions. As of April 2020, Charleston’s unemployment rate was just 4.0% and the number of jobs has increased by 28.1% over the last 10 years.
Acquired Investments
Southern Dairies - On March 12, 2020, we acquired a 51% controlling interest in a joint venture that owns a historic five-building, 80,000 square foot boutique creative office campus in Atlanta, Georgia, known as Southern Dairies (or the “Property”).
We acquired our 51% controlling interest in JT Invest 1 Dairies, LLC (the “Dairies JV”), which owns the Property, from Jamestown, our sponsor. Jamestown purchased the Property for cash in October 2019 for a total acquisition cost of $34,727,833 with the intention of warehousing the investment for our benefit. The purchase price of our 51% interest was $7,279,065, which is equal to 51% of the Gross Cost Basis of $35,553,188, or $18,132,127, less 51% of the mortgage debt of $21,280,513, or $10,853,062 at the time of our acquisition. The Gross Cost Basis is Jamestown’s total acquisition cost of $34,727,833, additional leasing and capital costs invested in the Property of $40,513, mortgage closing costs of $531,527, and current net assets at the Dairies JV and property-level of $253,315, each as of the acquisition date. Jamestown LP sold its 49% minority partnership interest in the Dairies JV as of August 18, 2021.
Property Overview:
•Location details: Southern Dairies is located on North Avenue in Atlanta’s Old Fourth Ward submarket, across the street from Ponce City Market and the BeltLine Eastside Trail and near Atlanta landmarks such as Piedmont Park and, Inman Park. Southern Dairies is positioned in a location with more than 2,800 Class A multifamily units within 13 communities immediately surrounding the campus. We believe the Property is poised to benefit from the growth of the Old 4th Ward submarket of Atlanta and the ongoing expansion of the adjacent BeltLine.
•The property’s place in history: Southern Dairies was originally constructed as a dairy distribution plant and linen manufacturing facility in the 1920s with several additions through the 1960s. The plant stayed in operations until it was converted to creative office in 1998. It is listed on the National Register of Historic Places.
•Occupancy details: The campus is leased to ten tenants offering a diversified rent roll, including architectural firms, psychologists, advertising agencies and real estate firms, with a weighted average remaining lease term of 7.6 years and 92% in-place occupancy as of August 2021. As of acquisition, the Property averaged a 97% occupancy over the period 10 years prior, outperforming the broader Midtown Atlanta office market.
•Notes on architecture: The Property features high exposed ceilings, historic finishes and distinctive architectural details from its Art Deco beginnings, and drawing from its roots as manufacturing space, the buildings offer dynamic floor plates with an abundance of natural light. As such, Southern Dairies caters to boutique office tenants looking for non-traditional and inspired space that distinguishes itself from surrounding office options and provides key amenities including the BeltLine and neighborhood retail offerings.
Southern Dairies is indicative of Jamestown’s larger strategy for us, choosing a portfolio of value-add properties that can be repositioned or improved on behalf of investors and support Jamestown’s mission of placemaking and innovation. We believe that Jamestown’s history of managing adaptive reuse projects makes it uniquely qualified to drive revenue through rebranding and repositioning initiatives.

Business Plan:
•Property Upgrades: including parking and landscaping, new public murals, wayfinding, and updated office suites. We believe these upgrades will help attract sought after tenants and support leasing initiatives. We may also explore development opportunities at the site to create further value.
•Integration with Jamestown’s Ponce City Market Campus: the Property will be integrated into Jamestown’s Ponce City Market campus, owned by an affiliate of Jamestown and located directly across the street from the Property. We believe incorporating Southern Dairies within the Ponce City Market campus will allow Jamestown to drive revenue by providing a best-in-class creative office environment and amenity package. We also intend to pursue operational efficiencies within the Ponce City Market campus to help reduce expenses and create other synergistic opportunities. Investors should note that an investment in Jamestown Invest 1, LLC does not constitute an investment in Ponce City Market.
•Active Management & Leasing: we will aim to drive revenue through active management of the property to maintain market tenancy and boutique feel, and managing lease expirations and re-leasing suites at market rents. We believe both management and leasing initiatives will be supported by the activities described above.
Financings
Southern Dairies - At the time of acquisition, the Dairies JV entity was financed with a senior mortgage from US Bank. The initial principal balance was $21,240,000, or 60% loan-to-cost at acquisition, plus $40,513 which was disbursed at closing to reimburse for capital expenditures incurred through loan closing. The loan commitment includes future proceeds availability of $4,577,000 (or $4,536,487 remaining following the initial disbursement) to be used to fund leasing and capital costs over the five-year term of the loan. We anticipate that the loan-to-value will be below 60% upon stabilization. The loan carries a floating interest rate of 30-day LIBOR plus 1.55% and we have entered into an interest rate hedge to lock in a fixed rate of 2.71% over the full term of the loan for the amount of the initial principal balance of $21,240,000.
Joint Venture Agreements
Southern Dairies - On March 12, 2020, we entered into a Joint Venture Agreement (“JV Agreement”) and acquired a 51% controlling interest in the Dairies JV for $7,297,065, as described above. Jamestown, LP sold its 49% membership interest to JT Altera Dairies, L.P., a joint venture between a Jamestown, L.P. subsidiary and Altera Southern Dairies PA, LLC. The transaction was reviewed and approved by an Independent Representative prior to the closing. Jamestown, L.P. maintains a sponsor co-investment of 200,000 shares in Jamestown Invest 1, LLC, which owns the 51% controlling position in JT Invest 1 Dairies, LLC. We believe the terms of the JV Agreement are favorable to us, providing sole discretion over decision rights such as the management and disposition of the Property.

Target Returns
Our investment strategy is focused on equity investments with potential value creation. We anticipate acquisition targets will be smaller than $40,000,000 in gross purchase price, but could be larger or smaller based on investor subscriptions and actual opportunities in the market. We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. We may enter into joint ventures, including with Jamestown, where venture partners provide additional capital to acquire larger assets.
We intend to acquire investments that may produce a 2.0x equity multiple (approximately an 11%-15% internal rate of return) on a gross property-level basis over a projected 5-7 year hold period, before reduction for fees payable to our Manager or its affiliates, with the objective of providing over our term a total net return of 1.7x equity multiple (approximately an 8%-12% internal rate of return) on our invested capital, after reduction for fees payable to our Manager or its affiliates and taking into account anticipated distributions over the term of the Company upon stabilization of our investments. There can be no assurance that these returns can or will be achieved.
Our distributions are dependent on cash flow from operations and we may not declare distributions in the future. On March 31, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021. Subsequently, on June 30, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on June 30, 2021. We originally anticipated distributions would commence in the first half of 2022. We declared our first and second dividend sooner based on leasing at Southern Dairies, which increased its cash flow from operations.

Statements regarding target returns, forecasts and projections that are not historical facts are based on our current expectations, estimates, projections, opinions and beliefs. Such statements involve a number of known and unknown risks, uncertainties and other factors, and rely on a number of economic and financial variables and are inherently speculative. There is no assurance that we will be able to meet these objectives or make annual distributions in any amount or that shareholders will receive a return of their capital. Accordingly, actual results may differ materially from those reflected or contemplated in such forward-looking statements. Investors are cautioned not to place undue reliance on any forward-looking statements included herein. Target returns are based on a number of assumptions related to the market factors relevant to the proposed investment strategy, including, but not limited to, interest rates, capitalization rates, supply and demand trends, acquisition and/or disposition activity and the terms and costs of debt financing. While Jamestown believes these assumptions to be reasonable, there can be no guarantee that any of these assumptions will prove to be correct, that we will be successful in implementing our investment strategy, that target returns or annual distribution yields will be realized, or that investors will receive a return of their capital. Investing in our common shares is speculative and involves substantial risks. Important risk factors are set forth in the section entitled “Risk Factors” and should be considered carefully by prospective investors.
Jamestown’s Value Creation Process
Jamestown strategically focuses on markets that Jamestown believes show strong demographic and economic growth bolstered by the presence of emerging industries such as technology and new media. Each year, the acquisition professionals at Jamestown consider hundreds of investments, ultimately closing on less than 1%. Jamestown’s highly-disciplined, analytical approach to investing has contributed to its strong track record over the company’s 35+ year history.
The company intends to take advantage of its integrated platform on each acquisition by engaging all company departments in the evaluation of new opportunities. Early in the acquisitions phase, the Asset Management, Retail Leasing, Development & Construction, Sustainability and Creative & Marketing departments will be included in order to fully understand the characteristics of a potential acquisition, exploring site activations and opportunities for property improvements. Jamestown’s capital markets professionals evaluate the existing and proposed capital structure of each investment and work with the Fund Management team to recommend the appropriate capital structure for an investment, taking into account the business plan for each asset. The Capital Markets department maintains international lending relationships to provide access to favorable loan pricing and terms.
Jamestown actively manages its portfolio in-house. The Asset Management department maintains a robust team that stays highly involved with the real estate. Jamestown believes this hands-on management provides many benefits, such as cultivating close tenant relationships and providing tenants with access to expansion or relocation space in multiple markets. For retail assets, these relationships start with the Leasing department, which works to develop a unique sense of place by carefully curating the selection of retailers. Leasing is responsible for creating merchandising plans that maximize each asset’s retail positioning from both landlord and tenant perspectives.
In the effort to capture substantial quality and value in Jamestown’s retail assets through leasing, the Retail Leasing department conducts retail market analysis, advises on leasing economics, and commissions consumer research. The Creative & Marketing department approaches assets from a brand perspective by developing and implementing distinctive property positioning, designing and producing compelling collateral, activating properties through innovative event programming, reconfiguring community spaces, and collaborating with public entities including business improvement districts and neighborhood-focused partnerships. Jamestown believes the end result of this creative and collaborative process is a distinctive and compelling brand for each asset—one that is activated through exceptional programming, while also creating value for each individual property.
Finally, Jamestown manages development and construction in-house led by development professionals supported by a dedicated team of architects. Jamestown believes this vertical integration ensures that construction is cost-effective and consistent with the property aesthetic and brand. Jamestown believes that Jamestown’s ownership, constant collaboration among the Manager and its affiliate’s Asset Management, Leasing, Creative & Marketing, and Development & Construction departments drives value creation at the property.
Dispositions
Acquisitions are expected to have a five to seven year hold period to allow for investment decisions that lead to long-term NOI growth. However, Jamestown continually evaluates and monitors potential exit opportunities to ensure value optimization and conducts hold/sell analyses based on rigorous re-underwriting, considering the risks and benefits of continued ownership. Strategic asset reviews are supplemented by market intelligence of sales and leasing activity and the depth of buyers to reconcile prevailing market pricing with the fund strategy.
For more information on Jamestown’s track record, please see the “Prior Performance Summary” section.

PLAN OF OPERATION
General
Jamestown Invest 1, LLC is a Delaware limited liability company formed to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. Possible asset classes could include mixed or single use properties incorporating office, retail, multifamily, for-sale residential, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia metropolitan statistical area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. We may also invest in other major MSAs across the United States, which would generally have populations equal to or greater than 500,000 residents. Our sponsor, Jamestown, believes that our targeted properties and geographies have displayed strong performance and are expected to be well positioned to see continued healthy rent growth moving forward. While we intend primarily to invest in the targeted properties and target geographies outlined above, we may invest in other asset classes as well as other locations, depending on the availability of suitable investment opportunities. We may make our investments through majority-owned subsidiaries, and we may acquire minority interests or joint venture interests in subsidiaries. Additionally, affiliates of Jamestown may be interest holders in the joint ventures and subsidiaries in which we hold a majority or minority interest, which could cause potential conflicts of interests. See “Conflicts of Interest – Affiliate Investments.” We plan to diversify our portfolio by investment type, investment size and investment risk with the goal of attaining a portfolio of real estate assets that provide attractive and stable returns to our investors. As of the date of this offering circular, we have not commenced operations nor have we identified any investments in which there is a reasonable probability that we will invest.
Jamestown is our sponsor and the owner of our Manager. Our Manager will manage our day-to-day operations and our portfolio of select real estate investments. Our Manager also has the authority to make all of the decisions regarding our investments, subject to the limitation in our operating agreement and the direction and oversight of our Manager’s Investment Committee. Our sponsor will also provide asset management, marketing, investor relations and other administrative services on our behalf.
We have elected to be taxed as a REIT under the Code commencing with our first taxable year ended December 31, 2019. Assuming we qualify as a REIT for U.S. federal income tax purposes, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our shareholders. If we fail to qualify as a REIT in any taxable year after electing REIT status, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for U.S. federal income tax purposes for four years following the year in which our qualification is denied. Such an event could materially and adversely affect our net income and cash available for distribution. However, we believe that we will be organized and will operate in a manner that will enable us to qualify for treatment as a REIT for U.S. federal income tax purposes commencing with our first taxable year of operations, and we intend to continue to operate so as to remain qualified as a REIT for U.S. federal income tax purposes thereafter.
Competition
Our net income depends, in large part, on our ability to source, acquire and manage investments with attractive risk-adjusted yields. We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, private real estate funds, and other entities engaged in real estate investment activities that compete with the investment portal on the Jamestown website, many of which have greater financial resources and lower costs of capital available to them than we have. In addition, there are numerous REITs with asset acquisition objectives similar to ours, and others may be organized in the future, which may increase competition for the investments suitable for us. Competitive variables include market presence and visibility, amount of capital to be invested per project and underwriting standards. To the extent that a competitor is willing to risk larger amounts of capital in a particular transaction or to employ more liberal underwriting standards when evaluating potential investments than we are, our investment volume and profit margins for our investment portfolio could be impacted. Our competitors may also be willing to accept lower returns on their investments and may succeed in buying the assets that we have targeted for acquisition. Although we believe that we are well positioned to compete effectively in each facet of our business, there is enormous competition in our market sector and there can be no assurance that we will compete effectively or that we will not encounter increased competition in the future that could limit our ability to conduct our business effectively.

Liquidity and Capital Resources
We are dependent upon the net proceeds from this offering to conduct our proposed operations. We will obtain the capital required to purchase and originate real estate-related investments and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks and other lenders and from any undistributed funds from our operations. As of June 30, 2021, we have sold 395,643 shares in this public offering totaling $3,966,510 including 113,450 common shares or $1,134,500 purchased by our sponsor. Other offerings of our common shares may be made pursuant to exemptions under the Securities Act other than Regulation A. Also, we have sold 550,100 of our common shares at the initial per share price of $10.00 per share, including approximately 86,500 common shares purchased by our sponsor in a private placement prior to this offering statement being declared “qualified” by the SEC. For information regarding the anticipated use of proceeds from this offering, see “Estimated Use of Proceeds.”
If we are unable to raise substantially more than what we have raised to date, we may make fewer investments resulting in less diversification in terms of the type, number and size of investments we make, and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions.
We may selectively employ leverage to enhance total returns to our shareholders through a combination of senior financing and other financing transactions. Our target leverage at stabilization is 60% at the fund level and may be up to 70% on an individual investment calculated as a percentage of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our assets. We seek to secure conservatively structured leverage that is long term and non-recourse to the extent obtainable on a cost-effective basis. Our Manager may from time to time modify our leverage policy in its discretion. We cannot exceed the leverage limit of our leverage policy unless any excess in borrowing over such level is approved by our Manager’s Investment Committee.
Jamestown’s experience with previous funds has shown that there are often unexpected opportunities to increase project cash flow, but that additional capital, sometimes in significant amounts, is necessary. For subsequent value creation and other liquidity needs, the use of additional capital could make sense. Therefore, Jamestown may provide us with access to additional capital in the future. This additional capital could take the form of equity, debt, or a combination of the two, in one or more transactions. Jamestown may, but is not obligated to, provide equity capital in a total amount of up to $20,000,000 in one or more transactions with the price per common share equal to the then current public offering price. To date, Jamestown has invested $2,000,000 at a price per share of $10.00. Additionally, shares purchased by Jamestown or its affiliates will be for investment purposes only and not for resale. Loans provided to us by Jamestown would each have a term of zero to seven years, non-amortizing and bear interest equal to the then-current “prime rate,” as published in The Wall Street Journal.
In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Manager. Additionally, North Capital Private Securities, our broker-dealer, will be paid a fee for its services. This fee will be paid by our Manager and will not be charged separately to our investors. During our acquisition stage, we expect to make payments to our Manager in connection with the management of our assets and costs incurred by our Manager in providing services to us. For a discussion of the compensation to be paid to our Manager, see “Management Compensation”.
We elected to be taxed as a REIT and operate as a REIT commencing with our first taxable year ended December 31, 2019. To maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a quarterly or other periodic basis. We have not established a minimum distribution level.

Related Party Loans and Warehousing of Assets
If we have sufficient funds to acquire only a portion of a real estate investment then, in order to cover the shortfall, we may obtain a related party loan from, or issue a participation interest to, Jamestown or its affiliates. Our operating agreement expressly authorizes us to enter into such related party loans and to issue such participation interests. Each related party loan and participation interest will be an unsecured obligation of ours that is payable solely to the extent that such related party loan or participation interest remains outstanding. As we sell additional common shares in this offering, we will use the proceeds of such sales to pay down the principal and interest of the related party loan or the principal of the outstanding participation interests, as appropriate, reducing the payment obligation of the related party loan or participation interest, and our obligation to the holder of the related party loan or participation interest.
In instances where a participation interest is outstanding, payments of the participation interest will be pari passu (i.e., of equal seniority) to our right to payment from the underlying asset, and any payments received from the underlying asset will be subsequently distributed pro rata (i.e., in equal proportion to their proportionate interest) among us and the participation interest holder. In the event that we sell a sufficient number of common shares through this offering to fully extinguish the principal of an outstanding participation interest, we will repay the participation interest, and, other than any accrued but unpaid return due to it from the underlying asset, the holder of the participation interest will no longer hold any obligation of ours with regard to payment. It is anticipated that each participation interest will have a varying return that is dependent upon, and will generally be identical to, the projected return on the underlying asset.
As an alternative means of acquiring investments for which we do not yet have sufficient funds, Jamestown or its affiliates may close and fund a real estate investment prior to it being acquired by us. This ability to warehouse investments allows us the flexibility to deploy our offering proceeds as funds are raised. The consideration that would be paid by us with respect to warehoused investments we may acquire from Jamestown or its affiliates shall equal the acquisition cost (including, without limitation, any legal fees, diligence costs, loan fees, and any other expenses incurred from the original closing of such warehoused investments) plus any capital expenditures incurred by Jamestown or its affiliates related to the warehoused investments.
Results of Operations
Refer to our "Consolidated Statements of Operations" in our consolidated financial statements.
For the year ended December 31, 2020, we had a net loss attributable to Jamestown Invest 1, LLC in the amount of $783,603. This was driven by a decrease in the value of the interest rate swap on our loan based on market rates as of December 31, 2020 and depreciation and amortization of the real estate.
Based on a comparison of the years ended December 31, 2020 versus 2019, both revenues and expenses increased due to the acquisition of Southern Dairies. Total revenues increased by $2,749,230 and operating expenses increased by $913,010. Other income and expenses increased by $3,278,910, which was as attributable to depreciation and amortization, interest expense, unrealized gain on the mortgage loan payable and a loss on the interest rate swap.
We expect that rental income, operating and maintenance, property management fees, real estate taxes and insurance, general and administration, asset management fees, fund administrative fees, depreciation and amortization and interest expense will increase as we acquire more real estate.
Investment Company Act Considerations
We intend to conduct our operations so that neither we, nor any of our subsidiaries, is required to register as an investment company under the Investment Company Act.
Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.
We anticipate that we will hold real estate and real estate-related assets described herein (i) directly, (ii) through wholly-owned subsidiaries, (iii) through majority-owned joint venture subsidiaries, and, (iv) to a lesser extent, through minority-owned joint venture subsidiaries.

We will monitor our compliance with the 40% test and the holdings of our subsidiaries to ensure that each of our subsidiaries is in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act.
In addition, we believe that neither we nor certain of our subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because we and they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.
The determination of whether an entity is a majority-owned subsidiary of the Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. We reached our conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The determination of whether an entity is a majority-owned subsidiary of the Company is made by us. We have not asked the SEC staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on us.
Certain of our subsidiaries may also rely upon the exclusion from the definition of investment company under Section 3(c)(5)(C) of the Investment Company Act. Section 3(c)(5)(C), as interpreted by the staff of the SEC, requires an entity to invest at least 55% of its assets in “mortgages and other liens on and interests in real estate”, which we refer to as “qualifying real estate interests”, and at least 80% of its assets in qualifying real estate interests plus “real estate-related assets”.
The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations.
Critical Accounting Policies
Our accounting policies have been established to conform with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of financial statements in conformity with GAAP requires us to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Management believes that we have made these estimates and assumptions in an appropriate manner and in a way that accurately reflects our financial condition. We continually test and evaluate these estimates and assumptions using our historical knowledge of the business, as well as other factors, to ensure that they are reasonable for reporting purposes. However, actual results may differ from these estimates and assumptions. If our judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied, thus resulting in a different presentation of the financial statements.
We believe the following critical accounting policy governs the significant judgments and estimates used in the preparation of our financial statements. Please refer to Note 2, “Summary of Significant Accounting Policies,” included in the financial statements contained in this report, for a more thorough discussion of our accounting policy and procedure. We consider our critical accounting policy to be the following:
Fair Value Disclosures
We may be required to disclose an estimate of fair value of our financial instruments for which it is practicable to estimate the value. The fair value of a financial instrument is the amount at which such financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. For certain of our financial instruments, fair values may not be readily available since there are no active trading markets as characterized by current exchanges by willing parties.

We will determine the fair value of certain investments in accordance with the fair value hierarchy that requires an entity to maximize the use of observable inputs. The fair value hierarchy includes the following three levels based on the objectivity of the inputs, which were used for categorizing the assets or liabilities for which fair value is being measured and reported:
Level 1 – Quoted market prices in active markets for identical assets or liabilities.
Level 2 – Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs).
Level 3 – Prices or valuation techniques based on inputs that are both unobservable and significant to the overall fair value measurement.

PRIOR PERFORMANCE SUMMARY
The information presented in this section presents the historical experience of real estate investment programs (excluding separately managed accounts and co-investment accounts unless otherwise noted) sponsored in the last ten years by Jamestown and its affiliates. Our structure and investment strategy are different from certain prior programs and our performance will depend on factors that may not be applicable to or affect the performance of these other programs. Further, the prior programs discussed in this section were conducted through privately-held entities that were not subject to the same fees and expenses associated with this offering or all of the laws and regulations that will apply to us. Investors should not assume that they will experience returns, if any, that are comparable to those experienced by investors in the prior programs. The Prior Performance Tables included in this offering circular, beginning on page A-1, include further information regarding certain prior programs. References herein to Jamestown include its affiliates.
Capital Raising
During the ten-year period ended December 31, 2020, Jamestown sponsored 11 real estate programs.1
In the aggregate, during this period Jamestown raised approximately $5.8 billion from approximately 40,000 investors from its prior private programs.2
Please see “Appendix A: Prior Performance Tables—Table I” for more detailed information about fundraising for certain prior Jamestown real estate programs during the three year period ended December 31, 2020.
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1    Includes funds that were in their fundraising or acquisition phase during the 10-year period.
2    Includes amounts raised by, and investors in, funds that were in their acquisition phase during the 10-year period.

Investments
During the ten years ended December 31, 2020, prior Jamestown real estate programs made investments in 145 real estate assets3 with an aggregate investment amount of approximately $9.9 billion. The table below provides details about the location and aggregate dollar amount of these properties.

Geographic Diversification (% of Aggregate Equity Investment):

New York
Washington, D.C.
San Francisco
Boston
Other
Los Angeles
Miami
Latin America
30%
20%
19%
12%
9%
6%
3%
1%

The following table gives a breakdown of the aggregate investments in real property (based on dollar amount of investments) made by prior Jamestown programs, categorized by property type, as of December 31, 2020.

Asset Type (% of Aggregate Equity Investment):

Office
Mixed-Use
Retail
Other
Multi-Family
Timber
48%
20%
19%
6%
5%
2%

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3    In July 2013, Jamestown made a $150 million preferred equity investment in the Millennium Core Fund, a retail portfolio consisting of nine assets, totaling 1.47 million square feet in New York, Boston, Washington DC, Miami and San Francisco. Jamestown sold its interest in the Millennium Core Fund in May 2017. It is considered as a single asset.

Sales and Dispositions
Prior Jamestown programs have disposed of 50 investments in real property and portfolios of properties during the 10 years ended December 31, 2020. The aggregate net sales proceeds of such properties was approximately $9.6 billion and the aggregate original cost was approximately $5.3 billion.
Please see “Appendix A: Prior Performance Tables—Table III” for information about the operating results of certain prior Jamestown programs, the offerings of which are open or closed in the five years ended December 31, 2020.
Investment Objectives
We consider a program to have an investment objective similar to that of our real estate portfolio if the program seeks to invest in commercial real estate in the United States with the goal of producing returns for its investors. Approximately 96%4 of the aggregate funds raised from investors by all of the prior Jamestown programs during the period were invested in programs with investment objectives similar to that of our real estate portfolio.
The aggregate cost of the underlying properties of the prior Jamestown programs with similar investment objectives is about 98% of the total aggregate cost incurred by all of the prior programs during the period.
Prior Program Summary
Programs
Below is a description of all of the prior Jamestown programs that were in their investment and/or operational phases in the last ten years. As noted under “Investment Objectives,” not all of the prior programs have investment objectives similar to ours. All figures are as of December 31, 2020

•Jamestown 18, L.P. launched in August 1997 and closed its offering in March 1998 with a total of $152,500,000 of capital commitments. The fund sold its last asset and was liquidated in November 2011.
•Jamestown 24, L.P. launched in August 2003 and closed its offering in September 2003 with a total of $269,850,000 of capital commitments. The fund sold its last asset and was liquidated in August 2011.
•Jamestown 25, L.P. launched in April 2004 and closed its offering in May 2004 with a total of $431,200,000 of capital commitments. The fund sold its last asset and was liquidated in November 2011.
•Jamestown Co-Invest 4, L.P. launched in July 2006 and closed its offering in September 2007 with a total of $648,000,000 of capital commitments. The fund sold its last asset and was liquidated in November 2016.
•Jamestown Co-Invest 5, L.P. launched in November 2007 and closed its offering in September 2009 with a total of $448,921,000 of capital commitments. The fund is currently operational.
•Jamestown 27, L.P. launched in April 2011 and closed its offering in September 2012 with a total of $418,595,000 of capital commitments. The fund is currently operational.
•Jamestown 28, L.P. launched in February 2013 and closed its offering in November 2013 with a total of $383,923,000 of capital commitments. The fund sold its last asset and was liquidated in August 2017.
•Jamestown 29 L.P. & Co. geschlossene Investment KG launched in October 2014 and closed its offering in December 2015 with a total of $339,279,000 of capital commitments. The fund is currently operational.
•Jamestown 30 L.P. & Co. geschlossene Investment KG launched in September 2016 and closed its offering in December 2017 with a total of $572,092,000 of capital commitments. The fund is currently operational.
•Jamestown 31 L.P. & Co. geschlossene Investment KG launched in September 2019 and is still open for fundraising. As of December 31, 2020, the fund had total capital commitments of $321,006,000. The fund is currently operational.
•Jamestown Timber 1, L.P. launched in October 2008 and closed its offering in December 2010 with a total of $52,805,000 of capital commitments. The fund is currently operational.
•Jamestown Timber 2, L.P. launched in May 2011 and closed its offering in May 2012 with a total of $26,445,000 of capital commitments. The fund is currently operational.
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4    Similar programs include the numbered Co-Invest Funds, German Retail Funds and the Premier Property Fund. Non-similar programs are Latin America and Timber Funds.

•Jamestown Timberlands, L.P. launched in August 2015 and closed its offering in March 2016 with a total of $17,250,000 of capital commitments. The fund is currently operational.
•Jamestown Premier Property Fund, L.P. launched in December 2011 and is an open-end fund with a total of $3,469,944,664 of capital commitments.
•Jamestown Latin America Fund, L.P. launched in October 2015 and closed its offering in January 2016 with a total of $92,000,000 of capital commitments. The fund is currently operational.
•Jamestown Timberland Fund, L.P. launched in July 2018 and is an open-end fund with a total of $111,811,168 of capital commitments.
Material Adverse Developments on Prior Programs
Jamestown has invested in real estate over the past 35+ years through various economic cycles, including the global financial crisis. Adverse business developments in prior programs described above were generally the result of broader economic distress (e.g., the global financial crisis) or other factors that are immaterial to investors in this offering (e.g., ground-up construction). Specific instances of such temporary adverse developments are discussed below.
During the global financial crisis of 2008 and 2009, the U.S. and international markets experienced high volatility, significant declines in real estate values, severe disruptions in the credit and capital markets and deteriorated property operating fundamentals. As a result, Jamestown made the decision to make additional capital investments totaling over $1,000,000 in its programs, focusing on development and adding value to properties throughout the period.

DESCRIPTION OF OUR COMMON SHARES
The following descriptions of our common shares, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part.
General
We are a Delaware limited liability company organized on August 3, 2018 under the Delaware Limited Liability Company Act, or Delaware LLC Act, issuing limited liability company interests. The limited liability company interests in the Company will be denominated in common shares of limited liability company interests (“common shares”) and, if created in the future, preferred shares of limited liability company interests (“preferred shares”). Our operating agreement provides that we may issue an unlimited number of common shares with the approval of our Manager and without shareholder approval.
All of the common shares offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the common shares, as determined by our Manager, the holders of such shares will not be liable to us to make any additional capital contributions with respect to such shares (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the Delaware LLC Act). Holders of common shares have no conversion, exchange, sinking fund or appraisal rights, no pre-emptive rights to subscribe for any securities of the Company and no preferential rights to distributions. However, holders of our common shares will be eligible to participate in our quarterly redemption plan, as described below in “—Quarterly Redemption Plan”.
We have a December 31 fiscal year end. In addition, we elected, and believe we have qualified, as a REIT for U.S. federal income tax purposes commencing with our first taxable year ended December 31, 2019.
Distributions
Our distributions are dependent on cash flow from operations and we may not declare distributions in the future. On March 31, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021. Subsequently, on June 30, 2021, the Manager of the Company declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on June 30, 2021. We originally anticipated distributions would commence in the first half of 2022. We declared our first and second dividend sooner based on leasing at Southern Dairies, which increased its cash flow from operations. Any distributions we make will be at the discretion of our Manager, and will be based on, among other factors, our present and reasonably projected future cash flow. We expect that the Manager will set the rate of distributions at a level that will be reasonably consistent and sustainable over time. Shareholders will be entitled to declared distributions on each of their shares from the time the shares are issued to the shareholder until the redemption date as described below in “—Quarterly Redemption Plan”.
We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute at least 90% of our REIT taxable income each year (computed without regard to the dividends paid deduction and our net capital gain). Distributions will be authorized at the discretion of our Manager, in accordance with our earnings, present and reasonably projected future cash flows and general financial condition. Our Manager’s discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements and to avoid U.S. federal income and excise taxes on retained income and gains.
Although our goal is to fund the payment of distributions solely from cash flow from operations, we may pay distributions from other sources, including the net proceeds of this offering, cash advances by our Manager, borrowings in anticipation of future operating cash flow and the issuance of additional securities, and we have no limit on the amounts we may pay from such other sources. If we fund distributions from financings or the net proceeds from this offering, we will have less funds available for investment in real estate properties, real estate-related assets and other investments. We expect that our cash flow from operations available for distribution will be lower in the initial stages of this offering until we have raised significant capital and made substantial investments. Further, because we may receive income at various times during our fiscal year and because we may need cash flow from operations during a particular period to fund expenses, we expect that during the early stages of our operations and from time to time thereafter, we may declare distributions in anticipation of cash flow that we expect to receive during a later period and these distributions would be paid in advance of our actual receipt of these funds. In these instances, we expect to look to third party borrowings, our offering proceeds or other sources to fund our distributions. Additionally, we will make certain payments to our Manager and dealer manager for services provided to us. See “Management Compensation.” Such payments will reduce the amount of cash available for distributions. Finally, payments to fulfill redemption requests under our redemption plan will also reduce funds available for distribution to remaining shareholders.

We are not prohibited from distributing our own securities in lieu of making cash distributions to shareholders. Our operating agreement also gives the Manager the right to distribute other assets rather than cash. The receipt of our securities or assets in lieu of cash distributions may cause shareholders to incur transaction expenses in liquidating the securities or assets. We do not have any current intention to list our common shares on a stock exchange or other trading market, nor is it expected that a public market for the common shares will develop. We also do not anticipate that we will distribute other assets in kind (other than in the context of a roll up transaction).
Our distributions will constitute a return of capital to the extent that they exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that a distribution is treated as a return of capital for U.S. federal income tax purposes, it will reduce your adjusted tax basis in your shares, and to the extent that it exceeds your adjusted tax basis will be treated as gain resulting from a sale or exchange of such shares.
Voting Rights
Our common shareholders will have voting rights only with respect to certain matters, as described below. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of common shareholders until the redemption date as described below in “—Quarterly Redemption Plan”. Generally, matters to be voted on by our shareholders must be approved by either a majority or supermajority, as the case may be, of the votes cast by all common shares present in person or represented by proxy. Our operating agreement provides that special meetings of shareholders may be called by our Manager. If any such vote occurs, you will be bound by the majority or supermajority vote, as applicable, even if you did not vote with the majority or supermajority.
The following circumstances will require the approval of holders representing a majority or supermajority, as the case may be, of the common shares:
•any amendment to our operating agreement that would adversely change the rights of the common shares (majority of affected class/series); and
•removal of a member of our board of managers or of our Manager as the manager of the Company for “cause” as described under “Management—Term and Removal of the Manager” (two-thirds of our shareholders who are not affiliated with Jamestown or its affiliates).
General Procedures
Public Announcements; Notices. In the case of specified dispositions or a redemption, we will publicly announce or otherwise provide specified information to holders of common shares.
Adjustments for Distributions. Upon the redemption of any common shares, the redemption price will be reduced by the aggregate sum of distributions, if any, declared on the shares subject to the redemption request with record dates during the period between the redemption request date and the date of redemption. If a redemption date with respect to common shares comes after the record date for the payment of a distribution to be paid on those shares but before the payment or distribution, the registered holders of those shares at the close of business on such record date will be entitled to receive the distribution on the payment date, notwithstanding the redemption of those shares or our default in payment of the distribution.
Payment of Taxes. Any person transferring common shares must pay any transfer or other taxes required by reason of the transfer of the shares or establish, to the satisfaction of us or our agent, that the tax has been paid or is not applicable.
Preferred Shares
Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests. In accordance with this provision, our operating agreement provides that our Manager is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred shares of limited liability company interests (“preferred shares”). Unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred shares will be available for issuance without further action by our common shareholders. Our Manager is authorized to fix the number of preferred shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without shareholder approval.

We could issue a class or series of preferred shares that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of common shares might believe to be in their best interests or in which holders of common shares might receive a premium for their common shares.
Operating Agreement
Non-Member Manager
•Our operating agreement designates Jamestown Invest Manager, L.P., a wholly owned subsidiary of Jamestown, our sponsor, as our non-member manager. Our Manager will generally not be entitled to vote on matters submitted to our shareholders, although its approval will be required with respect to certain amendments to the operating agreement that would adversely affect its rights. Our Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.
•Our operating agreement further provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.
Organization and Duration
We were formed on August 3, 2018, as a Delaware limited liability company. We will remain in existence until dissolved in accordance with our operating agreement.
Purpose
Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreement relating to such business activity.
Agreement to be Bound by our Operating Agreement; Power of Attorney
By purchasing a common share, you will be admitted as a member of the Company and will be bound by the provisions of, and deemed to be a party to, our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a common share from a shareholder grants to our Manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our Manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, our operating agreement.
No Fiduciary Relationship with our Manager
We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our investment strategy. Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary, relationship with us and our shareholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.
Limited Liability and Indemnification of our Manager and Others
Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates.
Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates will not be liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, our sponsor and our sponsor’s owners and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the manager or one of our Manager’s directors or officers.
Insofar as the forgoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
REIT Board
Management of the Company is vested in its board of managers (the “Board”). The Board has delegated all management duties to our Manager. The Board shall be composed of a minimum of three members. Each member may be removed for “cause” (as defined in herein in respect of the removal of the Manager) by a two-third vote of our shareholders who are not affiliated with Jamestown or its affiliates. Additionally, the Board may remove the Manager at any time. The Board shall be subject to the same duties and will have the same indemnification rights and limitation and liability as the Manager as described herein. The initial members of the Board are (i) Matt M. Bronfman; (ii) John Wilson; and (iii) Christopher J. Kopecky. The Board shall also approve all members of the Investment Committee of the Manager and may remove such members at any time. Subsequent members of the Board including future vacancies, shall be appointed by Jamestown, L.P. in its capacity as a member of the Company.
Amendment of Our Operating Agreement; Exclusive Authority of our Manager to Amend our Operating Agreement
Amendments to our operating agreement may be proposed only by or with the consent of our Manager. Our Manager will not be required to seek approval of the shareholders to adopt or approve any amendment to our operating agreement, except to the extent that such amendment would limit the rights of the holders of any class or series of shares or would otherwise have an adverse effect on such holders. In such a case, the proposed amendment must be approved in writing by holders representing a majority of the class or series of shares so affected.
Termination and Dissolution
We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our Manager to dissolve us; (2) the sale, exchange or other disposition of all or substantially all of our assets; (3) the entry of a decree of judicial dissolution of the Company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.
Books and Reports
We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and federal income tax purposes, our fiscal year and our tax year are the calendar year.
Determinations by our Manager
Any determinations made by our Manager under any provision described in our operating agreement will be final and binding on our shareholders, except as may otherwise be required by law, including any determination by our Manager to revoke or otherwise terminate our REIT election, without approval of our shareholders, if the Manager determines that it is no longer in our best interests to continue to qualify as a REIT. We will prepare a statement of any determination by our Manager respecting the fair market value of any properties, assets or securities, and will file the statement with the Company secretary.
Shareholder Rights
Our operating agreement requires that all parties to the operating agreement in any action, lawsuit or proceeding, whether in contract or in tort, relating to any dispute arising under or in connection with this agreement or any transaction described in the operating agreement or to any dispute between the parties, including claims arising from federal securities laws, (i) waive their right to trial by jury and (ii) submit to the exclusive jurisdiction of the Delaware Court of Chancery or other state or federal court in the State of Delaware. Stockholders will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Restrictions on Ownership and Transfer
In order for us to qualify as a REIT under the Code, shares of the Company must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT.”
To assist us in qualifying as a REIT, our operating agreement, subject to certain exceptions, contains restrictions on the number and value of our common shares and the number and value of shares of the Company that a person may own. In addition, our operating agreement prohibits the ownership of more than 9.8% in value of our shares, unless exempted by our Manager. Accordingly, no person may own, or be deemed to own, more than 9.8% in value or in number of our shares, whichever is more restrictive. We refer to these limits collectively as the “ownership limit.” An individual or entity that becomes subject to the ownership limit or any of the other restrictions on ownership and transfer of the shares of the Company described below is referred to as a “prohibited owner” if, had the violative transfer or other event been effective, the individual or entity would have been a beneficial owner or, if appropriate, a record owner of shares.
The applicable constructive ownership rules under the Code are complex and may cause our shares owned actually or constructively by a group of individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of our common shares, whichever is more restrictive, or 9.8% by value or number of our shares, whichever is more restrictive, (or the acquisition of an interest in an entity that owns, actually or constructively, our shares by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.
Our Manager may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular shareholder if the shareholder’s ownership in excess of the ownership limit would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) except during the first taxable year for which we elect to be a REIT and/or during the first half of our second taxable year for which we elect to be treated as a REIT and only to the extent it does not result in us failing to qualify as a REIT, or otherwise would result in us failing to qualify as a REIT. As a condition of its waiver or grant of excepted holder limit, our Manager may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our Manager in order to determine or ensure the Company’s qualification as a REIT. In addition, our Manager will reject any investor’s subscription in whole or in part if it determines that such subscription would violate such ownership limits.
In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our Manager may from time to time increase or decrease the ownership limit for all other individuals and entities unless, after giving effect to such increase, five or fewer individuals could beneficially or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding of the Company or the Company would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our Manager may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or shares of the Company, as applicable, is in excess of such decreased ownership limit until such time as such individual’s or entity’s percentage ownership of our common shares or shares of the Company, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of the Company, as applicable, in excess of such percentage ownership of our common shares or shares of the Company will be in violation of the ownership limit.
Our operating agreement further prohibits:
•any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of the Company that would result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and
•any person from transferring our shares if such transfer would result in our shares being owned by fewer than 100 persons (determined without reference to any rules of attribution).
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our shares, or who would have owned our shares transferred to a trust as described below, must immediately give us written notice of the event, or in the case of an attempted or proposed transaction, must give at least 15 days’ prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our shares will not apply if our Manager determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance with the restrictions and limitations on ownership and transfer of our shares as described above is no longer required in order for us to qualify as a REIT.
If any transfer of our shares would result in our shares being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our shares or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our Manager or in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause us to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our operating agreement provides that the transfer of the shares will be null and void.
Shares of the Company transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2) the last reported NAV value of our common shares on the date we accept, or our designee accepts, such offer (or $10.00 if no NAV has been reported). We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such shares will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, as soon as practicable after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of shares of the Company. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported NAV value for our common shares on the day of the event which resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that our shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.
The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust. Any dividend or other distribution paid prior to our discovery that our shares have been transferred to the trust will be paid by the recipient to the trustee upon demand.

Subject to Delaware law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:
•to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and
•to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
However, if we have already taken irreversible company action, then the trustee may not rescind and recast the vote.
In addition, if our Manager determines in good faith that a proposed transfer or other event would violate the restrictions on ownership and transfer of our shares, our Manager may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem our shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 0.5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our shares, within 30 days after the end of each taxable year, must give us written notice, stating the shareholder’s name and address, the number of shares of each class of the Company that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each shareholder must provide to us in writing such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of the holders of the common shares.
Personal Conduct Repurchase Right
Our operating agreement provides that we may elect to repurchase, at a price per share based on our NAV as of the end of the fiscal quarter prior to the quarter in which we elect to repurchase the shares, all of the common shares held by an investor in the event that such investor fails to conform its personal conduct to common and accepted standards of good citizenship or conducts itself in a way that reflects poorly upon us, as determined by the Manager in its sole and absolute discretion. The purchase price will be payable to the investor in a single payment, with the payment becoming due 15 business days following the date on which we provide notice to the investor of our decision to repurchase the common shares.
Prospect of Roll-Up/Public Listing
Our Manager may determine that it is in our best interest to (i) contribute to, or convert the company into, an alternative vehicle, through consolidation, merger or other similar transaction with other companies, some of which may be managed by our Manager or its affiliates (a “Roll-Up”) or (ii) list our shares (or shares of the Roll-Up vehicle) on a national securities exchange. In connection with a Roll- Up, shareholders may receive from the Roll-Up vehicle cash, stock, securities or other interests or assets of such vehicle, on such terms as our Manager deems fair and reasonable, provided, however, that our Manager will be required to obtain approval of shareholders holding a majority of the outstanding common shares if required by applicable laws or regulations.
Anti-Takeover Effects of Our Operating Agreement and Delaware Law
The following is a summary of certain provisions of our operating agreement and Delaware law that may be deemed to have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company. These provisions include the following:
Authorized but Unissued Shares
Our operating agreement authorizes us to issue additional common shares or other securities of the Company for the consideration and on the terms and conditions established by our Manager without the approval of our shareholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of shares of the Company, including preferred shares, and to fix the number of shares, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional shares and other securities could render more difficult or discourage an attempt to obtain control over us by means of a tender offer, merger or otherwise.

Delaware Business Combination Statute—Section 203
We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.
Units in the Operating Partnership
Certain investors who desire to invest in our portfolio through the Operating Partnership for tax or other reasons may make cash or property contributions directly to the Operating Partnership in exchange for units of limited partnership interests (the “Units”) in the Operating Partnership. The terms and conditions for the purchase of the Units will be set by the general partner of the Operating Partnership in its sole discretion.
Valuation Policies
Our NAV will be calculated at the end of each fiscal quarter, beginning March 31, 2020, by our internal process that reflects several components, including (1) estimated values of each of our commercial real estate assets and investments, including related liabilities, based upon (a) market capitalization rates, comparable sales information, interest rates, net operating income, and (b) in certain instances reports of the underlying real estate provided by a valuation expert, (2) the price of liquid assets for which third party market quotes are available, (3) other assets and liabilities valued at book value, (4) accruals of our periodic distributions and (5) estimated accruals of our operating revenues and expenses (including the projected Participation Allocation). In instances where an appraisal of the real estate asset is necessary, we will engage an appraiser that has expertise in appraising commercial real estate assets, to act as our valuation expert. The valuation expert will not be responsible for, or prepare, our quarterly NAV per share. The final determination of our quarterly NAV per share will be made by our Manager. If a material event occurs between scheduled annual valuations that our Manager believes may materially affect the value of any of our commercial real estate assets and investments, including related liabilities, our Manager anticipates informing the valuation expert so that, if appropriate, the valuation expert can adjust the most recent valuations provided in the applicable report, if any, to account for the estimated impact. We will determine our NAV per share by dividing our NAV in such fiscal quarter by the number of our common shares outstanding as of the end of such fiscal quarter, prior to giving effect to any share purchases or redemptions to be effected for such fiscal quarter.
We may engage a valuation expert with expertise in appraising certain commercial real estate assets to provide annual valuations of certain commercial real estate assets and investments, including related liabilities, to be set forth in reports of the underlying real estate, and to adjust those valuations for events known to the valuation expert that it believes are likely to have a material impact on previously provided estimates of the value of the affected commercial real estate assets and investments and related liabilities. Our real estate assets will consist primarily of a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth. In addition, our assets may include liquid assets, which will not be valued by our valuation expert, and cash and cash equivalents. Our liabilities will also include accrued fees and operating expenses, accrued distributions payable, accrued management fees and, to the extent we are using margin, trade payables incurred in the ordinary course of business, which will be estimated by our Manager. Our Manager will be responsible for ensuring that the valuation expert discharges its responsibilities in accordance with our valuation guidelines, and will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility.
Our goal is to provide a reasonable estimate of the market value of our shares on a quarterly basis. However, our assets will consist of commercial real estate investments and, as with any commercial real estate valuation protocol, the conclusions reached by our independent valuation expert or our Manager will be based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in different estimates of the value of our commercial real estate assets and investments. In addition, for any given quarter, our published NAV per share may not fully reflect certain material events, to the extent that the financial impact of such events on our portfolio is not immediately quantifiable. As a result, the quarterly calculation of our NAV per share may not reflect the precise amount that might be paid for your shares in a market transaction, and any potential disparity in our NAV per share may be in favor of either shareholders who redeem their shares, or shareholders who buy new shares, or existing shareholders. If our Manager learns of a material event that occurs in between quarterly updates of NAV that could cause our NAV per share to change by 5% or more from the last disclosed

NAV, we will disclose the event and the updated NAV in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.

Quarterly Share Price Adjustments
The per share purchase price in this offering will be adjusted at the beginning of each fiscal quarter (or as soon as commercially reasonable thereafter), and will be equal to the greater of (i) $10.00 per share or (ii) our NAV divided by the number of shares outstanding as of the close of business on the last business day of the prior fiscal quarter. Our Manager will adjust our per share purchase price as of the date the new NAV is announced, not the date when such NAV is determined, and investors will pay the most recent publicly announced purchase price as of the date of their subscription. Solely by way of example, if an investor submits a subscription on April 2, such investor will pay the per share purchase price previously announced in January, not the per share purchase price that would be expected to be announced at a later date in April.
We will file with the SEC on a quarterly basis an offering circular supplement disclosing the quarterly determination of our NAV per share that will be applicable for such fiscal quarter, which we refer to as the pricing supplement. We will also post that fiscal quarter’s NAV on the public investment portal on the Jamestown website at jamestowninvest.com. The investment portal on the Jamestown website will also contain this offering circular, including any supplements and amendments. We will disclose, on a quarterly basis in an offering circular supplement filed with the SEC, the principal valuation components of our NAV. If our Manager learns of a material event that occurs in between quarterly updates of NAV that could cause our NAV per share to change by 5% or more from the last disclosed NAV, we will disclose the event and the updated NAV in an offering circular supplement as promptly as reasonably practicable, and will update the NAV information provided on our website.
Any subscriptions that we receive prior to the end of a fiscal quarter will be executed at a price equal to our NAV per share applicable to such fiscal quarter. Thus, even if settlement occurs in the following quarter, the purchase price for the shares will be the price in effect at the time the subscription was received.
Quarterly Redemption Plan
While you should view this investment as long-term, we have adopted a redemption plan whereby, on a quarterly basis, an investor may obtain liquidity. The Manager has designed our redemption plan with a view towards providing investors with an initial period in which to decide whether a long-term investment in the Company is right for them. In addition, despite the illiquid nature of the assets expected to be held by the Company, the Manager believes it is best to provide the opportunity for quarterly liquidity in the event shareholders need it in the form of a discounted redemption price prior to year six. Any economic benefit resulting from the discounted redemption price will benefit us and will indirectly accrue to shareholders who have not requested redemption and to the Manager.
Pursuant to our redemption plan, shareholders may request that we redeem not less than 25% of their shares. The redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the nature of the real estate assets held by us.
For the first eighty-nine (89) days following the purchase of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less the aggregate sum of distributions paid and declared but unpaid with respect to such shares, rounded down to the nearest cent. In other words, a shareholder would receive back their original investment amount, from the redemption price paid, prior distributions received and distributions that have been declared (and that will be received when paid), but would not receive any amounts in excess of their original investment amount.
Beginning on the ninetieth (90th) day following the purchase of the common shares subject to the redemption request (the “Post-Introductory Period”), the per share redemption price will be calculated based on a declining discount to the NAV per share in effect at the time the redemption request is made without any reduction for distributions paid or declared and rounded down to the nearest cent.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of NAV per share) Before Deduction of any Participation Allocation and Third-Party Costs (1)
Less than 90 days (Introductory Period)	100.0	% (2) (3)
90 days until 3 years	97.0	% (4)
3 years to 4 years	98.0	% (5)
4 years to 5 years	99.0	% (6)
More than 5 years	100.0	% (7)
(1)The Effective Redemption Price will be rounded down to the nearest $0.01.
(2)The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
(4)For shares held at least ninety (90) days but less than three (3) years, the Effective Redemption Price includes the fixed 3% discount to the NAV per share in effect at the time of the redemption request.
(5)For shares held at least three (3) years but less than four (4) years, the Effective Redemption Price includes the fixed 2% discount to the NAV per share in effect at the time of the redemption request.
(6)For shares held at least four (4) years but less than five (5) years, the Effective Redemption Price includes the fixed 1% discount to the NAV per share in effect at the time of the redemption request.
(7)For shares held at least five (5) years, the Effective Redemption Price does not include any discount to the NAV per share in effect at the time of the redemption request.
The following is a brief comparison of our redemption plan during the Introductory Period (up to 90 days after settlement) and the Post-Introductory Period (90 days or more after settlement), which is qualified in its entirety by the disclosure contained herein.

SUMMARY OF REDEMPTION PLAN
	Introductory Period	Post-Introductory Period
Duration	First 89 days after settlement	90+ days after settlement
Redemption Price	100% of purchase price less distributions paid and distributions declared and to be paid less third-party costs	97-100% of NAV depending on hold time (no reduction for distributions) less third-party costs
Timing to submit request	At least 15 days prior to the end of each quarter (but no event more than 90 days after the date of settlement)	At least 15 days prior to the end of each quarter

Last Date to Withdraw Request	Up to five (5) business day prior to the end of the calendar quarter	Up to five (5) business day prior to the end of the calendar quarter
Date of Redemption Payment	14 days (unless exigent circumstances exist in which case within 21 days) of the end of each quarter	14 days (unless exigent circumstances exist in which case within 21 days) of the end of each quarter
Frequency	Quarterly	Quarterly
Minimum Amount of Shares Redeemed	25% of shareholder’s shares	25% of shareholder’s shares
Maximum Amount of Shares Redeemed	No Limit[5]	No Limit[5]
_______________
 5 Subject to the prohibition from redeeming more than 5.0% of the number of common shares outstanding at the beginning of a 12-month period.

Because our NAV per share will be calculated at the end of each fiscal quarter, beginning March 31, 2020, the redemption price for shares held ninety (90) days or longer may change between the date we receive the redemption request and the date on which redemption proceeds are paid. As a result, the redemption price that a shareholder will receive may be different from the redemption price on the day the redemption request is made.
We have the right to monitor the trading patterns of shareholders or their financial advisors and we reserve the right to reject any purchase or redemption transaction at any time based on what we deem to be a pattern of excessive, abusive or short-term trading. We expect that there will be no regular secondary trading market for our common shares. However, in the event a secondary market for our shares develops, we will terminate our redemption plan.
Proceeds to investors from any redemption will be further reduced by the Participation Allocation payable to the Manager in connection with such redemption, except that there is no Participation Allocation payable for redemptions made during the Introductory Period (see “Management Compensation” for more details on the Participation Allocation). The effect of the participation allocation for shareholders will be to generally reduce appreciation on investments by 20%. If our NAV, without reduction for the accrued Participation Allocation, as of the date the redemption is paid, increased by capital distributions and dividends paid or accrued, is $10.00 or less a share, no Participation Allocation will be deducted from the redemption price. Additionally, a shareholder requesting redemption will be responsible for reimbursing us for any third-party costs incurred as a result of the redemption request, including but not limited to, bank transaction charges, custody fees, and/or transfer agent charges. Any applicable bank transfer or wire fees incurred as a result of the redemption will be calculated on a transaction by transaction basis. The redeeming investor will be informed of the third-party costs prior to the redemption being effected, which will be the third-party costs generated as a result of the redemption. We will not waive any third-party costs for any redeeming investor.
The following example illustrates how we would calculate our Manager’s Participation Allocation for a redemption for a single share prior to any deductions for third-party costs after the Introductory Period based on the assumptions set forth in rows A through E of the table below. Actual results may differ materially from the following example.
A.NAV (without reduction for any accrued Participation Allocation) as of the redemption date: $14.60
B.Aggregate capital distributions and dividends paid or accrued: $4.40
C.Aggregate value is equal to the total amount of (A) increased by (B): $19.00
D.The initial purchase price: $10.00
E.Appreciation is equal to the total amount of (C) less (D): $9.00
F.Participation Allocation is equal to 20% of (E): $1.80
Redemption of our common shares will be made quarterly upon written request to us at least 15 days prior to the end of the applicable calendar quarter; provided, however, written requests for common shares to be redeemed during the Introductory Period must be delivered to the Manager prior to the end of such common shares’ Introductory Period (e.g., if an investment in common shares settled on March 30, 2019, a redemption request must be delivered to the Manager no later than June 15, 2019). The Manager intends to provide notice of redemption by the last business day of each quarter, with an effective redemption date as of the last day of each quarter, and to endeavor to remit the redemption proceeds within 14 days of the end of such quarter; although payment of the redemption proceeds may be delayed until 21 days after the end of such quarter, due to exigent circumstances, including, without limitation, (1) our partner real estate operators fail to provide adequate information regarding the assets within a time period that allows us to perform our NAV calculation, which in turn would prevent us from determining share redemption prices; (2) macro-economic crises or property-level events, such as damage to the property, that may affect our ability to make redemptions or determine NAV; and (3) our payment processing provider chooses to discontinue service or has technical outages that prevent us from processing share redemptions in a timely manner. Shareholders may withdraw their redemption request at any time up to five (5) business days prior to the end of the calendar quarter in which the redemption request was submitted.
During each 12-month period, we will honor redemption requests for up to a total of 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. We will not honor redemption requests during such 12-month period if it would cause us to redeem more than 5.0% of our outstanding common shares as of the beginning of such 12-month period. In accordance with the SEC’s current guidance on redemption plans contained in T-REIT Inc. (June 4, 2001) and Wells Real Estate Investment Trust II, Inc. (Dec. 3, 2003), we are prohibited from redeeming more than 5.0% of the number of our common shares outstanding at the beginning of such 12-month period. Accordingly, we presently intend to limit the number of shares to be redeemed during any calendar quarter to 1.25% of the common shares outstanding, with any excess capacity carried over to later calendar quarters in that 12-month period. If we have insufficient liquidity to cover our repurchase requirements, the shortfall could require us to potentially raise short- and long-term debt or sell equity securities in order to fund the obligation.

For investors who hold common shares with more than one record date, redemption requests will be applied to such common shares in the order in which they settled, on a last in first out basis—meaning those common shares that have been continuously held for the shortest amount of time will be redeemed first. Redemptions of shares held by our sponsor or its affiliates will be on the same basis as other shareholders. We intend to limit common shareholders to one (1) redemption request outstanding at any given time, meaning that if a common shareholder desires to request more or less shares be redeemed, such common shareholder must first withdraw the first redemption request, which may affect whether the request is considered in the “Introductory Period” or “Post-Introductory Period”.
Notwithstanding anything contained herein to the contrary, with the exception of honoring redemption requests up to the previously described limitation, we are not obligated to redeem common shares under the redemption plan.
In addition, if we redeem less than all of the shares subject to a redemption request in any applicable period, with respect to any unredeemed shares, you can: (i) withdraw your request for redemption; or (ii) ask that we honor your request in a future redemption period, if any, when such redemptions can be made pursuant to the limitations of the redemption plan when sufficient funds are available. Such pending requests will be honored, together with new requests, on a pro rata basis. During any redemption period, redemptions requests submitted by shareholders in the Introductory Period will be given precedence over Redemption Requests submitted shareholders in the Post-Introductory Period, except to the extent necessary to preserve our status as a REIT. Any redemption requests submitted by shareholders in the Introductory Period that are honored in fiscal quarters after the fiscal quarter they are submitted will receive the same purchase price as if the redemption requests were honored during the fiscal quarter in which the requests were submitted.
In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice for any reason, including to protect our operations and our non-redeemed shareholders, to prevent an undue burden on our liquidity, to preserve our status as a REIT, following any material decrease in our NAV, or for any other reason. However, in the event that we amend, suspend or terminate our redemption plan, we will file an offering circular supplement and/or Form 1-U, as appropriate, to disclose such amendment. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve our status as a REIT (for example, if a redemption request would cause a non-redeeming shareholder to violate the ownership limits in our operating agreement or if a redemption constitutes a “dividend equivalent redemption” that could give rise to a preferential dividend issue, to the extent applicable). Therefore, you may not have the opportunity to make a redemption request prior to any potential termination of our redemption plan.
For more information about our redemption plan or to submit a redemption request, please contact us by email at info@jamestowninvest.com.
Reports to Shareholders
Our operating agreement requires that we prepare an annual report and deliver it to our common shareholders within 120 days after the end of each fiscal year. Our Manager is required to take reasonable steps to ensure that the annual report complies with our operating agreement provisions and with applicable securities laws.
Under the Securities Act, we must update this offering circular upon the occurrence of certain events, such as asset acquisitions. We will file updated offering circulars and offering circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. In addition, we will provide you directly with periodic updates, including offering circulars, offering circular supplements, quarterly pricing supplements, quarterly information statements and other information.
We will provide such periodic updates electronically through an investment portal on the Jamestown website at jamestowninvest.com, and documents will be provided electronically. You may access and print all periodic updates provided through our website. As periodic updates become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the periodic updates. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. We will provide you with paper copies at any time upon request. The contents of the investment portal on the Jamestown website are not incorporated by reference in or otherwise a part of this offering circular.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of certain U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common shares. For purposes of this section, references to “we,” “us” or “the Company” means only Jamestown Invest 1, LLC and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the Company, and of any subsidiaries and other lower-tier affiliated entities, will be in accordance with its applicable organizational documents and as described in this offering circular. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular shareholder in light of its investment or tax circumstances or to shareholders subject to special tax rules, such as:
•U.S. expatriates;
•persons who mark-to-market our common shares;
•subchapter S corporations;
•U.S. shareholders who are U.S. persons (as defined below) whose functional currency is not the U.S. dollar;
•financial institutions;
•insurance companies;
•broker-dealers;
•REITs;
•regulated investment companies;
•trusts and estates;
•holders who receive our common shares through the exercise of employee stock options or otherwise as compensation;
•persons holding our common shares as part of a “straddle,” “hedge,” “short sale,” “conversion transaction,” “synthetic security” or other integrated investment;
•persons subject to the alternative minimum tax provisions of the Code;
•persons holding our common shares through a partnership or similar pass-through entity;
•persons holding a 10% or more (by vote or value) beneficial interest in the Company;
•tax exempt organizations, except to the extent discussed below in “—Taxation of the Company—Taxation of Tax Exempt U.S. Shareholders;” and
•non-U.S. persons (as defined below), except to the extent discussed below in “—Taxation of the Company—Taxation of Non-U.S. Shareholders,” including “qualified shareholders” described in Section 897(k) of the Code.
This summary assumes that shareholders will hold our common shares as capital assets within the meaning of Section 1221 of the Code, which generally means as property held for investment.
For the purposes of this summary, a U.S. person is a beneficial owner of our common shares who for U.S. federal income tax purposes is:
•a citizen or resident of the United States;
•a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);
•an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

For the purposes of this summary, a U.S. shareholder is a beneficial owner of our common shares who is a U.S. person. A tax exempt organization is a U.S. person who is exempt from U.S. federal income tax under Section 401(a) or 501(a) of the Code. For the purposes of this summary, a non-U.S. person is a beneficial owner of our common shares who is a nonresident alien individual or a non-U.S. corporation for U.S. federal income tax purposes, and a non-U.S. shareholder is a beneficial owner of our common shares who is a non-U.S. person. The term “corporation” includes any entity treated as a corporation for U.S. federal income tax purposes, and the term “partnership” includes any entity treated as a partnership for U.S. federal income tax purposes.
The information in this section is based on the current Code, current, temporary and proposed Treasury Regulations, the legislative history of the Code, current administrative interpretations and practices of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except in the case of the taxpayer to whom a private letter ruling is addressed, and existing court decisions. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect existing interpretations of current law, possibly with retroactive effect. Any change could apply retroactively. We have not obtained any rulings from the IRS concerning the tax treatment of the matters discussed below. Thus, it is possible that the IRS could challenge the statements in this discussion that do not bind the IRS or the courts and that a court could agree with the IRS.
THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON SHARES DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON SHARES.
Taxation of the Company
We intend to elect to be taxed as a REIT under the Code, commencing with our first taxable year ended December 31, 2019. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to its shareholders if it meets the applicable REIT distribution and other requirements for qualification. We believe that we have been organized, owned and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed ownership, organization and method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. However, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by us that we will so qualify for any particular year or that the IRS will not challenge our conclusions with respect to our satisfaction of the REIT requirements.
Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Code, discussed below. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which we may not control. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year have satisfied, or will satisfy, the requirements for qualification and taxation as a REIT.
Taxation of REITs in General
Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that results generally from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the shareholder level, upon a distribution of dividends by the REIT.
Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:
•We will be taxed at regular U.S. federal corporate rates on any undistributed income, including undistributed cashless income such as accrued but unpaid interest.
•If we have net income from “prohibited transactions,” which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property” below.

•If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (2) treating any income from such property as non-qualifying for purposes of the REIT gross income tests discussed below, provided however, that the gain from the sale of the property or net income from the operation of the property that would not otherwise qualify for the 75% income test but for the foreclosure property election will be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).
•If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect profitability.
•If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset tests that do not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which income tax is paid at the corporate level.
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our shareholders, as described below in “—Requirements for Qualification as a REIT.”
•A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiary, or TRS, and any other TRSs we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items because the reported amounts were not consistent with arm’s length amounts.
•If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five year period following their acquisition from the non-REIT corporation.
•We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a shareholder would include its proportionate share of our undistributed long-term capital gain in its income (to the extent we make a timely designation of such gain to the shareholder), would be deemed to have paid the tax that it paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the shareholder’s basis in our common shares.
•We may own subsidiaries that will elect to be treated as TRSs and we may hold investments through such TRSs, the earnings of which will be subject to U.S. federal corporate income tax.
In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and non-U.S. income, franchise property and other taxes.
Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
(1)that is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT under Sections 856 through 860 of the Code;

(4)that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)commencing with its second REIT taxable year, the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;
(6)in which, during the last half of each taxable year, commencing with its second REIT taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” as defined in the Code to include specified entities (the “5/50 Test”);
(7)that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;
(8)that has no earnings and profits from any non-REIT taxable year at the close of any taxable year;
(9)that uses the calendar year for U.S. federal income tax purposes and complies with the record keeping requirements of the Code and the regulations promulgated thereunder; and
(10)that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.
For purposes of condition (1), “directors” generally means persons treated as “directors” for purposes of the Investment Company Act, which we believe includes our Manager. Our shares are generally freely transferable, and we believe that the restrictions on ownership and transfers of our shares do not prevent us from satisfying condition (2). Although we are organized as a limited liability company, for U.S. federal income tax purposes we elected to be classified as a corporation in compliance with condition (3). We believe that the shares sold in this offering will allow us to timely comply with conditions (5) and (6). However, depending on the number of shareholders who subscribe for shares in this offering and the timing of subscriptions, we may need to conduct an additional offering of preferred shares to timely comply with (5). For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation and a portion of a trust permanently set aside or used exclusively for charitable purposes generally are each considered an individual. A trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. Provided we comply with these record keeping requirements and that we would not otherwise have reason to believe we fail the 5/50 Test after exercising reasonable diligence, we will be deemed to have satisfied the 5/50 Test. In addition, our operating agreement provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described above.
For purposes of condition (9) above, we will have used and will continue to use a calendar year for U.S. federal income tax purposes, and we intend to continue to comply with the applicable recordkeeping requirements.
Effect of Subsidiary Entities
    Ownership of Partnership Interests
In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Code. For purposes of determining the amount of the REIT’s taxable income that must be distributed, or is subject to tax, the REIT’s share of partnership income is determined under the partnership tax provisions of the Code and will reflect any special allocations of income or loss that are not in proportion to capital interests. Income earned through partnerships retains its character for U.S. federal income tax purposes when allocated among its partners. We intend to obtain covenants from any partnerships in which we invest but do not control to operate in compliance with the REIT requirements, but we may not control any particular partnership into which we invest, and thus no assurance can be given that any such partnerships will not operate in a manner that causes us to fail an income or asset test requirement. In general, partnerships are not subject to U.S. federal income tax. However, a partnership in which we invest may be required to pay the hypothetical increase in partner-level taxes resulting from an adjustment of partnership tax items on audit.

    Disregarded Subsidiaries
If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries of a REIT or by a combination of the two. Single member limited liability companies or other domestic unincorporated entities that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests unless they elect TRS status. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”
    Taxable REIT Subsidiaries
A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to U.S. federal income tax on its taxable income, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our shareholders.
A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes dividend income when it receives distributions of earnings from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of its TRSs in determining the parent REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude the parent REIT from doing directly or through pass-through subsidiaries. If dividends are paid to us by one or more domestic TRSs we may own, then a portion of the dividends that we distribute to shareholders who are taxed at individual rates generally will be eligible for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of Taxable U.S. Shareholders” and “—Annual Distribution Requirements.”
We may hold certain investments through one or more TRSs, including property that we believe would be treated as held primarily for sale to customers in the ordinary course of our trade or business for U.S. federal income tax purposes and that cannot be sold within a statutory safe harbor to avoid the 100% tax on “prohibited transactions” that otherwise would apply to gain from the sale of such property. Generally, a TRS can perform impermissible tenant services without causing us to receive impermissible tenant services income from those services under the REIT income tests. A TRS may also engage in other activities that, if conducted by us other than through a TRS, could result in the receipt of non-qualified income or the ownership of non-qualified assets. However, several provisions regarding the arrangements between a REIT and its TRSs ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to us in excess of a certain amount. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or certain other amounts or on certain expenses deducted by the TRS if the economic arrangements among us, our tenants and/or the TRS are not comparable to similar arrangements among unrelated parties. While we intend to manage the size of our TRSs and dividends from our TRSs in a manner that permits us to qualify as a REIT, it is possible that the equity investments appreciate to the point where our TRSs exceed the thresholds mandated by the REIT rules. In such cases, we could lose our REIT status if we are unable to satisfy certain exceptions for failing to satisfy the REIT income and asset tests. In any event, any earnings attributable to equity interests held in TRSs or origination activity conducted by TRSs will be subject to U.S. federal corporate income tax, and the amount of such taxes could be substantial.

Gross Income Tests
In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property, and gains from the sale of real estate assets (other than certain debt instruments of publicly offered REITs), as well as income from certain kinds of temporary investments. Interest and gain on debt instruments issued by publicly offered REITs that are not secured by mortgages on real property or interests in real property are not qualifying income for purposes of the 75% income test. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Rental Income
Rents we receive will qualify as rents from real property in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS and either (i) at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (ii) the property leased is a “qualified lodging facility,” as defined in Section 856(d)(9)(D) of the Code, or a “qualified health care property,” as defined in Section 856(e)(6)(D)(i) of the Code, and certain other conditions are satisfied. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.
Generally, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we may provide directly only an insignificant amount of services, unless those services are “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” Accordingly, we may not provide “impermissible services” to tenants (except through an independent contractor from whom we derive no revenue and that meets other requirements or through a TRS) without giving rise to “impermissible tenant service income.” Impermissible tenant service income is deemed to be at least 150% of the direct cost to us of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from the property, the services will not disqualify any other income from the property that qualifies as rents from real property, but the impermissible tenant service income will not qualify as rents from real property.
We do not anticipate deriving rents based in whole or in part on the income or profits of any person, rents from related party tenants, and/or rents attributable to personal property leased in connection with real property that exceeds 15% of the total rents from that property, in sufficient amounts to jeopardize our status as REIT. We also do not anticipate deriving impermissible tenant service income that exceeds 1% of our total income from any property if the treatment of the rents from such property as nonqualifying rents would jeopardize our status as a REIT.
Fee Income
Although not currently contemplated, we may receive various fees and expense reimbursements from borrowers in connection with originating loans. Fees that are for entering into agreements to make loans are qualifying income for both gross income tests. Other fees that are treated as “points” are treated as additional interest on the loan and are qualifying or nonqualifying based on whether the loan is a real estate asset. However, fees for services will not be qualifying income for purposes of both the 75% and 95% gross income tests. In addition, certain expense reimbursements received from the borrower, and even certain expenses paid by the borrower directly to a third party service provider, may result in nonqualifying income for both gross income tests to the extent such amounts are reimbursements for expenses that benefit us. Any fees earned by a TRS will not be included for purposes of the gross income tests but the use of a TRS to originate loans to avoid such nonqualifying income may increase the taxes paid by the TRS.
Dividend Income
We may receive material distributions from our TRSs. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test.

Sale-Leaseback Transactions
We may enter into sale-leaseback transactions. It is possible that the IRS could take the position that specific sale-leaseback transactions (or certain other leases) we treat as true leases are not true leases for U.S. federal income tax purposes but are, instead, financing arrangements or loans. Successful recharacterization of a sale-leaseback transaction (or any other lease) as a financing arrangement or loan could jeopardize our REIT status.
Failure to Satisfy the Gross Income Tests
We intend to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if our failure to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. Government securities. For this purpose, real estate assets include interests in real property (such as land, buildings, leasehold interests in real property and personal property leased with real property if the rents attributable to the personal property would be rents from real property under the income tests discussed above). Second, not more than 25% of our assets may be represented by securities other than those in the 75% asset class. Third, assets that do not qualify for purposes of the 75% test and that are not securities of our TRSs: (i) the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets, and (ii) we generally may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 20% of the value of our gross assets. Fifth, not more than 25% of the value of our gross assets may be represented by debt instruments of publicly offered REITs that are not secured by mortgages on real property or interests in real property.
We may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We generally believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, which could impact our REIT status.
We believe that our assets holdings have complied or will comply with the above asset tests commencing with close of our first calendar quarter and that we can operate so that we can continue to comply with those tests. However, our ability to satisfy these asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals.
Failure to Satisfy Asset Tests
After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which the identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps, including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which we identified the failure to satisfy the REIT asset test) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 21%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

Hedging Transactions
We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 75% or 95% gross income test if (i) we enter into the hedging transaction in the normal course of business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets and the hedge is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, (ii) we enter into the hedging transaction primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests or (iii) we enter into the hedging transaction that hedges against transactions described in clause (i) or (ii) and is entered into in connection with the extinguishment of debt or sale of property that are being hedged against by the transactions described in clauses (i) or (ii) and the hedge complies with certain identification requirements. To the extent that we enter into other types of hedging transactions, including hedges of interest rates on any debt we acquire as assets, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize its qualification as a REIT, but there can be no assurance that we will be successful in this regard.
Annual Distribution Requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to:
(a)    the sum of :
•90% of our “REIT taxable income” (computed without regard to its deduction for dividends paid and its net capital gains); and
•90% of the net income (after tax), if any, from foreclosure property (as described below); minus
(b)    the sum of specified items of non-cash income that exceeds a percentage of our income.
These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to shareholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents. To avoid paying preferential dividends, we must treat every shareholder of the class of shares with respect to which we make a distribution the same as every other shareholder of that class, and we must not treat any class of shares other than according to its dividend rights as a class. Preferential dividends potentially include “dividend equivalent redemptions.” Accordingly, we intend to pay dividends pro rata within each class, and to abide by the rights and preferences of each class of our shares if there is more than one, and will seek to avoid dividend equivalent redemptions. (See “— Taxation of U.S. Shareholders — Redemptions of Common Shares” below for a discussion of when redemptions are dividend equivalent and measures we intend to take to avoid them.) If, however, we qualify as a “publicly offered REIT” (within the meaning of Section 562(c) of the Code) in the future, the preferential dividend rules will cease to apply to us. In addition, the IRS is authorized to provide alternative remedies to cure a failure to comply with the preferential dividend rules, but as of the date hereof, no such authorized procedures have been promulgated.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary U.S. federal corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our shareholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit or refund, as the case may be, for their proportionate share of the tax paid by us. Our shareholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.
It is possible that we, from time to time, may not have sufficient cash from operations to meet the distribution requirements, for example, due to timing differences between the actual receipt of cash and the inclusion of the corresponding items in income by us for U.S. federal income tax purposes prior to receipt of such income in cash or non-deductible expenditures. In the event that such shortfalls occur, to meet our distribution requirements it might be necessary to arrange for short-term, or possibly long-term, borrowings, use cash reserves, liquidate non-cash assets at rates or times that we regard as unfavorable or pay dividends in the form of taxable stock dividends. In the case of a taxable stock dividend, shareholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources. Because we are not currently a “publicly offered REIT,” we would not be able to avail ourselves of an administrative safe harbor established by the IRS to govern taxable stock dividends. As a result, it is possible that a taxable stock distribution will not count towards our distribution requirement, which could cause us to incur federal income tax or to lose our REIT status unless certain relief provisions apply.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
New Interest Deduction Limitation Enacted by TCJA
Section 163(j) of the Code, as amended by TCJA, limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% (50% for taxable years ending in 2019 or 2020) of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, NOL carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. Depending on our specific investments, our activities may not constitute a qualifying real property trade or business, or we may elect not to have the interest deduction limitation apply to that trade or business. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our TRSs to have greater taxable income and thus potentially greater corporate tax liability.
Prohibited Transactions
Net income we derive from a prohibited transaction outside of a TRS is subject to a 100% tax unless the transaction qualifies for a statutory safe harbor discussed below. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporations (which are taxed at regular corporate rates). Thus, we intend to conduct our operations so that assets owned by us (or assets that are the subject of a shared appreciation provision that we own) that are inventory or held primarily for sale to customers in the ordinary course of business are held through a TRS. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances, and no assurance can be given that we will be successful in isolating all investments subject to the 100% tax in our TRSs or that we will not engage in prohibited transactions outside of our TRSs.
We generally intend to comply with the statutory safe harbor when selling properties outside of a TRS (or when our joint ventures sell properties outside of a TRS) that we believe might reasonably be characterized as held primarily for sale to customers in the ordinary course of a trade or business for U.S. federal income tax purposes, but compliance with the safe harbor may not always be practical. Moreover, because the determination of whether property is held primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances, the IRS or a court might disagree with our determination that any particular property was not so held and therefore assert that a non-safe harbored sale of such property was subject to the 100%

penalty tax on the gain from the disposition of the property. One of the factors considered by the courts in determining whether a taxpayer held property primarily for sale to customers in the ordinary course of a trade or business is the frequency and continuity of sales. While the 100% tax will not apply to a safe-harbored sale, safe-harbored sales generally would be taken into account in assessing the frequency and continuity of our sales activity for purposes of analyzing sales outside of the safe harbor.
The potential application of the prohibited transactions tax could cause us to forgo potential dispositions of other property or to forgo other opportunities that might otherwise be attractive to us (such as developing property for sale), or to undertake such dispositions or other opportunities through a TRS, which would generally result in corporate income taxes being incurred. The amount of such TRS taxes could be substantial.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election is in effect will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or property held for sale in the hands of the selling REIT.
Failure to Qualify
In the event that we violate a provision of the Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions available to us to avoid such disqualification if (i) the violation is due to reasonable cause and not due to willful neglect, (ii) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (iii) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our shareholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current or accumulated earnings and profits, and, subject to limitations of the Code, distributions to our shareholders will generally be taxable in the case of U.S. shareholders (as defined above) who are individuals at a maximum rate of 20%, and dividends in the hands of our corporate U.S. shareholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.
Taxation of Taxable U.S. Shareholders
This section summarizes the taxation of U.S. shareholders that are not tax exempt organizations.
Distributions
Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of our current or accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. shareholders who receive dividends from taxable subchapter C corporations. However, under new Section 199A of the Code, individuals, estates and trusts who receive “qualified REIT dividends” are permitted to claim a tax deduction equal to 20% of the amount of such dividends in determining their U.S. federal taxable income, subject to certain limitations. The 20% deduction does not apply to REIT capital gain dividends or to REIT dividends that we designate as “qualified dividend income,” as described below. Like most of the other changes made by TCJA applicable to non-corporate taxpayers, the Section 199A deduction will expire on December 31, 2025 unless Congress acts to extend it. Thus, for an individual U.S. holder of our shares subject to the maximum 37% tax rate (through 2025), this tax deduction temporarily reduces the maximum effective U.S. federal income tax rate on ordinary REIT dividends to 29.6%. This deduction, in contrast to the deduction allowed by Section 199A with respect to certain “qualified business income” received by, or allocated to, individuals, trusts and estates, is not limited based on W-2 wages or invested capital.

Distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. shareholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes paid by us on such retained capital gains. U.S. shareholders will increase their adjusted tax basis in our common shares by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 20% in the case of U.S. shareholders who are individuals and 21% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months generally are subject to a 25% maximum U.S. federal income tax rate for U.S. shareholders who are individuals, to the extent of previously claimed depreciation deductions.
Distributions from us in excess of our current or accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder’s common shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of a U.S. shareholder’s common shares, they will be treated as gain from the disposition of the shares and thus will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of The Company” and “—Annual Distribution Requirements.” However, any net operating loss will be limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of any such losses may not be carried back, but may be carried forward indefinitely. Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor do they affect the character of any distributions that are actually made by us.
Dispositions of Our Common Shares
In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of common shares will be subject to a maximum U.S. federal income tax rate of 20%, if such shares were held for more than one year, and will be taxed at ordinary income rates (of up to 37%) if such shares were held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a rate of 21%, whether or not classified as long-term capital gains.
Capital losses recognized by a U.S. shareholder upon the disposition of common shares held for more than one year at the time of disposition will be considered long-term capital losses (or short-term capital losses if the shares have not been held for more than one year), and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. shareholder as long-term capital gain.
Redemptions of Common Shares
A redemption of shares will be treated under Section 302 of the Code as a taxable distribution unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the redeemed shares. A redemption that is not treated as a sale or exchange will be taxed in the same manner as regular distributions (e.g., ordinary dividend income to the extent paid out of earnings and profits unless properly designated as a capital gain dividend), and a redemption treated as a sale or exchange will be taxed in the same manner as other taxable sales discussed above.
The redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the shareholder, (ii) results in a “complete termination” of the shareholder’s interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the shareholder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the shareholder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular redemption will depend upon the facts and circumstances as of the time the determination is made and the constructive ownership rules are complicated, prospective shareholders are advised to consult their own tax advisers to determine such tax treatment.
If a redemption of shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of the property received by the redeeming shareholder. In addition, although guidance is sparse, the IRS could take the position that shareholders who do not participate in any redemption treated as a dividend should be treated as receiving a constructive stock distribution taxable as a dividend in the amount of the increased percentage ownership in us as a result of the redemption, even though such shareholder did not actually receive cash or other property as a result of such redemption. The amount of any such constructive dividend would be added to the nonredeeming shareholder’s basis in his shares. It also is possible that under certain technical rules relating to the deduction for dividends paid, the IRS could take the position that redemptions taxed as dividends impair our ability to satisfy our distribution requirements under the Code. To avoid certain issues related to our ability to comply with the REIT distribution requirements (see “— Qualification as a REIT — Annual Distribution Requirements”), we have implemented procedures designed to track our shareholders’ percentage interests in our common shares and identify any such dividend equivalent redemptions, and we will decline to effect a redemption to the extent that we believe that it would constitute a dividend equivalent redemption. However, we cannot assure you that we will be successful in preventing all dividend equivalent redemptions.
Medicare Tax on Net Investment Income
U.S. holders that are classified as individuals, estates, and certain trusts, and whose income exceeds certain thresholds, are also subject to an additional 3.8% Medicare tax on dividends received from us and on gain recognized with respect to the disposition of our shares. The temporary 20% deduction allowed by Section 199A of the Code, as added by TCJA, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. holders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.
Taxation of Tax Exempt U.S. Shareholders
U.S. tax exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that regular distributions from a REIT to a tax exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax exempt U.S. shareholder has not held our common shares as “debt financed property” within the meaning of the Code (that is, where the acquisition or holding of the property is financed through a borrowing by the tax exempt shareholder) and (2) we do not hold REMIC residual interests or interests in a taxable mortgage pool that gives rise to “excess inclusion income,” distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax exempt U.S. shareholder. Excess inclusion income from REMIC residual interests or interests in a taxable mortgage pool, if any, that we allocate to a tax-exempt U.S. shareholder will be treated as UBTI (or, in the case of a disqualified organization, taxable to us). See “Excess Inclusion Income.”
Tax exempt U.S. shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.
A pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have satisfied the 5/50 Test but for a special rule that permits us to “look-through” such trusts to the ultimate beneficial owners of such trusts in applying the 5/50 Test.
Tax exempt U.S. shareholders are urged to consult their tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of owning our common shares.
Backup Withholding and Information Reporting
We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of dividends or capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. shareholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty. A non-U.S. shareholder may be subject to backup withholding unless applicable certification requirements are met.
Payment of the proceeds of a sale of our common shares within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. shareholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common shares conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. shareholder and specified conditions are met or an exemption is otherwise established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Accounts and FATCA
Federal legislation commonly referred to as “FATCA” currently imposes withholding taxes on certain U.S. source passive payments to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. shareholders who own shares of our common shares through foreign accounts or foreign intermediaries and certain non-U.S. shareholders. The legislation imposes a 30% withholding tax on dividends currently on, and will impose a 30% withholding tax on gross proceeds from the sale or other disposition of, our common shares paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity is not a financial institution and either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. If the payee is a foreign financial institution (that is not otherwise exempt), it must either (1) enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements or (2) in the case of a foreign financial institution that is resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, comply with the revised diligence and reporting obligations of such intergovernmental agreement. Prospective investors should consult their tax advisors regarding this legislation.
State and Local Taxes
We and our shareholders may be subject to state and local taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state and local tax treatment of us and our shareholders may not conform to the U.S. federal income tax treatment discussed above. Prospective shareholders should consult their tax advisors regarding the application and effect of state and local income and other tax laws on an investment in our common shares.
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common shares.

ERISA CONSIDERATIONS
The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our common shares (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making our common shares available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
In determining whether an investment in our common shares (or making our shares available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our common shares, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that we will invest our assets in accordance with the investment objectives and guidelines described herein, and that neither our Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our common shares by the ERISA Plan (or making such shares available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our common shares is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.
Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.
A Plan that proposes to invest in our common shares (or to make our shares available for investment under a Participant-Directed Plan) may already maintain a relationship with our Manager or one or more of its affiliates, as a result of which our Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our common shares should consult with their counsel to determine whether an investment in our common shares would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.
If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.
The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:
•in securities issued by an investment company registered under the Investment Company Act;
•in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or
•in which equity participation by “benefit plan investors” is not significant.
The shares will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the shares may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the shares will not be issued by a registered investment company.
The 25% Limit. Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition or disposition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded, our operating agreement provides that if benefit plan investors exceed the 25% Limit, we may redeem their interests at a price equal to the then current NAV per share. We intend to rely on this aspect of the Plan Assets Regulation.
Operating Companies. Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets (other than short-term investments pending long-term commitment or distribution to investors), valued at cost, are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the first anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, (other than short-term investments pending long-term commitment or distribution to investors) consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.
If the 25% Limit is exceeded and we do not exercise our right to redeem benefit plan investors as described above, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.
If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our common shares.
As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with the Company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with the Company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.
Shares sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in the Company is appropriate for, and permissible under, the terms of the Plan’s governing documents.
Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our common shares.

PLAN OF DISTRIBUTION
We are offering up to $46,033,490 in our common shares pursuant to this offering circular. Our common shares being offered hereby will be primarily offered through an investment portal on the Jamestown website at jamestowninvest.com (though we may distribute our shares through other online portals as deemed appropriate by our Manager). North Capital Private Securities will serve as our broker-dealer and will provide escrow services.
Our Manager will pay a fee equal to 0.60% of the equity raised in this offering to North Capital Private Securities (“NCPS”), as well as a flat accountable fee of $10,000 related to the due diligence performed by NCPS. The accountable due diligence fee shall be refundable to the extent that expenses are not incurred. The commission paid to NCPS with respect to Common Shares sold by Dealers other than NCPS will be equal to 0.45% of the proceeds from the sale of such Common Shares. Investors will not be responsible for reimbursing our Manager for any of these fees paid to NCPS.
The total amount of all compensation from whatever source payable to underwriters, broker-dealers and their affiliates will not exceed 10% of the gross proceeds of the offering.
The investment portal on the Jamestown website is not subject to the registration requirements of Section 304 of the JOBS Act because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”
This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the investment portal on the Jamestown website, as well as on the SEC’s website at www.sec.gov.
In order to subscribe to purchase our common shares, a prospective investor must electronically complete, sign and deliver to us an executed subscription agreement like the one attached to the offering statement as Exhibit 4.1, and wire funds for its subscription amount in accordance with the instructions provided therein.
Settlement for subscriptions agreements may occur up to 30 days after a prospective investor submits a subscription agreement, depending on the volume of subscriptions received. An investor will become a member of the Company, including for tax purposes, and the shares will be issued, as of the date of settlement. Settlement will not occur until an investor’s funds have cleared and the Manager accepts the investor as a member. The number of shares issued to an investor will be calculated based on the price per share in effect on the date we receive the subscription.
We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Section 18(b)(4)(D)(ii) of the Securities Act. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.
State Law Exemption and Offerings to “Qualified Purchasers”
Our common shares are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that our common shares offered hereby are offered and sold only to “qualified purchasers” or at a time when our common shares are listed on a national securities exchange. “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in our common shares does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.
Certificates Will Not be Issued
We will not issue certificates. Instead, our common shares will be recorded and maintained on the Company’s membership register.
Transferability of our Common Shares
Our common shares are generally freely transferable by our shareholders subject to any restrictions imposed by applicable securities laws or regulations, compliance with the transfer provisions of our operating agreement related to REIT compliance ownership limits, ERISA regulations, money laundering statutes and analogous regulatory compliance and receipt of appropriate documentation. The transfer of any our common shares in violation of the operating agreement will be deemed invalid, null and void, and of no force or effect. Any person to whom our common shares are attempted to be transferred in violation of the operating agreement will not be entitled to vote on matters coming before the shareholders, receive distributions from the Company or have any other rights in or with respect to our common shares. We will not have the ability to reject a transfer of our common shares where all applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.
Fees Paid to North Capital
Our Manager will pay a fee equal to 0.60% of the equity raised in this offering to North Capital Private Securities (“NCPS”), as well as a flat accountable fee of $10,000 related to the due diligence performed by NCPS. The accountable due diligence fee shall be refundable to the extent that expenses are not incurred. Investors will not be responsible for reimbursing our Manager for any of these fees paid to NCPS.
In addition, our Manager will pay to NCPS, as Escrow Agent: (i) an escrow administration fee ($500 for setup), (ii) a distribution fee (not to exceed $5,000), (iii) wire disbursements ($25 per domestic wire; $45 per international wire), and (iv) transaction costs ($100 for each additional escrow break). Our Manager will also be responsible for reimbursing the Escrow Agent for out-of-pocket expenses.
In addition, our Manager will pay North Capital Investment Technology, the parent company of NCPS, a monthly administrative fee of $1,000 for technology tools to facilitate the offering of securities and a one-time installation and setup fee of $5,000. These fees are capped at $25,000 for this specific offering. Our manager will also pay North Capital Investment Technology for custom development work on a time and material basis. The time and material expenses are also capped at $25,000 for this offering. Investors will not be responsible for reimbursing our Manager for any of these fees paid to North Capital Investment Technology.
Organization and offering expenses, as defined in FINRA Rule 2310(b)(4)(C), will not exceed an amount that equals fifteen percent of the gross proceeds of this offering.
Escrow
Subscription proceeds from this offering will be placed into an escrow account with our broker-dealer and will be released to us upon a closing. Closings will be held at our Manager’s discretion but will be held at least once a month as long as there have been any subscription proceeds deposited into the escrow account during this offering. Investors will become shareholders with respect to the subscription proceeds held in the escrow account after our Manager holds a closing. If our offering is terminated before a closing is held and there are subscription proceeds in the escrow account, such proceeds will be refunded to investors.
Advertising, Sales and other Promotional Materials
In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of our sponsor and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our common shares, these materials will not give a complete understanding of this offering, us or our common shares and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our common shares.
Qualification Matters

The Company periodically files with the SEC post-qualification amendments to the Offering Statement along with correspondence to address comments from the staff of the SEC. With respect to its most recent amendment, dated August 4, 2020, the Company intended to submit a qualification request letter to the SEC with respect to the Offering Statement, but inadvertently filed a purportedly final Offering Circular without formally seeking qualification. As a result, a small number of subscribers received an Offering Circular that was not yet qualified by the SEC, which may have constituted a violation of Section 5 of the Securities Act. The Company received 17 subscription agreements for an aggregate of 5,450 shares during the period beginning August 4, 2020 and ending September 10, 2020. The aggregate proceeds attributable to such subscription agreements during this period totals $54,500, which the Company does not view as material to its financial condition, liquidity or results of operations. For such affected subscribers, the Company notes the availability of its quarterly redemption plan. Jamestown, as the Company’s manager, will reimburse any third-party costs associated with the redemption for these subscribers submitted prior to September 10, 2020. For more information, see “Risk Factors — Risks Related to Compliance and Regulation — A small number of investors have previously received an Offering Circular that was not yet qualified by or registered with the Securities and Exchange Commission (the “SEC”). As a result, there is a possibility that we may be required to repurchase such securities or pay monetary fines, penalties, or disgorgement to regulatory agencies."

HOW TO SUBSCRIBE
Subscription Procedures
Investors seeking to purchase our common shares who satisfy the “qualified purchaser” standards should proceed as follows:
•Read this entire offering circular and any supplements accompanying this offering circular.
•Electronically complete and execute a copy of the subscription agreement, and electronically provide the additional information required on the investment portal on the Jamestown website. or on StartEngine's investment portal. Specimen copies of the subscription agreements, including instructions for completing it, are included as Exhibit 4.1 to the offering statement.
•Electronically provide ACH instructions to us for the full purchase price of our common shares being subscribed for or wire the full purchase price to the offering’s escrow account.
By executing the subscription agreement and paying the total purchase price for our common shares subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser”, and that such subscription for common shares does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be binding upon investors but will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.
Subscriptions will be binding upon investors and will be accepted or rejected within 30 days of receipt by us.
We will not draw funds from any subscriber until the date your subscription is accepted, whichever is later. If we accept your subscription, we will email you a confirmation.
Subscription proceeds from this offering will be placed into an escrow account with our broker-dealer and will be released to us upon a closing. Closings will be held at our Manager’s discretion but will be held at least once a month as long as there have been any subscription proceeds deposited into the escrow account during this offering. Investors will become shareholders with respect to the subscription proceeds held in the escrow account after our Manager holds a closing. If our offering is terminated before a closing is held and there are subscription proceeds in the escrow account, such proceeds will be refunded to investors.
Minimum Purchase Requirements
If you are an individual, you must purchase at least $2,500 in common shares in this offering, at the initial purchase and at any additional purchase of common shares in this offering. If you are investing through a self-directed retirement account, you must purchase at least $5,000 in common shares in this offering, at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering. If you are an entity investor, you must purchase at least $50,000 in common shares in this offering at the initial purchase and at least $2,500 at any additional purchase of common shares in this offering.
Certain State Restrictions
We intend to offer and sell our shares of common stock in this offering to qualified purchasers in every state of the United States. However, we will not offer any common shares for sale in Hawaii. In addition, we will only offer:
•$1,000,000 of common shares for sale in Illinois;
•$200,000 of common shares for sale in Montana;
•$250,000 of common shares for sale in New Hampshire;
•$150,000 of common shares for sale in North Dakota;
•$525,000 of common shares for sale in Puerto Rico;
•$300,000 of common shares for sale in Rhode Island;
•$2,000,000 of common shares for sale in Texas; and
•$100,000 of common shares for sale in Washington.
Furthermore, Michigan requires that an issuer may not accept more than $10,000 from any single purchaser unless that purchaser is an “accredited investor.” As such, we will only offer shares for sale in Michigan in an amount up to $10,000 to persons who are not “accredited investors” as defined above.

LEGAL MATTERS
Certain legal matters, including the validity of common shares offered hereby, have been passed upon for us by King & Spalding LLP.
EXPERTS
The balance sheets of Jamestown Invest 1, LLC as of December 31, 2020 and 2019 included in this offering circular and elsewhere in the offering statement have been so included in reliance upon the report of Moore, Colson & Company, P.C., independent auditor, upon the authority of said firm as experts in accounting and auditing in giving the said report.
We have not engaged an independent valuation services firm, and do not intend to do so until such time as we are required to do so. As further described under “Description of our Common Shares—Valuation Policies”, we will use the estimated market values provided as well as inputs from other sources in its calculation of our quarterly net asset value (NAV) per share.
ADDITIONAL INFORMATION
We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made. We are be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.
You may also request a copy of these filings at no cost, by writing, emailing or telephoning us at:
Jamestown, L.P.
675 Ponce de Leon Avenue, NE
7th Floor
Atlanta, GA 30308
Email: info@jamestowninvest.com
(404) 490-4950
Within 120 days after the end of each fiscal year we will provide to our shareholders of record an annual report. The annual report will contain audited financial statements and certain other financial and narrative information that we are required to provide to shareholders.
We also maintain a website at jamestowninvest.com, where there may be additional information about our business, but the contents of that site are not incorporated by reference in or otherwise a part of this offering circular.

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
(A LIMITED LIABILITY CORPORATION)

INDEPENDENT AUDITOR’S REPORT
To the Shareholders’ of
Jamestown Invest 1, LLC and Subsidiaries
Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of Jamestown Invest 1, LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the consolidated financial statements).
Management’s Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jamestown Invest 1, LLC and Subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
/s/ Moore, Colson & Company, P.C.
Atlanta, Georgia
April 28, 2021

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31, 2020	December 31, 2019
Assets:
Real estate:
Land	$15,190,260	$—
Buildings and improvements	19,648,805	—
Tenant improvements	91,685	—
Construction in progress	423,923	—
Total real estate	35,354,673	—
Less: accumulated depreciation and amortization	(578,650)	—
Real estate, net	34,776,023	—
Cash and cash equivalents	1,560,972	5,718,072
Restricted cash	136,076	—
Accounts receivable	208,632	—
Straight-line rent receivable	98,884	—
Interest receivable	—	8,300
Due from related party	104,985	—
Prepaid expenses and other assets	321	—
Deferred leasing costs, net	64,054	—
Tenant origination and in-place lease costs, net	1,395,243	—
Total assets	$38,345,190	$5,726,372

Liabilities:
Mortgage loan payable, at fair value	$21,988,134	$—
Interest rate swap, at fair value	761,157	—
Accounts payable and accrued expenses	115,000	29,250
Accrued capital and leasing costs	184,475	—
Accrued interest expense	55,146	—
Tenant security deposits	136,076	—
Due to related parties	20,920	20,246
Below-market leases, net	1,337,805	—
Deferred income	91,449	—
Total liabilities	24,690,162	49,496

Commitment and contingencies (see note 8)

Shareholders' Equity:
Shareholders' equity (840,810 and 570,650 common shares issued and outstanding as of December 31, 2020 and 2019, respectively)	8,408,610	5,706,500
Noncontrolling interest	6,059,645	—
Accumulated deficit	(813,227)	(29,624)
Total shareholders' equity	13,655,028	5,676,876
Total liabilities and shareholders' equity	$38,345,190	$5,726,372

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
	For the Years Ended December 31,
	2020	2021
Revenues:
Rental income	$2,747,080	$—
Other income	2,150
Total revenues	2,749,230	—

Expenses:
Operating and maintenance	247,766	—
Property management fees - related party	46,357	—
Real estate taxes and insurance	184,743	—
General and administrative	483,693	29,303
Asset management fees - related party	—	13,680
Fund administrative fees - related party	—	6,566
Total operating expenses	962,559	49,549
Net operating income (loss)	1,786,671	(49,549)

Nonoperating income (expenses):
Interest income	21,230	19,925
Depreciation and amortization	(1,688,780)	—
Interest expense	(1,054,274)	—
Change in unrealized gain on mortgage loan payable	223,996	—
Change in unrealized loss on interest rate swap	(761,157)	—
Total nonoperating income (expenses)	(3,258,985)	19,925

Net loss	(1,472,314)	(29,624)

Less: Net loss - noncontrolling interest	688,711	—

Net loss attributable to Jamestown Invest 1, LLC	$(783,603)	$(29,624)

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
For the Years Ended December 31, 2020 and 2019

	Common Shares	Amount	Accumulated deficit	Noncontrolling interests	Total Shareholders' Equity
Balance at December 31, 2018	$—	$5,000	$—	$	$5,000
Proceeds from issuance of common shares - Reg D	550,100	5,501,000	—	—	5,501,000
Proceeds from issuance of common shares - Reg A	20,550	205,500	—	—	205,500
Return of member formation capital		(5,000)	—	—	(5,000)
Net loss	—	—	(29,624)	—	(29,624)
Balance at December 31, 2019	570,650	5,706,500	(29,624)	—	5,676,876
Contributions from noncontrolling interest	—	—	—	6,748,356	6,748,356
Proceeds from issuance of common shares	270,160	2,702,110	—	—	2,702,110
Net loss	—	—	(783,603)	(688,711)	(1,472,314)
Ending Balance - December 31, 2020	840,810	$8,408,610	$(813,227)	$6,059,645	$13,655,028

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	2020	2019
Cash flows from operating activities:
Net loss	$(1,472,314)	$(29,624)
Unrealized gain on mortgage loan payable	(223,996)	—
Unrealized loss on interest rate swap	761,157	—
Depreciation	578,650	—
Amortization of deferred leasing costs	14,199	—
Amortization of tenant origination and in-place lease costs	1,095,931	—
Amortization of below-market leases included in rental income	(645,642)	—
Financing fee expense included in interest expense	578,487	—
Changes in assets and liabilities:
Accounts receivable	(208,632)	—
Straight-line rent receivable	(98,884)	—
Interest receivable	8,300	(8,300)
Due from related party	(104,985)	—
Prepaid expenses and other assets	(321)	—
Accounts payable and accrued expenses	85,750	29,250
Accrued interest expense	55,146	—
Tenant security deposits	136,076	—
Due to related parties	674	20,246
Deferred income	91,449	—
Net cash provided by operating activities	651,045	11,572
Cash flows from investing activities:
Purchase of real estate and intangibles	(34,759,219)	—
Additions to real estate	(918,706)	—
Payment of leasing costs	(78,253)	—
Net cash used in investing activities	(35,756,178)	—
Cash flows from financing activities:
Proceeds from issuance of common shares	2,702,110	5,706,500
Return of member formation capital	—	(5,000)
Contributions from noncontrolling interest	6,748,356	—
Proceeds from mortgage loan payable	22,212,130	—
Payment of financing costs	(578,487)	—
Net cash provided by financing activities	31,084,109	5,701,500
Net increase (decrease) in cash, cash equivalents and restricted cash	(4,021,024)	5,713,072
Cash, cash equivalents and restricted cash, beginning of year	$5,718,072	$5,000
Cash, cash equivalents and restricted cash, end of year	$1,697,048	$5,718,072

Supplemental cash flow information:
Cash paid for interest	$(420,641)	$—
Supplemental disclosure of noncash operating and investing activities:
Increase in accrued capital and leasing costs	$184,475	$—

JAMESTOWN INVEST 1, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2020

1.     Formation and Organization
Jamestown Invest 1, LLC (the “Company”) was formed on August 3, 2018, as a Delaware Limited Liability Company and has elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company was organized primarily to acquire and manage a portfolio consisting of real estate investments in urban infill locations in the path of anticipated growth, including mixed or single use properties, incorporating office, retail, multifamily, parking, unimproved land, warehouse/flex, or hotels in the Atlanta, Georgia major metropolitan area (“MSA”) as well as other MSAs primarily in the Southeast such as Raleigh, North Carolina and Charleston, South Carolina. The Company may make its investments through majority-owned subsidiaries, minority interests or joint venture interests. Substantially all of the Company’s business is managed by Jamestown Invest Manager, L.P. (the “Manager”), a Delaware Limited Liability Company. The Company owns Jamestown Invest 1 OP, L.P. (the “Operating Partnership”), through which it acquires and holds the investments.
On October 24, 2019, the Company filed an offering statement on Form 1-A with the SEC with respect to an offering (the “Offering”) of up to $50,000,000 in common shares, for an initial price of $10.00 per share.
A maximum of $50,000,000 in the Company’s common shares may be sold to the public in this Offering. The Manager has the authority to issue an unlimited number of common shares. The Company sold 550,100 common shares at the initial per share price of $10.00 in a private placement prior to this offering statement being qualified by the SEC. The Offering was qualified on November 26, 2019. Between November 27, 2019 and December 31, 2019, the Company sold 20,550 common shares at a price of $10.00 per share. Between January 1, 2020 and December 31, 2020, the Company sold 244,635 and 25,525 common shares at a price of $10.00 and $10.02 per share, respectively. In the aggregate, Jamestown, L.P. (the "Sponsor"), the owner of the Manager, purchased 200,000 common shares at $10.00 per share for an aggregate purchase price of $2,000,000.
On March 12, 2020, the Company purchased a 51% controlling interest in JT Invest 1 Dairies, LLC (the "Dairies JV") from the Sponsor for total consideration of $7,279,065. The Dairies JV owns a five-building office campus located in Atlanta, Georgia ("Southern Dairies").

2.Summary of Significant Accounting Policies
Basis of Presentation and Consolidation
The accompanying consolidated financial statements of the Company are prepared on the accrual basis of accounting in accordance with United States generally accepted accounting principles (GAAP).
The consolidated financial statements of the Company include the accounts of the Operating Partnership and its real estate partnerships for which it has control over the major operating and financing policies. All significant intercompany accounts and transactions among the Company and its subsidiaries have been eliminated in consolidation.
Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on management’s best judgment. Actual results could materially differ from those estimates.

Real Estate Acquisition Valuations
In accordance with Accounting Standards Codification Topic 805, Business Combinations (ASC 805), the Company records acquisitions that meet the definition of a business as a business combination. If the acquisition does not meet the definition of a business, the Company records the acquisition as an asset acquisition. Under a business combination, all assets acquired and liabilities assumed are measured based on their acquisition-date fair values. Under asset acquisitions, the costs of the assets acquired are allocated in proportion to their relative fair values on the date of acquisition. Transaction costs that are related to a business combination are charged to expense as incurred. Transaction costs that are related to an asset acquisition are capitalized as incurred. In the current period, the acquisition of Southern Dairies met the requirements of and was accounted for as an asset acquisition (See Note 3).
The Company assesses the acquisition date fair values of all tangible assets, identifiable intangibles, and assumed liabilities using methods similar to those used by independent appraisers, generally utilizing a discounted cash flow analysis that applies appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.
The Company records above-market, below-market and in-place lease values for acquired properties based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining noncancelable term of above-market in-place leases and for the initial term plus any extended term for any leases with below-market renewal options. The Company amortizes any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining noncancelable terms of the respective lease, including any below-market renewal periods. Amortization related to below-market leases amounted to $645,642 and $0 for the years ended December 31, 2020 and 2019, respectively and is included in rental income in the accompanying consolidated financial statements.
The Company estimates the value of tenant origination and in-place lease costs by considering the estimated carrying costs during hypothetical expected lease-up periods, considering current market conditions. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease up periods.
The Company amortizes the value of tenant origination and in-place lease costs, which includes lease commissions, legal costs and in-place leases, to depreciation and amortization expense over the remaining noncancelable term of the respective lease. Amortization expense related to tenant origination and in-place lease costs amounted to $1,095,931 and $0 for the years ended December 31, 2020 and 2019, respectively and is included in depreciation and amortization in the accompanying consolidated financial statements.
Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities require the Company to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, and the number of years the property will be held for investment. The use of inappropriate assumptions would result in an incorrect valuation of the Company’s acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of the Company’s net income (loss).
Depreciation
Depreciation of the buildings is computed on the straight-line method over an estimated useful life of 48 years. Depreciation of building improvements is computed on the straight-line method over an estimated useful life ranging from 15 - 39 years. Site improvements are depreciated on the straight-line method over an estimated useful life ranging from 10 - 15 years. Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense amounted to $578,650 and $0 for the years ended December 31, 2020 and 2019, respectively and is included in depreciation and amortization in the accompanying consolidated financial statements.

Impairment of Real Estate and Related Intangible Assets and Liabilities
The Company continually monitors events and changes in circumstances that could indicate that the carrying amounts of real estate and related intangible assets may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of real estate and related intangible assets may not be recoverable, management assesses whether the carrying value of the assets will be recovered through the future undiscounted operating cash flows expected from the use of and eventual disposition of the property. If, based on the analysis, the Company does not believe that it will be able to recover the carrying value of the asset, the Company will record an impairment charge to the extent the carrying value exceeds the estimated fair value of the asset. For the years ended December 31, 2020 and 2019, the Company did not record any impairment charges related to its real estate investments.
Revenue Recognition and Expenses
The majority of the Company’s revenue is earned through the lease of rental space at its underlying properties. These revenues are accounted for as leases under Accounting Standards Codification Topic 840, Leases (ASC 840). Other revenues, as a whole, are immaterial to total revenues and are accounted for as revenues from contracts with customers in accordance with Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606).
The Company's primary source of revenue is income arising from lease agreements which may include base rent or reimbursements from tenants for real estate taxes, insurance, and other operating expenses.
Base rent is recognized on a straight-line basis over the terms of the related leases. The Company recognizes the reimbursement of expenses from tenants as the related expenses are incurred. Percentage rents are recognized once the thresholds are achieved and the amounts become determinable. In addition, termination fees arising from contractual agreements with tenants are considered lease modifications. The Company recognizes the income upon execution of the agreement. Lease revenues are accounted for in accordance with ASC 840. As of December 31, 2020 and 2019, straight-line rent receivable was $98,884 and $0, respectively.
Interest income is recognized on an accrual basis and recorded in the period in which it is earned.
Expenses are recognized when incurred.
COVID-19 Lease Concessions
In April 2020, the Financial Accounting Standards Board (FASB) staff issued a question and answer document (the “Lease Modification Q&A”) focused on the application of lease accounting guidance to lease concessions provided as a result of a global pandemic of a novel strain of coronavirus (COVID-19). Under existing lease guidance, the Company would have to determine, on a lease by lease basis, if a lease concession was the result of a new arrangement reached with the tenant (treated within the lease modification accounting framework) or if a lease concession was under the enforceable rights and obligations within the existing lease agreement (precluded from applying the lease modification accounting framework). Although the original lease modification guidance in ASC 840, remains appropriate to address routine lease modifications, the Lease Modification Q&A established a different framework to account for certain lease concessions granted in response to the COVID-19 pandemic. The Lease Modification Q&A allows the Company, if certain criteria have been met, to bypass the lease by lease analysis, and instead make an accounting policy election to account for COVID-19 related lease concessions as either a lease modification or a negative variable adjustment to rental revenue. Such election is required to be applied consistently to leases with similar characteristics and similar circumstances.
The Company has elected to apply such relief and will not perform a lease by lease analysis for the lease concessions that were (1) granted as relief due to the COVID-19 pandemic and (2) result in the cash flows remaining substantially the same or less than the original contract. The Lease Modification Q&A has no material impact on the Company’s consolidated financial statements as of December 31, 2020. However, its future impact to the Company is dependent upon the extent of lease concessions granted to tenants as a result of the COVID-19 pandemic in future periods and the elections made by the Company at the time of entering such concessions.

The Company has made the following accounting policy elections by the type of concession agreed to with the respective tenants:
• Rent Deferrals – The Company will account for rent deferrals that will be paid back within 18 months of the deferral date using the receivables model as described within the Lease Modification Q&A. Under the receivables model, the Company will continue to recognize lease revenue in a manner that is unchanged from the original lease agreement and continue to recognize lease receivables and rental revenue during the deferral period.
Additionally, in light of the recent and ongoing COVID-19 pandemic, the Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences.
Cash, Cash Equivalents and Restricted Cash

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$1,560,972	$5,718,072
Restricted cash	136,076	—
Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$1,697,048	$5,718,072

The Company classifies short-term, highly liquid investments with original maturities of approximately 90 days or less and money market accounts as cash equivalents. The Company invests its cash primarily in deposits and money market funds with commercial banks. At times, cash balances may exceed federally insured amounts. Management believes it mitigates credit risk by depositing cash in and investing through major financial institutions.
Restricted cash consists of tenant security deposits.
Accounts Receivable
In the normal course of business, the Company extends unsecured credit to its tenants. The Company performs on-going credit evaluations of its tenants and maintains an allowance for doubtful accounts when considered necessary. Accounts receivable are generally due under normal trade terms requiring payment within 30 days from the invoice date. Unpaid accounts receivable do not bear interest.
Bad debts are provided using the allowance for doubtful accounts method based on historical experience and management’s evaluation of outstanding accounts receivable at the end of each year. The allowance for doubtful accounts was $0 as of December 31, 2020 and 2019.
Fair Value Measurements
From time to time the Company may purchase interest rate caps, swaps or other financial instruments. Under GAAP, the Company is required to measure certain financial instruments at fair value on a recurring basis. In addition, the Company may be required to measure other non-financial and financial assets and liabilities at fair value on a non-recurring basis. Fair value is defined as the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The GAAP fair value framework uses a three-tiered approach. Fair value measurements are classified and disclosed in one of the following three categories:
•Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.
•Level 2 – Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement. Level 3 valuations incorporate certain assumptions and projections that are not observable in the market, and significant professional judgment is used in determining the fair value assigned to such assets and liabilities.
The availability of observable inputs can vary from instrument to instrument and is affected by a wide variety of factors, including the type of instrument, whether the instrument is new and not yet established in the marketplace, and other characteristics particular to the transaction. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety.
Fair value is a market‑based measure considered from the perspective of a market participant rather than an entity‑specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many instruments. This condition could cause an instrument to be reclassified between the levels. There were no reclassifications between levels in 2020.
Organization, Offering and Related Costs
Organization and offering costs of the Company are being paid by the Manager. These organization and offering costs include all expenses in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or telecommunications costs, all advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. The Company will not be obligated to reimburse the Manager, or its affiliates, as applicable, for organization and offering costs paid by them on behalf of the Company.
Share Redemptions
The Company adopted a redemption plan, whereby on a quarterly basis, shareholders may request that the Company redeem not less than 25% of their shares. In addition, the redemption plan is subject to certain liquidity limitations, which may fluctuate depending on the liquidity of the real estate assets held.
For the first eighty-nine (89) days following the settlement of the common shares subject to the redemption request (the “Introductory Period”), the per share redemption price will be equal to the purchase price of the shares being redeemed less the aggregate sum of distributions paid and declared but unpaid with respect to such shares, rounded down to the nearest cent.
Beginning on the ninetieth (90th) day following the settlement of the common shares subject to the redemption request (the “Post-Introductory Period”), the per share redemption price will be calculated based on a declining discount to the net asset value (the “NAV”) per share in effect at the time the redemption request is made without any reduction for distributions paid or declared and rounded down to the nearest cent.

Holding Period from Date of Settlement	Effective Redemption Price (as percentage of NAV per share) Before Deduction of any Participation Allocation and Third-Party Costs (1)
Less than 90 days (Introductory Period)	100%	(2) (3)
90 days until 3 years	97%
3 years to 4 years	98%
4 years to 5 years	99%
More than 5 years	100%

(1)	The Effective Redemption Price will be rounded down to the nearest $0.01 and proceeds received by investors from any redemption will be further reduced by the Participation Allocation payable to the Manager in connection with such redemption (Note 3).
(2)	The per share redemption price during the Introductory Period is calculated based upon the purchase price of the shares, not the per share price in effect at the time of the redemption request.
(3)	The Effective Redemption Price during the Introductory Period will be reduced by the aggregate sum of distributions paid or payable on such shares, the amount of which we are unable to calculate at this time.
Because the NAV per share is calculated at the end of each quarter, beginning March 31, 2020, the redemption price for shares held at least ninety (90) days may change between the date the redemption request is received and the date on which redemption proceeds are paid. As a result, the redemption price that a shareholder will receive may be different from the redemption price on the day the redemption request is made.
In addition, the Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan at any time without notice, including to protect the operations and the non-redeemed shareholders, to prevent an undue burden on liquidity, to preserve the status as a REIT, following any material decrease in the NAV, or for any other reason. However, in the event that the Manager amends, suspends or terminates the redemption plan, an offering circular supplement and/or Form 1-U, as appropriate will be filed, to disclose such amendment. The Manager may also, in its sole discretion, decline any particular redemption request if it believes such action is necessary to preserve the status as a REIT.
Income Taxes
The Company has elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, and operating as such. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles). As a REIT, the Company generally will not be subject to U.S. federal income tax on income that it distributes to its shareholders, provided that it distributes 100% of its REIT taxable income. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
Risks and Uncertainties
In the normal course of business, the Company encounters economic risk, including interest rate risk, credit risk, and market risk. Interest rate risk is the result of movements in the underlying variable component of the mortgage financing rates. Credit risk is the risk of default on the Company's real estate investments that results from an underlying tenant’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the valuation of real estate investments held by the Company.
In July 2017, the Financial Conduct Authority (FCA) that regulates LIBOR announced it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. As a result, the Federal Reserve Board and the Federal Reserve Bank of New York organized the Alternative Reference Rates Committee (ARRC) which identified the Secured Overnight Financing Rate (SOFR) as its preferred alternative to USD-LIBOR in derivatives and other financial contracts. The Company is not able to predict when LIBOR will cease to be available or when there will be sufficient liquidity in the SOFR markets. Any changes adopted by FCA or other governing bodies in the method used for determining LIBOR may result in a sudden or prolonged increase or decrease in reported LIBOR. If that were to occur, the Company’s interest payments could change. In addition, uncertainty about the extent and manner of future changes may result in interest rates and/or payments that are higher or lower than if LIBOR were to remain available in its current form.
The Company has material contracts that are indexed to LIBOR and is monitoring and evaluating the related risks, which include interest expense on mortgage loans payable and amounts received or paid on interest rate swaps. These risks arise in connection with transitioning contracts to a new alternative rate, including any resulting value transfer that may occur. The value of mortgage loans payable and interest rate swaps tied to LIBOR could also be impacted if LIBOR is limited or discontinued. For some instruments, the method of transitioning to an alternative rate may be challenging, as they may require negotiation with the respective counterparty.
If a contract is not transitioned to an alternative rate and LIBOR is discontinued, the impact to the Company is likely to vary by contract. If LIBOR is discontinued or if the methods of calculating LIBOR change from their current form, interest rates on the Company’s current or future indebtedness may be adversely affected.
While the Company expects LIBOR to be available in substantially its current form until the end of 2021, it is possible that LIBOR will become unavailable prior to that point. This could result, for example, if sufficient banks decline to make submissions to the LIBOR administrator. In that case, the risks associated with the transition to an alternative reference rate will be accelerated and magnified.
As the COVID-19 pandemic continues it is not possible to reliably estimate the length or severity of this pandemic and hence its financial impact, the Company could be materially and possibly adversely affected by the risks, or the public perception of the risks, related to the pandemic. The extent of the impact of COVID-19 on the Company's operational and financial performance will depend on future developments, including the duration and spread of the pandemic and its impact on the Company's tenants. Additionally, the impact could vary by geographic region and property type. As a result, valuations and incomes in the future may change more rapidly and significantly than under standard market conditions.
Recently Issued Accounting Pronouncements
In February 2016, the FASB issued Accounting Standards Update 2016-02, Leases (ASU 2016-02), establishing Accounting Standards Codification Topic 842 (ASC 842). Lessor accounting will remain substantially similar to the current accounting; however, certain refinements were made to conform the standard with the recently issued revenue recognition guidance in ASU 2014-09. ASC 842 requires all lessees to record a lease liability at lease inception, with a corresponding right of use asset, except for short-term leases. ASC 842 will be effective January 1, 2022. Early adoption is permitted and a number of practical expedients may also be elected. Management is currently evaluating the impact ASC 842 will have on the Company's consolidated financial statements and disclosures.
In June 2016, the FASB issued Accounting Standards Update 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (ASU 2016-13). This requires entities to estimate a lifetime expected credit loss for most financial assets, including (i) trade and other receivables, (ii) other long-term financings including available for sale and held-to-maturity debt securities and (iii) loans. Subsequently, the FASB issued Accounting Standards Update 2018-19, Codification Improvements to Topic 326, Financial Instruments-Credit Losses, which amends the scope of ASU 2016-13 and clarified that receivables arising from operating leases are not within the scope of the standard and should continue to be accounted for in accordance with the leases standard (ASC 842). This guidance is effective for fiscal years beginning after December 15, 2022. Management is in the process of evaluating the impact of this guidance.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement: Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13), which amended guidance on the disclosure requirements for fair value measurement. The amended guidance added, eliminated and modified disclosures for investments measured at fair value. ASU 2018-13 was effective January 1, 2020. The adoption of this ASU did not have a material impact on the Company's consolidated financial statements and disclosures.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848) - Facilitation of the Effects of Reference Rate Reform on Financial Reporting (ASU 2020-04), which provides optional expedients and exceptions for applying

GAAP to contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued because of reference rate reform. ASU 2020-04 is effective as of March 12, 2020 through December 31, 2022. Management has not yet adopted any of the optional expedients or exceptions as of December 31, 2020, but will continue to evaluate the possible adoption of any such expedients or exceptions during the effective period as circumstances evolve.

3.    Real Estate
On March 12, 2020, the Company purchased a 51% controlling interest in JT Invest 1 Dairies, LLC ("Southern Dairies") from the Sponsor. Southern Dairies is a five-building office campus located in Atlanta, Georgia with 80,000 rentable square feet.
The table below shows asset acquisition detail:

Land	$15,190,260
Buildings and improvements	19,029,846
Construction in process	31,386
Tenant origination and in-place lease costs	2,491,174
Below market leases	(1,983,447)
$34,759,219

As of December 31, 2020, Southern Dairies was approximately 88% occupied by tenants whose leases expire on various dates between 2021 and 2026. Four tenants accounted for 23%, 17%, 14% and 11% of the annualized base rents of Southern Dairies. These leases expire in 2021, 2023, 2023 and 2021, respectively.
As of December 31, 2020, the future minimum contractual rental income from the Company's real estate investment under its noncancelable operating leases was as follows:

Years Ending December 31,	Amounts Due
2021	$1,311,353
2022	941,496
2023	764,277
2024	201,325
2025	207,364
Thereafter	7,036
Total	$3,432,851

Intangibles

As of December 31, 2020, the Company's intangibles were as follows:

	Tenant Origination and In-Place Lease Costs	Below-market lease intangibles
Cost	$2,491,174	$(1,983,447)
Accumulated amortization	(1,095,931)	645,642
Net amount	$1,395,243	$(1,337,805)

The remaining unamortized balance of the outstanding intangible assets and liabilities as of December 31, 2020 is estimated to be amortized as follows:

Years Ending December 31,	Tenant Origination and In-Place Lease Costs	Below-market lease intangibles
2021	$(523,265)	$369,558
2022	(387,923)	291,329
2023	(275,164)	241,543
2024	(67,393)	104,656
2025	(67,393)	104,656
Thereafter	(74,105)	226,063
Total	$(1,395,243)	$1,337,805

As of December 31, 2019, there were no intangibles.

4.    Mortgage Loan Payable
On March 12, 2020, Southern Dairies obtained a $25,817,000 mortgage loan, secured by the real estate, and received initial proceeds in the amount of $21,240,000. The remaining balance of the loan proceeds, in the amount of $4,577,000, may be advanced from time to time as reimbursement for certain leasing costs, upon satisfaction of the requirements stated in the mortgage loan agreement. As of December 31, 2020, the outstanding principal balance was $22,212,130.  The loan matures March 12, 2025 and bears interest at a variable rate based on one-month LIBOR (0.14% as of December 31, 2020) plus 1.55%, adjusted periodically in accordance with the loan agreement. Interest only payments are due on a monthly basis through the maturity date. The loan may be prepaid at any time without penalty.
For the year ended December 31, 2020, the Company incurred interest expense related to the mortgage loan payable of $334,410. For the year ended December 31, 2020, the partnership incurred financing costs of $578,487, which is included in interest expense in the accompanying consolidated financial statements.
The fair value of the mortgage loan payable is determined by discounting the difference between the contractual loan payments and estimated market loan payments at an equity discount rate based on asset appraisals that reflect how a typical third-party investor would value the cash flows. Market loan payments are derived from overall market lending rates, debt origination and assumption transactions in the market, and property specific factors, including loan to value and cap rate changes. The Company's mortgage loan payable is classified within Level 3 of the valuation hierarchy.

The following table presents additional information about the Level 3 liability measured at fair value on a recurring basis as of December 31, 2020:

Mortgage Loan Payable
Beginning balance - December 31, 2019	$—
Proceeds from mortgage loan payable	(22,212,130)
Change in unrealized gain	223,996
Ending balance - December 31, 2020	$(21,988,134)

The significant unobservable inputs used in the fair value measurement of the Company’s mortgage loan payable are the selection of certain market interest rates and implied equity discount rates. Management reviews the valuation of the mortgage loans payable quarterly. The difference in the calculated fair value and the balance outstanding is the market valuation adjustment. As of December 31, 2020, the mortgage loan payable balance and the fair value of the mortgage loan were $22,212,130 and $21,988,134, respectively. As of December 31, 2020, the market interest rate and implied equity discount rate was assumed to be 2.35% and 16.53%, respectively.
The Company is subject to certain financial and nonfinancial covenants under the mortgage loan. As of December 31, 2020, the Company was in compliance with all covenants.

5.    Derivative Instrument
The fair value of the interest rate swap is based on the notional, payment frequency, day count fraction, fixed and floating rates, and other factors, including the credit strength of both counterparties. The present value of expected cash flow differences is calculated based on prevailing market and contractual interest rates and credit spreads. The valuations are performed by an independent appraiser consistent with market standards for valuing derivatives. Management reviews the valuation of the interest rate swap quarterly. The Company's derivative instrument is classified within Level 2 of the valuation hierarchy.
To limit the Company's exposure to interest rate fluctuations on the mortgage loan payable, the Company has entered into an interest rate swap agreement. The interest rate swap agreement fixed the one-month LIBOR portion of the interest rate at for a total all-in-rate of 2.683% and a notional amount of $21,240,000. The agreement expires on March 3, 2025. For the year ended December 31, 2020, the Company incurred $141,377 in interest interest expense related to the derivative which is included as a component of interest expense in the accompanying consolidated financial statements.
In accordance with ASC 815, Accounting for Derivative Instruments and Hedging Activities, the Company has not designated the interest rate swap as a cash flow hedge. Accordingly, the Company recognizes any changes in fair value as a component of realized and unrealized gains (losses) in the accompanying consolidated financial statements. For the year ended December 31, 2020, the total unrealized loss on the interest rate swap was $761,157.

6.    Related Party Arrangements
Jamestown Investment Manager, L.P.
Subject to certain restrictions and limitations, the Manager is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.

The Manager is entitled to a quarterly asset management fee equal to 1.25% per annum, based on net offering proceeds until March 31, 2020, after which it is based on NAV at the end of the prior quarter. Under the agreement, the Manager is due an asset management fee totaling $96,047 during 2020. In late 2020, the Manager agreed to waive the asset management fee for the entirety of the year. As a result, the asset management fee was $0 for 2020 and as of December 31, 2020, the Company had a $70,936 receivable from the Manager for asset management fees that were paid and subsequently waived. For the year ended December 31, 2019, the Company incurred an asset management fee of $13,680, which is included in due to related parties as of December 31, 2019 in the accompanying consolidated financial statements.
The Manager is entitled to a quarterly fund administration fee equal to 0.60% per annum, based on net offering proceeds until March 31, 2020, after which it is based on NAV at the end of the prior quarter, in part to reimburse the Manager for certain costs. Under the agreement, the Manager is due a fund administration fee totaling $46,102 during 2020. In late 2020, the Manager agreed to waive the fund administration fee for the entirety of the year. As a result, the fund administration fee was $0 for 2020 and as of December 31, 2020, the Company had a $34,049 receivable from the Manager for fund administration fees that were paid and subsequently waived. For the year ended December 31, 2019, the Company incurred a fund administration fee of $6,566, which is included in due to related parties in the accompanying consolidated financial statements.
The Company will reimburse the Manager and any third party for actual expenses incurred in connection with the selection or acquisition of an investment, whether or not the Company ultimately acquires or originates the investment.
The Manager may retain one or more of its affiliates (Affiliate) to perform services for the Company’s real estate investments, including property management, leasing, construction management, sustainability consulting, creative and marketing services, architecture, legal and tax services.
An Affiliate serves as the property management company for Southern Dairies and is entitled to receive a monthly management fee and cost reimbursements, as defined by the property management agreement. For the year ended December 31, 2020, the Affiliate received property management fees of $46,357 and cost reimbursements totaling approximately $79,000, of which $18,679 remained payable as of December 31, 2020 and is included in due to related parties in the accompanying consolidated financial statements.
The following amounts are either capitalized into the cost basis of the real estate or included in operating and maintenance and general and administrative expenses in the accompanying consolidated financial statements.
•An Affiliate receives construction management and development fees and cost reimbursements in connection with building or tenant improvements. For the year ended December 31, 2020, the Affiliate received construction management and development fees and cost reimbursements, including expenses related to employee time and travel, totaling approximately $90,200.
•An Affiliate provides legal services for certain real estate investments and the Partnership. For the year ended December 31, 2020, the Affiliate received cost reimbursements, including expenses related to employee time and travel, totaling approximately $8,300.
•An Affiliate provides leasing services for certain real estate investments. For the year ended December 31, 2020, the Affiliate earned commissions and received cost reimbursements, including expenses related to travel, totaling approximately $63.
•An Affiliate provides services to certain real estate investments, including aesthetics evaluation, design consulting, brand development, public relations coordination, and event coordination. For the year ended December 31, 2020, the Affiliate received cost reimbursements, including expenses related to employee time and travel, totaling approximately $68,000.

•An Affiliate provides services to certain real estate investments for sustainability consulting. For the year ended December 31, 2020, the Affiliate received cost reimbursements, including expenses related to third party fees, employee time and travel, totaling approximately $4,800.
•In addition, an Affiliate was reimbursed for other administrative expenses for certain real estate investments and the Partnership. For the year ended December 31, 2020, the Affiliate was reimbursed approximately $41,400.
As of December 31, 2020, $2,241 remained payable to various affiliates related to these services and is included in due to related parties in the accompanying consolidated financial statements.
Jamestown Invest 1 OP, L.P.
The Manager, as a Special Limited Partner, will hold a performance participation interest in the Operating Partnership that entitles it to receive a performance participation allocation from the Operating Partnership (the “Participation Allocation”), payable in full upon a Liquidity Event (as defined below) or, to the extent allocable to redeemed shares, at the time of redemption.  The Participation Allocation will be equal to 20% of (i) the NAV (without reduction for any accrued Participation Allocation) as of the applicable date, increased by (ii) the aggregate capital distributions and dividends paid or accrued with respect to interests in the Operating Partnership, if any, less (iii) the aggregate initial purchase price for all interests in the Operating Partnership.  If the NAV as of the applicable date, increased by capital distributions and dividends paid or accrued, is less than $10.00 per share, no Participation Allocation will be paid.  The redemption price for any redeeming investor for any redemption of shares will be our NAV as of the redemption date (including any accrued Participation Allocation).  “Liquidity Event” shall mean the occurrence of a liquidity event, including but not limited to a liquidation of the Company upon the sale of all of the properties, a public listing, or a merger with a public or non-public company. As of December 31, 2020, there was no Participation Allocation.

7.    Economic Dependency
Under various agreements, the Company has engaged or will engage Jamestown, L.P. and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition and disposition decisions, property management services, the sale of the Company’s common shares available for issue, as well as other administrative responsibilities for the Company including accounting services and investor relations. As a result of these relationships, the Company is dependent upon Jamestown, L.P. and its affiliates.

8.    Commitments and Contingencies

In the normal course of business, the Company may be subject to various litigation and in some instances the amount sought may be substantial. Although the outcome of such claims, litigation, and disputes cannot be predicted with certainty, in the opinion of management based on facts known at this time, the resolution of such matters are not anticipated to have a material adverse effect on the consolidated financial position or results of operations of the Company.

9.    Subsequent Events
The Company evaluated subsequent events through April 28, 2021, which is the date the consolidated financial statements were available to be issued. Management has concluded that there were no significant events requiring recognition and/or disclosure in the consolidated financial statements other than those disclosed herein and below.
On March 31, 2021, the Manager declared a quarterly cash distribution of $0.075 per share for shareholders of record as of the close of business on March 31, 2021.

On April 1, 2021, the Investment Committee of the Manager approved a NAV per share of the Company's common shares of $10.34 as of March 31, 2021. The purchase price of the common shares was adjusted to $10.34 per share on April 6, 2021, and will be effective until updated on June 30, 2021, or within a commercially reasonable time thereafter, unless updated prior to that time.
On April 14, 2021, our Manager approved a redemption request for one investor totaling 250 shares for a redemption amount of $2,425.
Between January 1, 2021 and April 28, 2021, the Company sold 76,800 shares at a share price of $10.00 and 2,547 shares at a share price of $10.34, for $794,340 in gross offering proceeds. As of April 28, 2021, the aggregate shares outstanding were approximately 920,157 shares, for total gross offering proceeds of $9,202,950 (including the approximately 550,100 shares totaling $5,501,000 received in a private placement prior to the initial offering being declared effective).

APPENDIX A:
PRIOR PERFORMANCE TABLES
The following prior performance tables provide information relating to certain U.S. real estate investment programs sponsored by Jamestown, L.P., our sponsor, and its affiliates, collectively referred to herein as the “prior programs”. Our sponsor engages in the business of investing in and managing real estate investments on behalf of both individual and institutional clients. These prior programs focus on investing in U.S. commercial real estate. Each individual prior program has its own specific investment objectives; however, the general investment objectives common to all the prior programs include investing in U.S. office, retail and mixed-use real estate with the goal of producing returns for investors. We have presented all prior programs that have investment objectives similar to ours and certain other recent programs that do not have investment objectives similar to ours, as required by applicable SEC guidance.
We consider a program to have an investment objective similar to that of our real estate portfolio if the program seeks to invest in commercial real estate in the United States with the goal of producing returns for its investors.
This information should be read together with the summary information included in the “Prior Performance Summary” section of the Offering Circular.
Investors should not construe inclusion of the following tables as implying, in any manner, that we will have results comparable to those reflected in such tables. Distributable cash flow, federal income tax deductions or other factors could be substantially different. Investors should note that by acquiring our shares, they will not be acquiring any interest in any prior program.
Description of the Tables
All information contained in the Tables in this Appendix A is as of December 31, 2020. The following tables are included herein:

Table I -	Experience in Raising and Investing Funds

Table II -	Compensation to Sponsor

Table III -	Operating Results of Prior Programs

Table IV -	Results of Completed Programs

Table V -	Sales or Disposals of Properties by Program

Table I - Experience in Raising and Investing Funds
This table shows the experience of the sponsor and affiliates in raising and investing funds for prior programs that have had offerings close during the three years ended December 31, 2020 or are open-ended. Each of Jamestown Premier Property Fund, L.P. (“Premier”), Jamestown 29 L.P. & Co. geschlossene Investment KG (“Jamestown 29”), Jamestown 30 L.P. & Co. geschlossene Investment KG (“Jamestown 30”) and Jamestown 31 L.P. & Co. geschlossene Investment KG (“Jamestown 31”) has investment objectives similar to ours. All figures are as of December 31, 2020. Jamestown Timberland Fund, L.P. (“Timberland OE”) does not have investment objectives similar to ours because it seeks primarily capital appreciation by investing primarily in timber-producing property rather than commercial real estate in the United States.

	Premier	Jamestown 29	Jamestown 30	Jamestown 31	Timberland (OE)
Dollar amount offered	$900,000,010	$750,000,000	$750,000,000	$750,000,000	$51,020,408
Dollar amount raised (100%)	$3,469,944,664	$339,279,000	$572,092,000	$321,006,000	$111,811,168
Date offering began	5/1/2011	9/1/2014	9/1/2016	9/1/2019	7/3/2018
Length of offering (in months)	Ongoing	14	13	in process	Ongoing
Months to invest 90% of amount available for investment	Ongoing	23	26	in process	Ongoing

Table II - Compensation to Sponsor
This table shows the compensation paid in the prior programs sponsored by the sponsor that have had offerings close during the five years ended December 31, 2020 or are open-ended. Each of Jamestown Premier Property Fund, L.P. (“Premier”), Jamestown 30 L.P. & Co. geschlossene Investment KG (“Jamestown 30”) and Jamestown 31 L.P. & Co. geschlossene Investment KG (“Jamestown 31”) has investment objectives similar to ours. Our sponsor has no other real estate programs with similar investment objectives to ours that have closed within the last five years or are open ended. Each of Jamestown Timberlands, L.P. (“Jamestown Timberlands”) and Jamestown Timberland Fund, L.P. (“Timberland OE”) does not have investment objectives similar to ours because it seeks primarily capital appreciation by investing primarily in timber-producing property rather than commercial real estate in the United States. All figures are as of December 31, 2020.

	Premier	Jamestown 30	Jamestown 31	Jamestown Timberlands	Timberland (OE)
Date offering commenced	5/1/2011	9/1/2016	9/1/2019	8/1/2015	7/3/2018
Dollar amount raised	$3,469,944,664	$572,092,000	$321,006,000	$17,250,000	$111,811,168
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—	$30,892,968	$17,334,270	$—	$—
Acquisition fees	$—	$—	$7,651,866	$—	$—
— real estate commissions	$—	n/a	n/a	n/a	$—
— advisory fees	$—	n/a	n/a	n/a	$—
— other (identify and quantify)	$—	n/a	n/a	n/a	$—
Other [1]	$—	n/a	n/a	n/a	$461,892
Dollar amount of cash generated from operations before deducting payments to sponsor	$(37,703,431)	$(1,053,533)	$1,175,054	$787,768	$158,762
Amount paid to sponsor from operations:
Property management fees [2]	$40,034,226	$1,069,534	$682,958	$—	$—
Partnership management fees	$45,379,407	$15,971,370	$4,157,772	$501,722	$1,030,418
Reimbursements [3]	$36,372,127	$7,368,031	$170,799	$64,409	$65,700
Leasing commissions	$2,753,349	$—	$—	$—	$—
Other (identify and quantify)	$—	$—	$—	$—	$—
Dollar amount of property sales and refinancing before
— cash	$3,259,189,107	n/a	n/a	n/a	$56,997,600
— notes	$—	n/a	n/a	n/a	n/a
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	$—	n/a	n/a	n/a	n/a
Incentive fees	$195,693,835	n/a	n/a	n/a	n/a
Other (identify and quantify)	$—	n/a	n/a	n/a	n/a

[1]Includes reimbursement to sponsor for initial organization expenses.
[2]Property management fees include 100% of fees paid to Jamestown Urban Management, which is a joint venture including the sponsor and a third party; fees are split between the partners.
[3]Represents fees and cost reimbursements paid to the sponsor for services performed for its real estate investments, including development and construction management, legal, tax preparation, marketing, sustainability consulting and other services.

Table III - Operating Results of Prior Programs
This table shows the operating results of the sponsor’s prior programs that have had offerings close during the five years ended December 31, 2020 or are open-ended. Each of Jamestown Premier Property Fund, L.P. (“Premier”), Jamestown 30 L.P. & Co. geschlossene Investment KG (“Jamestown 30”) and Jamestown 31 L.P. & Co. geschlossene Investment KG (“Jamestown 31”) has investment objectives similar to ours. Our sponsor has no other real estate programs with similar investment objectives to ours that have closed within the last five years or are open ended. Each of Jamestown Timberlands, L.P. (“Jamestown Timberlands”) and Jamestown Timberland Fund, L.P. (“Timberland OE”) does not have investment objectives similar to ours because it seeks primarily capital appreciation by investing primarily in timber-producing property rather than U.S. mixed-use real-estate. All figures are as of December 31, 2020.

	Premier
Year	2013	2014	2015	2016	2017	2018	2019	2020
Gross Revenues	$156,562,071	$212,746,711	$284,024,055	$352,911,724	$354,788,774	$262,236,980	$258,091,749	$298,289,394
Profit on sale of properties [1]	$229,340,169	$155,237,800	$344,180,337	$48,097,993	$480,962,573	$211,936,782	$41,166,205	$(321,167,196)
Less: Operating expenses	$(59,038,466)	$(88,022,819)	$(120,612,193)	$(150,448,707)	$(146,542,346)	$(127,666,409)	$(146,810,233)	$(171,382,956)
Interest expense	$(39,890,106)	$(48,067,417)	$(64,757,415)	$(74,465,641)	$(68,101,072)	$(51,954,880)	$(67,030,450)	$(74,880,090)
Depreciation	$—	$—	$—	$—	$—	$—	$—
Net Income — GAAP Basis	$286,973,668	$231,894,275	$442,834,784	$176,095,369	$621,107,929	$294,552,473	$85,417,271	$(269,140,848)
Taxable Income	$612,640	$97,669,698	$12,788,524	$195,703,800	$84,691,036	$600,997,060	$—	$(14,942,524)
— from operations	$612,640	$7,128,516	$12,788,524	$18,766,303	$31,592,943	$(13,873,295)	$(13,651,959)	$(14,942,524)
— from gain on sale	$—	$90,541,182	$—	$176,937,497	$53,098,093	$614,870,355	$41,778	$—
Cash generated from operations [2]	$55,392,958	$23,002,491	$45,326,197	$41,287,405	$49,976,082	$(82,012,697)	$(70,854,023)	$(43,305,046)
Cash used in acquisitions [3]	$(587,429,722)	$(623,752,298)	$(1,000,751,507)	$(677,550,078)	$(153,631,200)	$(43,616,739)	$(1,130,912,929)
Cash generated from sales	$—	$370,891,009	$—	$587,935,597	$185,168,882	$2,229,810,298	$6,875,467	$(24,823,191)
Cash generated from refinancing [4] [5]	$324,715,002	$228,905,360	$349,295,128	$(47,677,085)	$(66,330,722)	$(348,586,897)	$606,139,493	$10,265,052
Cash generated from operations, sales and refinancing	$(207,321,762)	$(953,438)	$(606,130,182)	$(96,004,161)	$15,183,042	$1,755,593,965	$(588,751,992)	$(57,863,185)
Cash Contributions from investors	$260,305,860	$290,250,624	$494,299,374	$533,653,221	$149,778,823	$91,600,434	$542,466,225	$59,737,702
Cash Contributions from investors— NCI [6]	$359,232	$125,000	$167,439,688	$39,204,834	$23,242,702	$9,754,877	$222,240,994	$28,975,195
Less: Cash distributions to investors [7]
— from operating cash flow [8]	$(36,879,593)	$(37,319,778)	$(54,102,220)	$(87,883,897)	$(113,862,205)	$(223,395,747)	$(43,821,568)	$(10,503,286)
— from sales and refinancing	$—	$(74,983,133)	$—	$(193,892,306)	$(45,180,000)	$(636,900,000)	$—
— Withholding tax payment deductions & other	$—	$—	$—	$—	$—	$—	$—
Distributions—NCI [6]	$(16,492,480)	$(139,508,578)	$(28,270,545)	$(90,046,060)	$(23,823,450)	$(802,452,319)	$(13,096,589)	$(15,915,051)
— from other—investor redemptions	$—	$(743,674)	$(9,120,163)	$(51,980,515)	$(34,403,995)	$(127,781,812)	$(139,614,075)	$(26,889,961)
Cash generated (deficiency) after cash distributions	$(28,743)	$36,867,023	$(35,884,048)	$53,051,116	$(29,065,083)	$66,419,398	$(20,577,005)	$(22,458,586)
Less: Special items (not including sales and refinancing) (identify and quantify)	$—	$—	$—	$—	$—	$—	$—
Cash generated (deficiency) after cash distributions and special items	$(28,743)	$36,867,023	$(35,884,048)	$53,051,116	$(29,065,083)	$66,419,398	$(20,577,005)	$(22,458,586)
Distribution Data Per $1000 Invested [9]
Cash Distributions to Investors Source (on GAAP basis)
— Investment income	$59	$134	$52	$180	$101	$496	$31	$13
— Return of capital	$—	$—	$—	$—	$—	$—	$—	$—

Source (on cash basis)
— Sales	$—	$85	$—	$117	$26	$359	$31	$—
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$59	$49	$52	$64	$75	$137	$31	$13
— other	$—	$—	$—	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program).	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
[1]Includes realized and unrealized gains (losses) included in the audited financial statements.
[2]Includes interest income earned on time deposits and money market accounts.
[3]Cash flow related to the acquisition of properties have been presented separately in the table.
[4]JT30, JT31 & Timber - Includes syndication costs paid to an affiliate of the sponsor, related to the subscriptions received by the fund.
[5]Premier - Includes proceeds from financing or refinancing placed offset by repayments of any financing.
[6]Premier - Represents contributions and distributions related to non-controlling joint venture partners.
[7]JT30 & JT31 - The gross distribution amount is presented in the period it was earned by the investors. Withholding tax payments made by the Funds on behalf of the investors and later recovered from the investors, as well as other timing considerations related to investor payments are presented separately under this distribution section.
[8]Premier - Distributions are net of asset management fees.
[9]Premier - Distributions reported in this table reflect amounts allocated to one unit issued at fund formation for a unit price of $1,000.

	Jamestown 30					Jamestown 31
Year	2016	2017	2018	2019	2020	2019	2020
Gross Revenues	$13,442	$5,489,937	$28,921,512	$41,414,004	$43,335,609	$3,613,324	$14,364,962
Profit on sale of properties [1]	$—	$(1,274,537)	$25,466,640	$(13,664,809)	$(18,377,626)	$—	$—
Less: Operating expenses	$(949,905)	$(6,962,096)	$(15,561,978)	$(26,539,309)	$(26,819,643)	$(2,978,471)	$(7,879,442)
Interest expense		$—	$(195,083)	$(558,283)	$(1,862,227)	$(1,617,899)	$(2,245,250)
Depreciation	$—	$—	$—	$—		$—	$—
Net Income — GAAP Basis	$(936,463)	$(2,746,696)	$38,631,091	$651,603	$(3,723,887)	$(983,046)	$4,240,270
Taxable Income	$13,442	$(1,762,047)	$320,632	$(4,185,244)	$(5,085,372)	$(8,528,142)	$(5,548,904)
— from operations	$13,442	$(1,762,047)	$320,632	$(4,185,244)	$(5,085,372)	$(8,528,142)	$(5,548,904)
— from gain on sale	$—	$—	$—	$—		$—	$—
Cash generated from operations [2]	$(492,516)	$(2,505,221)	$11,366,303	$673,065	$(1,053,533)	$(87,273)	$1,175,054
Cash used in acquisitions [3]	$—	$(58,597,385)	$(487,211,834)	$(17,113,039)	$(953,228)	$(269,239,669)	$(181,564,564)
Cash generated from sales	$—	$—	$—			$—	$—
Cash generated from refinancing [4] [5]	$(3,827,477)	$(22,546,263)	$21,105,964	$17,702,282	$7,847,720	$204,654,378	$(24,018,198)
Cash generated from operations, sales and refinancing	$(4,319,993)	$(83,648,869)	$(454,739,567)	$1,262,308	$5,840,959	$(64,672,564)	$(204,407,708)
Cash Contributions from investors	$111,283,211	$407,877,950	$49,642,553	$3,173,185	$20,685	$71,383,232	$211,595,660
Cash Contributions from investors - NCI [6]	$—	$—	$—	$—		$—	$—
Less: Cash distributions to investors [7]
— from operating cash flow [8]	$(76,257)	$(3,619,153)	$(22,048,119)	$(22,854,594)	$—	$(125,173)	$(5,080,815)
— from sales and refinancing	$—	$—	$—	$—	$—	$—	$—
— Withholding tax payment deductions & other	$76,257	$3,439,896	$18,531,966	$2,427,456	$—	$125,173	$307,593
Distributions—NCI [6]	$—	$—	$—	$—	$—	$—	$—
— from other—investor redemptions	$—	$—	$—	$—	$(30,008)	$—	$—
Cash generated (deficiency) after cash distributions	$106,963,218	$324,049,824	$(408,613,167)	$(15,991,645)	$5,831,636	$6,710,668	$2,414,730
Less: Special items (not including sales and refinancing) (identify and quantify)	$—	$—	$—	$—	$—	$—	$—
Cash generated (deficiency) after cash distributions and special items	$106,963,218	$324,049,824	$(408,613,167)	$(15,991,645)	$5,831,636	$6,710,668	$2,414,730
Distribution Data Per $1000 Invested [9]
Cash Distributions to Investors Source (on GAAP basis)
— Investment income	$0.4	$6.3	$38.5	$40	$—	$0.9	$15.8
— Return of capital	$—	$—	$—	$—	$—	$—	$—

Source (on cash basis)
— Sales	$—	$—	$—	$—	$—	$—	$—
— Refinancing	$—	$—	$—	$—	$—	$—	$—
— Operations	$—	$6	$39	$40	$—	$0.9	$15.8
— other	$—	$—	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program).	N/A	100%	100%	100%	100%	N/A	N/A
[1]Includes realized and unrealized gains (losses) included in the audited financial statements.
[2]Includes interest income earned on time deposits and money market accounts.
[3]Cash flow related to the acquisition of properties have been presented separately in the table.
[4]JT30, JT31 & Timber - Includes syndication costs paid to an affiliate of the sponsor, related to the subscriptions received by the fund.
[5]Premier - Includes proceeds from financing or refinancing placed offset by repayments of any financing.
[6]Premier - Represents contributions and distributions related to non-controlling joint venture partners.
[7]JT30 & JT31 - The gross distribution amount is presented in the period it was earned by the investors. Withholding tax payments made by the Funds on behalf of the investors and later recovered from the investors, as well as other timing considerations related to investor payments are presented separately under this distribution section.
[8]Premier - Distributions are net of asset management fees.
[9]Premier - Distributions reported in this table reflect amounts allocated to one unit issued at fund formation for a unit price of $1,000.

	Timberlands					Timberland (OE)
Year	2016	2017	2018	2019	2020	2018	2019	2020
Gross Revenues	$348,745	$1,363,433	$1,628,290	$291,069	$1,201,061	$104,691	$757,112	$2,783,166
Profit on sale of properties [1]	$(223,143)	$148,794	$1,255,735	$(498,407)	$287,129	$296,000	$3,757,222	$6,316,386
Less: Operating expenses	$(653,454)	$(1,664,213)	$(1,581,539)	$(527,735)	$(1,379,806)	$(323,438)	$(1,289,880)	$(521,706)
Interest expense	$—	$—	$—	$—		$—	$—	$(1,020,615)
Depreciation	$—	$—	$—	$—		$—	$—
Net Income — GAAP Basis	$(527,852)	$(151,986)	$1,302,486	$(735,073)	$108,384	$77,253	$3,224,454	$7,557,231
Taxable Income	$(290,119)	$(311,948)	$34,932	$(248,224)	$(191,006)	$(79,971)	$(210,896)	$43,212,715
— from operations	$(290,119)	$(304,602)	$(282,986)	$(308,222)	$(282,487)	$(79,971)	$(210,896)	$(602,202)
— from gain on sale		$(7,346)	$317,918	$59,998	$91,481	$—	$—	$(43,814,917)
Cash generated from operations [2]	$(299,965)	$583,930	$1,070,825	$(319,385)	$787,768	$(558,478)	$93,851	$(472,729)
Cash used in acquisitions [3]	$(977,935)	$—	$—	$—	$—	$(24,131,011)	$(41,666,894)	$(9,102,571)
Cash generated from sales	$—	$—	$—	$—	$—	$—	$—
Cash generated from refinancing [4] [5]	$—	$—	$—	$—	$—	$—	$—	$8,051,794
Cash generated from operations, sales and refinancing	$(1,277,900)	$583,930	$1,070,825	$(319,385)	$787,768	$(24,689,489)	$(41,573,043)	$(1,523,506)
Cash Contributions from investors	$750,000	$—	$—	$—	$—	$25,185,204	$42,694,082	$21,142,414
Cash Contributions from investors—NCI [6]	$—	$—	$—	$—	$—	$125,000	$—	$—
Less: Cash distributions to investors [7]
— from operating cash flow [8]	$—	$—	$—	$(888,149)	$—	$(1,740)	$(5,298)	$(128,094)
— from sales and refinancing	$—	$—	$—	$—		$—	$—
— Withholding tax payment deductions & other	$—	$—	$—	$—	$—	$—	$—	$—
Distributions—NCI [6]	$—	$—	$—	$—	$—	$(2,166)	$(15,000)	$(15,000)
— from other—investor redemptions	$—	$—	$—	$—	$—	$—	$—	$(20,577,875)
Cash generated (deficiency) after cash distributions	$(527,900)	$583,930	$1,070,825	$(1,207,534)	$787,768	$616,809	$1,100,741	$(1,102,061)
Less: Special items (not including sales and refinancing) (identify and quantify)	$—	$—	$—	$—	$—	$—	$—	$—
Cash generated (deficiency) after cash distributions and special items	$(527,900)	$583,930	$1,070,825	$(1,207,534)	$787,768	$616,809	$1,100,741	$(1,102,061)
Distribution Data Per $1000 Invested [9]
Cash Distributions to Investors Source (on GAAP basis)
— Investment income	$—	$—	$—	$51	$—	$0.3	$3.0	$6.9
— Return of capital	$—	$—	$—	$—	$—	$—	$—	$—

Source (on cash basis)
— Sales	$—	$—	$—	$—	$—	$—	$—	$—
— Refinancing	$—	$—	$—	$—	$—	$—	$—	$—
— Operations	$—	$—	$—	$51.0	$—	$0.3	$3.0	$6.9
— other	$—	$—	$—	$—	$—	$—	$—	$—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program).	N/A	100%	100%	100%	100%	N/A	N/A	N/A

[1]Includes realized and unrealized gains (losses) included in the audited financial statements.
[2]Includes interest income earned on time deposits and money market accounts.
[3]Cash flow related to the acquisition of properties have been presented separately in the table.
[4]JT30, JT31 & Timber - Includes syndication costs paid to an affiliate of the sponsor, related to the subscriptions received by the fund.
[5]Premier - Includes proceeds from financing or refinancing placed offset by repayments of any financing.
[6]Premier - Represents contributions and distributions related to non-controlling joint venture partners.
[7]JT30 & JT31 - The gross distribution amount is presented in the period it was earned by the investors. Withholding tax payments made by the Funds on behalf of the investors and later recovered from the investors, as well as other timing considerations related to investor payments are presented separately under this distribution section.
[8]Premier - Distributions are net of asset management fees.
[9]Premier - Distributions reported in this table reflect amounts allocated to one unit issued at fund formation for a unit price of $1,000.

Table IV - Results of Completed Programs
This table shows the summary information of prior programs sponsored by the sponsor that have completed operations during the five years ended December 31, 2020. Each of Jamestown 18, L.P. (“Jamestown 18”), Jamestown 24, L.P. (“Jamestown 24”), Jamestown 25, L.P. (“Jamestown 25”), Jamestown Co-Invest 4, L.P. (“Co-Invest 4”) and Jamestown 28, L.P. (“Jamestown 28”) has investment objectives similar to ours. All figures are through the last full quarter prior to completion of the program unless otherwise noted.

	Jamestown 18	Jamestown 24	Jamestown 25	Co-Invest 4	Jamestown 28
Dollar Amount Raised	$152,500,000	$269,850,000	$431,200,000	$648,400,000	$383,923,003
Number of Properties Purchased [2]	3	3	4	29	3
Date of Closing of Offering	3/1/1998	9/1/2003	5/1/2004	9/1/2007	11/1/2013
Date of First Sale of Property	9/16/2004	12/22/2006	5/15/2007	7/1/2010	11/4/2016
Date of Final Sale of Property	11/30/2011	8/1/2011	11/30/2011	11/1/2016	8/31/2017
Annualized return on investment [1]	17%	21%	18%	1%	9%
Median annual leverage [3]	35%	61%	57%	35%	42%
Receivable on Net Purchase Money Financing	N/A	N/A	N/A	N/A	N/A
[1]Return on investment is calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors multiplied by the number of years from the registrant’s formation
[2]In July 2013, Jamestown made a $150 million preferred equity investment in the Millennium Core Fund, a retail portfolio consisting of nine assets, totaling 1.47 million square feet in New York, Boston, Washington DC, Miami and San Francisco. Jamestown sold its interest in the Millennium Core Fund in May 2017. It is considered as a single asset.
[3]Median annual leverage ratio of median debt and median capital at the fund level.

Table V - Sales or Disposals of Properties by Program
This table shows the sales and disposals of properties for prior programs sponsored by the sponsor during the three years ended December 31, 2020 or are open-ended. Each of Jamestown Premier Property Fund, L.P. (“Premier”), Jamestown 27, L.P. (“Jamestown 27”) and Jamestown 28, L.P. (“Jamestown 28”) has investment objectives similar to ours. All figures are as of December 31, 2020.

Property	Date of Acquisition	Date of Sale	Selling Price, Net of Closing Costs and GAAP Adjustments					Cost of Properties including closing and soft costs			Excess (Deficiency) of Property Operating Cash Receipts Over Cash Expenditures
			Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program	Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvement closing and soft costs	Total
Premier Property Fund
The Davenport	11/24/2014	2/6/2017	$189,874,526	$(68,210,000)	$—	$—	$121,664,526	$68,210,000	$72,088,282	$140,298,282	$59,136,916
Chelsea Market	12/9/2011	3/20/2018	$2,302,847,337	$(454,348,317)	$—	$—	$1,848,499,020	$380,000,000	$546,028,995	$926,028,995	$825,802,668
Broadway Trade Center Note	6/10/2016	6/8/2018	$169,330,318	$—	$—	$—	$169,330,318	$—	$165,308,543	$165,308,543	$36,101,760
Jamestown 28
Milk Studios	2/11/2013	8/31/2017	$206,700,000	$(89,305,000)	$—	$—	$117,395,000	$89,305,000	$70,679,944	$159,984,944	$82,556,793
Millennium Portfolio	7/19/2013	5/31/2017	$192,500,000	$—	$—	$—	$192,500,000	$—	$154,274,861	$154,274,861	$85,790,171
Jamestown 27
Newbury	10/31/2011	11/27/2018	$233,983,974	$(125,000,000)	$—	$—	$108,983,974	$125,000,000	$120,760,639	$245,760,639	$197,513,790
Milk Studios	2/11/2013	5/22/2019	$554,169,020	$(169,190,746)	$—	$—	$387,978,274	$168,500,000	$307,696,772	$476,196,772	$284,972,343
Alameda	1/5/2011	2/20/2020	$196,487,892	$(98,738,614)	$—	$—	$97,749,278	$114,275,000	$209,321,192	$323,596,192	$103,873,743

JAMESTOWN INVEST 1, LLC
Sponsored by Jamestown
UP TO $46,033,490 IN COMMON SHARES
OFFERING CIRCULAR

You should rely only on the information contained in this offering circular. No dealer, salesperson or other individual has been authorized to give any information or to make any representations that are not contained in this offering circular. If any such information or statements are given or made, you should not rely upon such information or representation. This offering circular does not constitute an offer to sell any securities other than those to which this offering circular relates, or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. This offering circular speaks as of the date set forth above. You should not assume that the delivery of this offering circular or that any sale made pursuant to this offering circular implies that the information contained in this offering circular will remain fully accurate and correct as of any time subsequent to the date of this offering circular.

The date of this amended offering circular is September 1, 2021.

PART III - Item 8. Exhibits

Index to Exhibits
Exhibit	Description
2.1*	Certificate of Formation (Incorporated by reference to Exhibit 2.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

2.2*	Certificate of Amendment (Incorporated by reference to Exhibit 2.2 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

2.3*	Amended and Restated Operating Agreement (Incorporated by reference to Exhibit 2.3 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

4.1*	Form of Subscription Agreement (Incorporated by reference to Exhibit 4.1 to the Company's Offering Statement on Form 1-K, filed on April 29, 2020)

4.2*	Form of Subscription Agreement for Subscriptions Originated by StartEngine (Incorporated by reference to Exhibit 4.2 to the Company's Offering Statement on Form 1-U, filed on July 20, 2020)

6.1*	Sub-Advisory Agreement (Incorporated by reference to Exhibit 6.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

6.2*
Membership Interest Purchase Agreement between Jamestown, L.P. and Jamestown Invest 1, OP, L.P. (Incorporated by reference to Exhibit 6.1 to the Company's Offering Statement on Form 1-U, filed on March 16, 2020)

6.3*
Amended and Restated Limited Liability Company Agreement of JT Invest 1 Dairies, LLC between Jamestown Invest 1 OP, L.P. and Jamestown, L.P. (Incorporated by reference to Exhibit 6.2 to the Company's Offering Statement on Form 1-U, filed on March 16, 2020)

8.1*	Escrow Agreement between Jamestown Invest 1, LLC and North Capital (Incorporated by reference to Exhibit 8.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

8.2*
Escrow Services Agreement between Prime Trust, LLC, Jamestown Invest 1, LLC, and StartEngine Primary LLC, dated July 14, 2020 (Incorporated by reference to Exhibit 8.2 to the Company's Offering Statement on Form 1-U, filed on July 20, 2020)

11.1*	Consent of King & Spalding LLP (Incorporated by reference to Exhibit 12.1 to the Company's Offering Statement on Form 1-A POS, filed June 12, 2020)

11.2*	Consent of Moore, Colson & Company, P.C. (Incorporated by reference to Exhibit 11.2 to the Company's Offering Statement on Form 1-A POS, filed June 12, 2020)

12.1*
Opinion of King & Spalding LLP as to the legality of the securities qualified under Post-Qualification on Form 1-A (Incorporated by reference to Exhibit 12.1 to the Company's Offering Statement on Form 1-A POS, filed June 12, 2020)

14.1*
Confirmation of Date of Assumption of Transfer Agent Services between Jamestown Invest 1, LLC and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 14.1 to the Company's Offering Statement on Form 1-K, filed on April 29, 2020)

15.1*	Amended and Restated Operating Partnership Agreement (Incorporated by reference to Exhibit 15.1 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.2*	Draft offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.3*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.4*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.5*	Draft amended offering statement previously submitted pursuant to Rule 252(d) (incorporated by reference to the copy thereof previously made public pursuant to Rule 301 of Regulation S-T)

15.6*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.6 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.7*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.7 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.8*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.8 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

15.9*
Correspondence by or on behalf of the issuer previously submitted pursuant to Rule 252(d) (Incorporated by reference to Exhibit 15.9 to the Company's Offering Statement on Form 1-A, filed on October 24, 2019)

*Previously filed
**Included herein

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A POS and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, on September 1, 2021.

Jamestown Invest 1, LLC
By:	/s/ Matt Bronfman
Name:	Matt Bronfman
Title:	Chief Executive Officer

Date:	September 1, 2021

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Matt Bronfman	Chief Executive Officer of Jamestown Invest 1, LLC (Principal Executive Officer)	September 1, 2021
Matt Bronfman

/s/ Chris Kopecky	Chief Financial Officer and Chief Accounting Officer of Jamestown Invest 1, LLC (Principal Financial Officer and Principal Accounting Officer)	September 1, 2021
Chris Kopecky